   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 1996

                                                      REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                            CHARTWELL LEISURE INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------
        DELAWARE                                           22-3326054
     (STATE OR OTHER                                    (I.R.S. EMPLOYER
     JURISDICTION OF                                 IDENTIFICATION NUMBER)
    INCORPORATION OR           605 THIRD AVENUE
      ORGANIZATION)        NEW YORK, NEW YORK 10158
                                (212) 692-1400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ---------------
                               RICHARD L. FISHER
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                               605 THIRD AVENUE
                           NEW YORK, NEW YORK 10158
                                (212) 692-1400
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------
                                  COPIES TO:
       JOHN N. TURITZIN, ESQ.             RICHARD D. TRUESDELL, JR., ESQ.
          BATTLE FOWLER LLP                    DAVIS POLK & WARDWELL
         75 EAST 55TH STREET                   450 LEXINGTON AVENUE
      NEW YORK, NEW YORK 10022               NEW YORK, NEW YORK 10017
           (212) 856-7000                         (212) 450-4000

                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------
                        CALCULATION OF REGISTRATION FEE
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
                                             PROPOSED
                                             MAXIMUM        PROPOSED
                                AMOUNT      OFFERING         MAXIMUM       AMOUNT OF
  TITLE OF EACH CLASS OF         TO BE        PRICE         AGGREGATE     REGISTRATION
SECURITIES TO BE REGISTERED  REGISTERED(1) PER SHARE(2) OFFERING PRICE(2)    FEE(3)
--------------------------------------------------------------------------------------
Common Stock,
 $.01 par value per share..    5,175,000     $13.125       $67,921,875      $20,583

-------------------------------------------------------------------------------
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(1) Includes 675,000 Shares of Common Stock which the Underwriters have the right to purchase to cover over-allotments.
(2) Estimated solely for the purpose of calculating the amount of the registration fee.
(3) Calculated pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based on the average high and low prices reported on the NASDAQ National Market on November 20, 1996 of $13 1/2 and $12 3/4.

                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                               EXPLANATORY NOTE

  This Registration Statement contains two separate prospectuses. The first prospectus relates to a public offering in the United States and Canada of an aggregate of 3,600,000 shares of Common Stock (the "U.S. Offering"). The second prospectus relates to a concurrent offering outside the United States and Canada of an aggregate of 900,000 shares of Common Stock (the "International Offering" and, together with the U.S. Offering, the "Offering"). The prospectuses for each of the U.S. Offering and the International Offering will be identical with the exception of the alternate front cover page for the International Offering. Such alternate page appears in this Registration Statement immediately following the complete prospectus for the U.S. Offering.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL, OR + +THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject To Completion)
Issued November 22, 1996

                                4,500,000 Shares

                             Chartwell Leisure Inc.

                                  COMMON STOCK

                                  -----------

  OF  THE 4,500,000 SHARES  OF COMMON STOCK  BEING OFFERED, 3,600,000  SHARES
     ARE BEING  OFFERED INITIALLY IN THE  UNITED STATES AND CANADA  BY THE
        U.S.  UNDERWRITERS  AND   900,000  SHARES   ARE  BEING  OFFERED
           INITIALLY OUTSIDE  THE UNITED  STATES  AND CANADA  BY  THE
             INTERNATIONAL  UNDERWRITERS. SEE "UNDERWRITERS."  ALL
                OF  THE   4,500,000  SHARES  OF   COMMON  STOCK
                OFFERED  HEREBY   ARE  BEING  OFFERED   BY  THE
                COMPANY.

                                  -----------

  THE COMPANY'S COMMON STOCK IS QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "CHRT." ON NOVEMBER 20, 1996, THE REPORTED LAST SALE PRICE OF THE COMMON
           STOCK ON THE NASDAQ NATIONAL MARKET WAS $13 1/2 PER SHARE.

                                  -----------

SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROSPECTUS FOR INFORMATION THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY  REPRESENTATION  TO  THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                                     UNDERWRITING
                                           PRICE TO DISCOUNTS AND   PROCEEDS TO
                                            PUBLIC  COMMISSIONS(1) COMPANY(2)(3)
                                           -------- -------------- -------------
Per Share.................................   $           $              $
Total(3)..................................   $           $             $

-----
 (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
 (2) Before deducting expenses of the Offering payable by the Company, estimated at $1,200,000.
 (3) The Company has granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 675,000 additional Shares of Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and the
     proceeds to the Company will be $   , $    and $   , respectively. See
     "Underwriters."

                                  -----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about      , 1997, at the office of
Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.

                                  -----------

MORGAN STANLEY & CO.
        Incorporated

          BEAR, STEARNS & CO. INC.
                   MONTGOMERY SECURITIES


                                                          CHASE SECURITIES INC.

   , 1997

                     [ARTWORK TO BE PROVIDED BY AMENDMENT]


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

  No action has been or will be taken in any jurisdiction by the Company or any Underwriter that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.

  In this Prospectus references to "dollars" and "$" are to United States dollars unless otherwise stated, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to jurisdiction. When Canadian dollar amounts have been expressed in U.S. dollars, an exchange rate of approximately $1.36 Canadian dollars per U.S. dollar, (the prevailing exchange rate on October 1, 1996) has been applied.

                               ----------------

                               TABLE OF CONTENTS

                                   PAGE
                                   ----
Prospectus Summary................   4
Risk Factors......................  10
Use of Proceeds...................  16
Price Range of Common Stock.......  16
Dividend Policy...................  16
Capitalization....................  17
Selected Financial Data...........  18
Pro Forma Condensed Consolidated
 Financial Statements.............  19
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations........  27
Business..........................  35
Management........................  53

                                     PAGE
                                     ----
Certain Transactions...............   56
Principal Stockholders.............   63
Description of Capital Stock.......   65
Shares Eligible for Future Sale....   69
Certain Federal Income Tax Conse-
 quences to Non-United States Hold-
 ers...............................   69
Underwriters.......................   73
Legal Matters......................   76
Experts............................   76
Additional Information.............   76
Incorporation of Certain
 Information by Reference..........   77
Index to Consolidated Financial
 Statements........................  F-1

                               ----------------

            CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

  The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The factors discussed under "Risk Factors," among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Prospectus, including, without limitation, in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," filings by the Company with the Securities and Exchange Commission (the "Commission"), in the Company's press releases and in oral statements made by authorized officers of the Company. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere or incorporated by reference in this Prospectus. Unless otherwise indicated, all information in the Prospectus assumes (i) no exercise of the U.S. Underwriters' over-allotment option and
(ii) an offering price of $13.50 per share, which is the reported last sale price of the Common Stock, $0.01 par value per share (the "Common Stock"), set forth on the cover page of the Prospectus (the "Offering Price"). See "Underwriters." Unless the context otherwise requires, all references in this Prospectus to the Company include the Company, its subsidiaries and their respective predecessors, and references to "hotels" include both hotels and motels.

                                  THE COMPANY

  Chartwell Leisure Inc. ("Chartwell" or the "Company") is an opportunistic acquiror of diversified hotel properties that it believes provide the potential for cash flow and earnings growth, principally through rebranding, repositioning, reimaging and remarketing. Chartwell owns, directly or with joint venture partners, 134 hotel properties in both the full-service and limited-service segments, including approximately 11,580 guest rooms, located in 26 states and six Canadian provinces. In the full-service segment, Chartwell operates 27 hotels aggregating approximately 5,430 guest rooms that contributed 57% of Chartwell's gross room revenues (including gross room revenues of unconsolidated joint ventures) during the nine-month period ended September 30, 1996 on a pro forma basis. Chartwell's remaining 107 hotels, consisting of approximately 6,150 rooms, operate in the limited-service segment, principally under the Travelodge(R) brand.

  Chartwell was spun off from HFS Incorporated ("HFS") in 1994 and until late 1995 was engaged in the business of investing in casino gaming facilities. In December 1995, an investment group ("CL Associates") primarily consisting of members of the Fisher Brothers family and a trust for the benefit of Gordon Getty and members of his family acquired a 16.6% equity interest in Chartwell by purchasing newly issued shares of Common Stock. In connection with that purchase, Richard L. Fisher, a member of the Fisher Brothers family, was elected to Chartwell's Board of Directors and to the chairmanship of Chartwell's executive committee. At the same time, Chartwell's Board of Directors decided to redirect the focus of Chartwell's business from gaming to lodging and Chartwell agreed to acquire full and partial interests in 115 Travelodge hotels, consisting of approximately 8,000 guest rooms, from Forte Hotels, Inc. (the "Travelodge Acquisition") for approximately $98 million (a cost of approximately $13,000 per guest room after accounting for joint venture interests and other assets acquired).

  In connection with the closing of the Travelodge Acquisition in January 1996, Chartwell agreed in principle to issue four million shares of Common Stock for an aggregate purchase price of $57 million to an expanded investment group, consisting of CL Associates and a limited liability company ("FSNL") owned principally by a trust for the benefit of Charles de Gunzburg (the "CL Associates/FSNL Investment"), Mr. Fisher was elected Chairman and Chief Executive Officer of Chartwell, a new senior management team was assembled, and Mr. Fisher and that new management team began to implement Chartwell's current strategy. Since that time, Chartwell has (i) increased revenue per available room ("REVPAR") for the nine months ended September 30, 1996 by approximately 10% (excluding joint venture partner interests in joint ventures) compared to the same period in 1995 at the hotels acquired in the Travelodge Acquisition,
(ii) acquired 21 Travelodge hotels in Canada (including a one-half interest in a joint venture) totalling approximately 3,500 guest rooms, for approximately $77 million (a cost of approximately $22,000 per guest room) (the "Canadian Acquisition"), (iii) obtained the 30-year exclusive master franchise licenses for the Travelodge brand in Canada and Mexico, and (iv) formed a joint venture with Grupo Piasa, S.A. de C.V., a diversified Mexican real estate and development company ("Grupo Piasa"), for the purpose of developing and operating Travelodge hotels throughout Mexico ("Chartwell de Mexico"). Chartwell has curtailed future activities in the gaming industry and, during the nine-month period ended September 30, 1996, derived no operating revenues from gaming.

  Many of Chartwell's Travelodge properties are situated in premier locations, such as San Francisco's Fisherman's Wharf, San Diego's Harbor Island and Walt Disney World Village, where development of new hotels is limited by significant barriers to entry, including availability of financing, strict zoning regulations and limited, high-cost development sites. Chartwell is the largest owner of Travelodge hotels in North America. Travelodge, a franchise brand owned by HFS, is the fourth largest limited-service hotel chain in North America in number of rooms, with over 500 hotel properties and approximately 43,000 guest rooms. The Travelodge brand is designed to attract the economy-conscious leisure and business traveler seeking room quality and hotel locations that are generally comparable to those of mid-price hotels, but at lower average room rates. In Canada, Travelodge is primarily a full-service hotel chain.

COMPETITIVE STRENGTHS

  Chartwell believes that its primary competitive strengths include the following:

  . Experienced Management Team. Chartwell's senior management team has substantial hotel acquisition, development and operations experience. Richard L. Fisher, the Chairman of the Board and Chief Executive Officer of Chartwell, and Martin L. Edelman, the President of Chartwell, are also partners, and are actively involved, in a series of private partnerships that own a portfolio consisting of 68 hotel properties aggregating approximately 11,500 guest rooms and various mortgage loans to other hotels. In addition, Mr. Fisher is a principal of Fisher Brothers, one of the largest owners of commercial real estate in New York City and Mr. Edelman is an attorney who has negotiated and advised clients in the acquisition and development of hotels for more than 15 years.

  . Brand and Market Flexibility. Chartwell's flexible acquisition, development and repositioning strategy permits Chartwell to own and operate hotels in different market segments and under different franchise brands. This strategy enables Chartwell to capture opportunities to reposition properties in an optimal manner.

  . Significant Borrowing Capacity. After giving effect to the use of proceeds of the Offering, Chartwell will continue to have available approximately $115 million under its $150 million committed line of credit. In addition, HFS has agreed to guarantee up to $75 million of borrowings under this credit facility through February 2003 (the "HFS Guarantee"), providing Chartwell with a favorable borrowing rate under the facility. Management believes that Chartwell's availability under its line of credit, together with the HFS Guarantee, provide Chartwell with significant borrowing capacity to fund its growth through the acquisition, development and repositioning of hotels.

  . Strategic Relationship with HFS. Since the spin-off of Chartwell from
    HFS, Chartwell has continued its strategic relationship with HFS. Chartwell is the largest franchisee of HFS' Travelodge brand; three of Chartwell's directors are directors of HFS, including Henry R. Silverman, the Chairman of the Board and Chief Executive Officer of HFS; Chartwell's President is a director of HFS and a member of its executive committee; and HFS has provided the HFS Guarantee.

  . Owner and Operator of Hotels. Chartwell owns and operates, directly or with joint venture partners, all of its hotels. Chartwell believes that this commitment to hotel equity ownership, together with its experienced in-house hotel management team, enables Chartwell to ensure the achievement of consistent, high quality standards at its hotels, which has contributed to improved hotel operating performance. Chartwell believes that this commitment allows it to maximize control over its hotels and to capture the benefits from their improved operating performance.

GROWTH STRATEGY

  Chartwell's new senior management team has implemented multiple strategies to increase cash flow, earnings and shareholder value by (i) internal growth through an extensive capital investments program, the rebranding and repositioning of its existing hotels and the reimaging and remarketing of the Travelodge brand name, while controlling costs and (ii) external growth through increasing and diversifying Chartwell's hotel portfolio by selectively acquiring and developing hotels in different market segments and geographic regions.

    INTERNAL GROWTH OPPORTUNITIES: Chartwell believes that the hotels it acquired in the Travelodge Acquisition and the Canadian Acquisition, and the Travelodge brand as a whole, were allowed to significantly underperform their potential and believes that capital investments and operational changes designed to bring the performance of these hotels up to industry averages or higher offer the potential for significant earnings growth at these hotels.

  . Capital Investments: Chartwell has launched an extensive capital improvement program to increase room and occupancy rates of its hotels by improving the quality of its properties. By mid-1997, Chartwell intends to have completed approximately $30 million in capital improvements at its current hotels in addition to amounts budgeted for regular capital maintenance. This program is expected to enhance the competitiveness of its Travelodge hotels and increase profitability.

  . Strategic Repositioning and Redevelopment of Current Hotels: Chartwell believes there is significant potential to increase REVPAR at selected hotels by repositioning those hotels through renovation and refurbishment as well as rebranding to more appropriate franchise affiliations. For example, Chartwell has converted the 476-room Travelodge hotel at Kennedy Airport in New York and its 236-room Travelodge hotel in Portland, Oregon to Ramada Plaza hotels, the premier Ramada(R) brand, expects to convert its 207-room Travelodge hotel in San Diego, California to a Hilton(R) hotel and expects to add approximately 200 guest rooms at its Travelodge hotel at Walt Disney World Village and approximately 100 guest rooms at its Travelodge hotel at Fisherman's Wharf in San Francisco.

  . Reimaging and Remarketing the Travelodge Brand Name: HFS has implemented a program in cooperation with Chartwell to revitalize the Travelodge brand name, which includes (i) the proposed expenditure of approximately $5.5 million budgeted by HFS through December 31, 1997 for marketing the Travelodge brand name, (ii) the reintroduction of the Sleepy Bear mascot and (iii) the introduction of a program that will reward guests with "Travel Miles," exchangeable for gifts. In addition, Chartwell has budgeted approximately $3 million for marketing individual hotels, generally in their local markets.

    EXTERNAL GROWTH OPPORTUNITIES:

  . Acquisition of Hotels: Chartwell seeks to continue the acquisition of underperforming hotels or portfolios of hotels throughout North America that are candidates for improved operating performance by implementing Chartwell's growth strategy of refurbishing, rebranding, repositioning, and reimaging underperforming hotels. Chartwell is uniquely positioned through its expertise, industry contacts and financial resources to pursue this acquisition strategy across all hotel market segments and geographic regions. The Canadian Acquisition, which contributed approximately 30% of Chartwell's total revenues on a pro forma basis during the nine-month period ended September 30, 1996, is the first example of the implementation of this strategy since the Travelodge Acquisition.

  . Selected Development of Hotels: Selected development of new hotels is a key part of Chartwell's external growth program. For example, through Chartwell de Mexico, Chartwell intends to establish Travelodge as the first major limited-service hotel chain in Mexico by developing up to 30 Travelodge facilities throughout Mexico. Chartwell de Mexico is to be funded with up to $20 million in capital contributions, of which half are to be contributed by Chartwell and half to be contributed by Grupo Piasa. In the United States, Chartwell has begun development of two hotels: a 100-room Fairfield Suites(R) in Santa Fe, New Mexico, scheduled for completion in late 1997, and a 112-room Wingate InnSM at Dallas/Fort Worth International Airport scheduled for completion in late 1997.

                                  THE OFFERING

Common Stock offered
  U.S. Offering..............................   3,600,000 shares
  International Offering.....................     900,000 shares
                                                ----------------
  Total......................................   4,500,000 shares
  Common Stock to be outstanding
   after the Offering(1).....................  13,976,600 shares
                                               -----------------
                                               -----------------
Use of Proceeds..............................  Repayment of certain outstanding indebtedness.
                                                See "Use of Proceeds."
NASDAQ Symbol................................  CHRT

--------
(1) Based upon the number of shares of Common Stock outstanding as of November 15, 1996. Excludes an aggregate of 3,000,000 shares of Common Stock reserved for issuance under the Company's 1994 Stock Option Plan (the "Stock Option Plan") as of November 15, 1996, including 2,137,000 shares as to which options were then outstanding, of which 46,000 were exercisable on such date. Also excludes 389,630 shares reserved for issuance under HFS' 1992 Incentive Stock Option Plan as of November 15, 1996, including 389,630 shares as to which options were then outstanding, of which 313,520 were exercisable on such date. See "Description of Capital Stock" and "Principal Stockholders."

                                   BACKGROUND

  The Company's original gaming business was conducted as a division of HFS from August 1993 until September 1994, when the Company was formed as National Gaming Corp., a Delaware corporation and a wholly owned subsidiary of HFS created for the purpose of carrying on that business. In November 1994, the Company became an independent public company when HFS distributed all of the outstanding shares of the Company's Common Stock to the stockholders of HFS (the "Distribution"). In January 1996, the Company's name was changed to National Lodging Corp., and on August 8, 1996, the Company's name became Chartwell Leisure Inc. The Company's principal executive offices are located at 605 Third Avenue, New York, New York 10158, and its telephone number is (212) 692-1400.

  The occupancy, average daily room rate ("ADR") and REVPAR data for the hotel industry referred to in this Prospectus are derived from information compiled by Smith Travel Research, Inc. ("Smith Travel Research"). Smith Travel Research has not provided any form of consultation, advice or counsel regarding any aspect of, and is in no way associated with, the Offering.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

  The following tables present summary pro forma financial data for the business of the Company as of, and for the nine-month period ended, September 30, 1996, for the nine-month period ended September 30, 1995 and for the one-year period ended December 31, 1995. The pro forma financial data has been presented to reflect the results of the Company's business operations as if the Travelodge Acquisition, the Canadian Acquisition, the CL Associates/FSNL Investment (which closed in August 1996) and the Offering had occurred on January 1, 1995.

  The information in these tables is qualified by and should be read in conjunction with the "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Condensed Consolidated Financial Statements," and the pro forma financial statements of the Company and notes thereto included elsewhere herein or incorporated by reference in this Prospectus.

                                          PRO FORMA
                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,             PRO FORMA
                                 ---------------------------      YEAR ENDED
                                   1996           1995        DECEMBER 31, 1995
                                 ------------  -------------  ------------------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
REVENUE:
Hotel revenue..................  $     82,562  $      74,588      $     95,252
Management fee and other in-
 come..........................         4,491          4,057             5,623
Equity in earnings of unconsol-
 idated hotel joint ventures...         5,230          4,688             5,350
                                 ------------  -------------      ------------
 Total revenue.................        92,283         83,333           106,225
                                 ------------  -------------      ------------
OPERATING EXPENSES:
Hotel operating expense........        35,802         33,455            43,191
General and administrative.....        13,922         13,974            17,023
Marketing, franchise & reserva-
 tion fees.....................         8,772          8,390            10,737
Maintenance and property tax-
 es............................         7,365          6,768             8,620
Rent...........................         4,119          3,425             4,700
Depreciation and amortization..         9,499          9,119            11,794
Other..........................         2,966          2,162             3,748
Minority interest..............         1,005            850             1,088
General and administrative re-
 lated party(1)................         1,147          1,339             1,747
Gaming development costs.......           --          14,953            15,482
Provision for losses on gaming
 assets........................        14,240            --                --
                                 ------------  -------------      ------------
 Total operating expenses......        98,837         94,435           118,130
                                 ------------  -------------      ------------
OPERATING LOSS(2)..............        (6,554)       (11,102)          (11,905)
INTEREST EXPENSE--NET..........         2,065          1,004             1,435
                                 ------------  -------------      ------------
LOSS BEFORE INCOME TAX EX-
 PENSE.........................        (8,619)       (12,106)          (13,340)
INCOME TAX EXPENSE.............           213            709               709
                                 ------------  -------------      ------------
NET LOSS(3)....................  $     (8,832) $     (12,815)     $    (14,049)
                                 ============  =============      ============
PER SHARE INFORMATION:
Net Loss.......................  $      (0.61) $       (0.94)     $      (1.03)
                                 ============  =============      ============
Weighted average common shares
 outstanding...................        14,368         13,612            13,599
OTHER DATA:
EBITDA before gaming ex-
 penses(4).....................  $     18,760  $      14,617      $     17,553
EBITDA margin before gaming ex-
 penses(5).....................          20.3%          17.5%             16.5%

                                                         SEPTEMBER 30, 1996
                                                     ---------------------------
                                                     PRO FORMA(6) AS ADJUSTED(7)
                                                     ------------ --------------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets........................................   $235,882      $235,882
Total debt..........................................     90,683        35,082
Stockholders' equity................................    125,828       181,429

--------
(1) General and administrative related party is for contractual advisory and other fees paid to HFS pursuant to an advisory services contract. The Company and HFS agreed to terminate, effective as of December 31, 1996, this advisory services contract, which requires the Company to make annual payments of $1.5 million to HFS through 2019. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) Includes a $14.2 million non-cash provision for losses on gaming assets for the nine-month period ended September 30, 1996. Without this provision, the Company would have reported pro forma operating income of $7.7 million for the nine-month period ended September 30, 1996.
(3) Pro forma net loss does not include extraordinary loss on early extinguishment of debt in the amount of approximately $1.5 million reflected in historical statement of operations for the nine-months ended September 30, 1996.
(4) EBITDA before gaming expenses represents earnings before extraordinary items, losses on gaming assets and gaming development costs, interest expense, provision for income taxes (if applicable) and depreciation and amortization (plus depreciation, amortization and interest expense of joint venture interests in the amount of $1.6 million and $1.6 million for the nine-month periods ended September 30, 1996 and 1995, respectively, and $2.2 million for the period ended December 31, 1995) and excludes interest income on cash investments. EBITDA is used by the Company for the purpose of analyzing its operating performance, leverage and liquidity. Such data are not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity.
(5) EBITDA margin before gaming expenses represents EBITDA before gaming expenses divided by total revenues.
(6) The pro forma balance sheet data give effect to the Canadian Acquisition and related borrowings that occurred on October 1, 1996.
(7) Adjusted to reflect the sale of 4,500,000 shares of Common Stock offered hereby at the Offering Price and the application of the estimated net proceeds therefrom (after deduction of the underwriting discounts and commissions and estimated expenses of the Offering) as described in "Use of Proceeds."

                                 RISK FACTORS

  Prospective investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby.

EXPANSION RISKS

  The Company's strategy includes increasing the number of its hotels through the acquisition and the redevelopment of existing hotels and development of new hotels. The Company's ability to expand depends on a number of factors, including the selection and availability of suitable locations at acceptable prices, the hiring and training of sufficiently skilled management and personnel and the availability of financing. There can be no assurance that financing, or desirable locations for acquisitions or new development, will be available or, if available, will be on terms acceptable to the Company.

  Acquisition Risks: Expansion by acquisition of hotels entails risks that investments will fail to perform in accordance with expectations and that the anticipated costs of renovation or conversion will prove inaccurate, as well as general investment risks associated with any new real estate investment. In connection with acquired properties, the Company will incur additional costs relating to renovation and, if applicable, rebranding activities and operating expenses, which could adversely affect the Company's financial performance. Newly opened hotels generally begin with lower occupancy and room rates and improve those rates over time.

  Development Risks: Expansion by development of new hotels is subject to a number of risks, including site acquisition cost and availability, risks of construction delay, inclement weather and labor or material shortages or cost overruns, risks that properties will not achieve anticipated occupancy levels or sustain expected room rate levels and commencement risks such as receipt of zoning, occupancy and other required governmental permits and authorizations, which in each case could adversely affect the Company's financial performance.

  Redevelopment Risks: The redevelopment of hotels involves risks associated with construction and renovation of real property, including the possibility of construction cost overruns and delays due to various factors (including receipt of regulatory approvals, inclement weather and labor or material shortages) and market or site determination after acquisition or renovation. The operations at the hotels under redevelopment can be substantially curtailed during portions of the redevelopment activity.

  There can be no assurance that the Company's expansion strategy will be implemented successfully. The Company's inability to successfully implement its expansion plans would limit the Company's ability to grow its revenue base. Furthermore, there can be no assurance that suitable hotel acquisition candidates or development sites will be located, that hotel acquisitions can be consummated successfully or that acquired or developed hotels can be operated profitably or integrated successfully into the Company's operations.

LODGING INDUSTRY RISKS

  The lodging industry in general may be adversely affected by such factors as changes in national and regional economic conditions (particularly in geographic areas in which the Company has a high concentration of hotels), changes in local market conditions, oversupply of hotel space or a reduction in local demand for rooms and related services, competition in the hotel industry, changes in interest rates, the availability of financing and other factors relating to the operation of hotels.

  Operating Risks: Operating factors affecting the Company and the lodging industry generally include (i) competition from other hotels, motels and recreational properties, (ii) demographic changes, (iii) the recurring need for renovations, refurbishment and improvements of hotels and increased expenses related to hotel security, (iv) restrictive changes in zoning and similar land use laws and regulations, or in health, safety, disability and environmental laws, rules and regulations, (v) changes in government regulations that influence or determine wages, prices or construction costs,
(vi) changes in the characteristics of hotel locations, (vii) the inability to secure property and liability insurance to fully protect against all losses or to obtain such insurance at reasonable costs, (viii) changes in real estate tax rates and other operating costs, (ix) changes or cancellations in local tourist, athletic or cultural events, (x) changes in travel patterns that may be affected by increases in transportation costs or gasoline prices, changes in airline schedules and fares, strikes, weather patterns or relocation or construction of highways, (xi) increases in operating expenses and litigation as a result of injuries to guests, and (xii) changes in brand identity and reputation. Unexpected or adverse changes in any of the foregoing factors could have a material adverse effect on the Company's business, assets, financial condition or results of operations.

  Cyclicality: The hotel industry is subject to periods of cyclical growth and downturn. In the past, the hotel industry has experienced cyclical downturns resulting from, among other things, overbuilding in the industry and sluggish general economic conditions in the United States. There can be no assurance that downturns or prolonged adverse conditions in the hotel industry, in real estate or capital markets or in national or local economics will not have a material adverse impact on the Company. In addition, the Company's hotels are located throughout the United States and Canada, but the Company has a geographic concentration of hotels in the State of California. As a result, the Company's cash flow may be affected by economic conditions and demand for hotel rooms within the State of California.

  Seasonality: The hotel industry is seasonal in nature. Room occupancy rates at the Company's hotels are affected by normally recurring seasonal patterns and, in most locations in the United States and Canada, are higher in the late spring through early fall months (May through October) than during the balance of the year, with the lowest occupancy rates occurring in the first quarter of the year. As a result, the Company expects to experience seasonal lodging revenue patterns similar to the hotel industry with the summer months, due to the increase in leisure travel, producing a higher revenue than other periods during the year.

IMPORTANCE OF FRANCHISOR RELATIONSHIPS

  Substantially all of the Company's hotels are operated under the Travelodge brand name pursuant to franchise agreements with affiliates of HFS. The Company expects that substantially all of the hotels that it acquires or develops in the future will be operated under hotel brands franchised by major hotel franchisors. While the Company believes that franchise arrangements offer the Company competitive advantages over non-franchised lodging properties, the value of a brand name under which the Company's hotels operate and, as a result, the Company's business as a whole, could be adversely affected by a number of factors relating to the franchisor of that brand over which the Company has no control. These risks include the general reputation of the brand and the success of the franchisor's marketing efforts. In addition, pursuant to the terms of an applicable franchise agreement, a franchisor can terminate the agreement if, among other things, its quality standards are not maintained or if payments due are not made in a timely fashion. If any of the franchise agreements were terminated by the franchisor, the Company could explore entering into a franchise agreement with another franchisor. There can be no assurance, however, that a desirable replacement relationship would be available. In addition, under the franchise agreements covering the Company's Travelodge hotels, the franchisor controls the marketing and promotional aspects of the Travelodge brand. The Company's program to revitalize the Travelodge brand name through increased promotional expenditures is dependent upon the cooperation of HFS as franchisor of the Travelodge name.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  The Company has begun to expand its hotel operations in Mexico and Canada. As a result, the Company's operations may be affected adversely as a result of political changes or instability, general economic conditions, the imposition of regulations relating to the ownership of hotel properties or real estate or the franchising of hotel properties, the imposition of taxes, and other charges on international business activities, in Mexico or Canada, and the fluctuations in the value of the U.S. dollar against the Canadian dollar or the Mexican peso, as the case may be, or restrictions on international currency transactions.

RISKS OF NEW MANAGEMENT TEAM

  The Company's senior management team, including the Chief Executive Officer, the President, the Chief Operating Officer and the Chief Financial Officer, have been appointed only recently and have had only a limited opportunity to work as a management team. As a result, there can be no assurance that the Company's management team will be successful in managing the operations of the Company or be able to effectively implement the Company's business and expansion strategy. See "Management."

RELIANCE ON CURRENT MANAGEMENT

  Although the Company's management team includes individuals with substantial experience in operating, managing, developing and acquiring hotels and real estate properties, the Company relies upon the services and expertise of Richard L. Fisher, the Company's Chairman and Chief Executive Officer, Martin
L. Edelman, a Director and the Company's President, Ronald E. Jackson, its Chief Operating Officer and Kenneth J. Weber, its Chief Financial Officer. The occurrence of any event which would cause the Company to lose the services of any of Messrs. Fisher, Edelman, Jackson or Weber could have a material adverse effect on the Company. The Company has purchased $5 million key-man life insurance policies covering each of Messrs. Fisher and Edelman, and $2 million key-man life insurance policies covering each of Messrs. Jackson and Weber. There is no assurance, however, that the Company will continue to maintain such insurance policies in effect or that any proceeds thereof would be sufficient to compensate the Company for the loss of services of any of Messrs. Fisher, Edelman, Jackson or Weber. See "Management--Directors and Executive Officers." In addition to the substantial amounts of time that Messrs. Fisher and Edelman devote to the Company's business activities, both Messrs. Fisher and Edelman engage in other business activities. Neither Mr. Fisher nor Mr. Edelman has an employment agreement with the Company. See "Management."

RELATIONSHIP WITH HFS

  In addition to the Company's relationship with HFS as the franchisor of the Travelodge brand name under which substantially all of the Company's hotels operate, $75 million of the Company's Credit Facility (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Credit Facilities--General") is guaranteed by HFS. The amount and availability of the Credit Facility could be adversely affected by adverse changes in the financial condition of HFS. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

CONFLICTS OF INTEREST

  Three members of the Company's Board of Directors also serve as directors of HFS. This commonality of directors could result in various conflicts of interest with respect to the administration of the ongoing relationships between HFS and the Company. In particular, conflicts may arise with respect to various agreements, such as franchise agreements, entered into between the Company and HFS. No assurance can be given that all conflicts will be resolved in favor of the Company and its stockholders.

RISKS ASSOCIATED WITH OWNING REAL ESTATE

  The Company's investments will be subject to varying degrees of risk generally incident to the ownership of real estate. These risks include, among others, changes in national, regional and local economic conditions, local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, the potential for uninsured casualty and other losses, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war and adverse changes in zoning laws and other regulations, many of which are beyond the control of the Company. In addition, real estate investments are relatively illiquid, which means that the ability of the Company to vary its portfolio of hotels in response to changes in economic and other conditions may be limited. If the Company must sell an investment, there can be no assurance that the Company will be able to dispose of it in the time period it desires or that the sale price of any investment will recoup or exceed the amount of the Company's investment.

RISK OF EXPIRATION OF GROUND LEASES

  Approximately 67% of the Company's hotels are located on property covered by ground leases with unaffiliated third parties. These hotels in the aggregate contributed approximately 53% of the Company's pro forma hotel operating profits (hotel revenue less hotel operating expense, rent, property taxes, franchise and marketing fees excluding depreciation) and a greater percentage of its revenues during the nine-month period ended September 30, 1996, assuming the Travelodge Acquisition and the Canadian Acquisition had occurred on January 1, 1995. Of those hotels, the hotels located on ground leases scheduled to expire during each of the five-year periods ending December 31, 2001, December 31, 2006, December 31, 2011 and thereafter contributed approximately .6%, 8.5%, 13.0% and 30.4%, respectively, of the Company's pro forma hotel operating profits (hotel revenue less hotel operating expense, rent, property taxes, franchise and marketing fees excluding depreciation) during the nine-month period ended September 30, 1996. Although the Company intends to attempt to obtain renewals of the ground leases or the purchase of the real property from the lessor when it considers renewal or purchase to be advantageous, there can be no assurance that the Company will be able to do so. The Company's failure to renew these ground leases or purchase the real property from the lessor could adversely affect the Company's financial performance.

COMPETITION

  The hotel industry is highly competitive. The success of a hotel in its market, in large part, is dependent upon its ability to compete in such areas as reasonableness of room rates, quality of accommodations, service level and convenience of location. The Company's hotels compete with existing hotel facilities in their geographic markets, as well as future hotel facilities that may be developed in proximity to the existing hotels. The Company's hotels generally operate in areas that contain numerous competitors. The Company's hotels compete with numerous other hotels, motels and other lodging establishments in their market areas. Chains such as Days Inn and Howard Johnson, both of which are franchised by HFS, Comfort Inns, Fairfield Inns, Hampton Inns, La Quinta, Motel 6 and Red Roof Inns are direct competitors of the Company's limited-service Travelodge brand hotels and Ramada, Holiday Inn and Quality Inns are direct competitors of the Company's full-service hotels. Demographic, geographic or other changes in one or more of the Company's markets could impact the convenience or desirability of the sites of certain hotels, which would adversely affect the operations of those hotels. There can be no assurance that new or existing competitors will not significantly lower rates or offer greater convenience, services or amenities or significantly expand or improve facilities in a market in which the Company's hotels compete, thereby adversely affecting the Company's operations. See "Business-- Competition." In addition, some of the Company's competitors have a larger network of locations and greater resources than the Company. These competitors may generally be able to accept more risk than the Company can prudently manage, including risks with respect to the geographic proximity of its investments. Competition may generally reduce the number of suitable hotel acquisition opportunities offered to the Company and increase the bargaining power of property owners seeking to sell, which could adversely affect the Company's financial performance.

CONTROL BY PRINCIPAL STOCKHOLDERS

  After consummation of the Offering, CL Associates and FSNL will beneficially own 4,904,930 shares of the Company's Common Stock, representing 35.1% (33.5% if the U.S. Underwriters' over-allotment option is exercised in full) of the outstanding shares of Common Stock, and will have voting and investment power with respect to such stock. Accordingly, CL Associates and FSNL will retain effective control, subject to the terms of the Stock Purchase Agreement (as defined in "Certain Transactions--Stock Purchase Agreement"), over the election of Directors of the Company and most corporate actions, as well as the outcome of most issues submitted to the Company's stockholders. Certain conflicts of interest may arise between CL Associates, FSNL and their affiliates and the Company. Such conflicts could arise with respect to business dealings between CL Associates, FSNL and their affiliates and the Company and other corporate matters. However, pursuant to the Stock Purchase Agreement, CL Associates and FSNL have agreed to certain limitations on their activities and certain limits on the exercise of their control over the Company after the Closing. See "Certain Transactions--Relationships with CL Associates and FSNL."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have a total of 13,976,600 shares of Common Stock outstanding (based on the number of shares outstanding on November 20, 1996). The 4,904,930 shares of

Common Stock held by CL Associates and FSNL, each of whom may be deemed to be an "affiliate" of the Company, are "restricted" securities within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act" or "Act"). Generally, under Rule 144, a person, including a person who may be deemed an "affiliate" of the Company, who has held restricted shares for two years may sell such shares, subject to certain volume limitations and other restrictions, without registering them under the Act. The Company, its directors and executive officers have agreed that during the period commencing on the date hereof and ending 90 days after the date of this Prospectus (the "90 Day Lock-up Period"), and CL Associates and FSNL have agreed that during the period commencing on the date hereof and ending 180 days after the date of this Prospectus (the "180 Day Lock-up Period"), without the prior written consent of Morgan Stanley & Co. Incorporated ("Morgan Stanley") on behalf of the Underwriters, they will not, subject to certain exceptions, sell or otherwise dispose of any shares of Common Stock. See "Shares Eligible for Future Sale." In addition, the Company's directors and executive officers have agreed that during the 90 Day Lock-up Period, and CL Associates and FSNL have agreed that during the 180 Day Lock-up Period, without the prior written consent of Morgan Stanley on behalf of the Underwriters, they will not make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. Rule 144 generally also permits sales of restricted shares, without any volume limitations, by a person who has not been an "affiliate" of the Company for at least three months preceding the sale of such shares and who has held those restricted shares for at least three years. Pursuant to a registration rights agreement with the Company (the "Registration Rights Agreement"), CL Associates and FSNL have certain rights to require the Company to register some or all of the shares of Common Stock held by them. See "Certain Transactions--Registration Rights Agreement" and "Shares Eligible for Future Sale." No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the shares of Common Stock from time to time. The sale of substantial amounts of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale."

REGULATORY RISKS

  The lodging industry is subject to numerous federal, state and local government regulations, including building and zoning requirements. Also, the Company is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely affect the Company. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Although the Company has taken actions to comply with the ADA, no assurance can be given that a material ADA claim will not be asserted against the Company. These and other initiatives could adversely affect the Company, as well as the lodging industry in general. The Company is also subject to dramshop statutes or equivalent common law in some jurisdictions that give an injured person the right to recover damages from any establishment that wrongfully served alcoholic beverages to an intoxicated person who causes the injury. The Company believes that its insurance coverage with respect to any such liquor liability is adequate. The Company has hotels that are subject to alcohol sales regulations and/or dramshop statutes in Canada and the following states: California, Florida, Georgia, New Jersey, New York, Oregon, Pennsylvania and Texas.

DIVIDEND POLICY

  The Company has never paid any dividends on the Common Stock and does not anticipate paying dividends on the Common Stock in the foreseeable future. In addition, the Company's Credit Facility prohibits the payment of dividends on the Common Stock. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ENVIRONMENTAL MATTERS

  Various United States Federal, state and local, Canadian and Mexican laws and regulations impose liability on present and former real property owners and operators for the cost of cleaning up or removing contamination caused by hazardous or toxic materials. Under certain of these laws and regulations, liability may be imposed without regard to fault or legality of the original actions, and may be joint and several with other responsible parties. Consequently, the Company could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable. The presence of contamination at, adjacent to or near, a property also can affect the valuation of that property or the ability of the owner to sell, lease or obtain financing for the property and may in certain circumstances form the basis for liability to third persons for personal injury or other damages. Some of the Company's hotels are located on or near properties, such as gasoline stations, on which activities have been conducted which have or may have released petroleum products or other hazardous substances into the soil or groundwater. The Company is aware of soil contamination, which the Company believes was caused by unrelated third parties, at several of its hotel sites in the United States and Canada. The Company has not received any notices of liability in connection with such contamination. See "Business--Environmental Considerations." Based on its present knowledge, the Company does not believe that environmental matters are likely to have a material adverse effect on the Company's business, assets, financial condition or results of operations. However, due to the absence of complete information, possible future changes in laws and regulations, possible future changes in the condition of the Company's properties, and other factors, no assurance can be given that environmental matters will not have a material adverse effect on the Company's business, assets, financial condition or results of operations.

DIVESTITURE AND LOSS OF VOTING RIGHTS

  Because the Company was formerly engaged in investing in casino gaming activities, the Company's certificate of incorporation includes provisions that may have the effect of permitting the Company to redeem or require a stockholder of the Company to divest its shares of Common Stock or forfeit its voting rights in certain circumstances where such stockholder's ownership of Common Stock would adversely affect the Company's ability to secure requisite gaming-related approvals or comply with certain other governmental requirements. These provisions may be waived with the consent of the Company's Board of Directors. See "Description of Capital Stock."

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the 4,500,000 shares of Common Stock in the Offering (after deduction of the underwriting discounts and commissions and estimated expenses of the Offering), are estimated to be approximately $55.6 million at the Offering Price. The Company intends to use the net proceeds to repay indebtedness borrowed under the Credit Facility. The Company's borrowings under the Credit Facility, with accrued interest, totalled approximately $77 million on October 1, 1996, bear interest at the weighted average rate of approximately 5% per annum and mature in August 2002. All of the indebtedness to be repaid with the net proceeds of the Offering was incurred within the twelve months prior to the date of this Prospectus and was utilized to finance a portion of the purchase price and related expenses of the Travelodge Acquisition and Canadian Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

  The Common Stock commenced trading on the NASDAQ National Market on November 14, 1994 under the symbol "NAGC." From January 1996 until August 8, 1996, the Common Stock traded under the symbol "NALC" and, since August 8, 1996, has traded under the symbol "CHRT." The following table sets forth for the periods indicated the high and low sale prices of the Common Stock as reported on the NASDAQ National Market.

                                                                HIGH    LOW
                                                                ----    ----
1994
  Fourth Quarter (commencing November 14, 1994)................ $19 1/8 $ 9 1/2
1995
  First Quarter................................................ $14 1/4 $ 8 1/4
  Second Quarter............................................... $ 11    $  8
  Third Quarter................................................ $10 1/2 $ 7 1/8
  Fourth Quarter............................................... $12 1/2 $ 8 1/2
1996
  First Quarter................................................ $14 3/4 $10 1/2
  Second Quarter............................................... $17 1/2 $ 13
  Third Quarter................................................ $18 1/2 $12 7/8
  Fourth Quarter (through November 20, 1996)................... $17 3/4 $12 3/4

  As of November 20, 1996, there were 136 holders of record of Common Stock. A recent reported last sale price of the Common Stock on the NASDAQ National Market is set forth on the cover of this Prospectus.

                                DIVIDEND POLICY

  The Company has never paid any dividends on the Common Stock. The Company expects to retain its earnings for the development and expansion of its business and the repayment of indebtedness and does not anticipate paying dividends on the Common Stock in the foreseeable future. Any future dividend policy will be determined by the Company's Board of Directors, and the payment of any dividend in the future will be based upon conditions then existing, including the Company's earnings, financial condition and capital requirements, as well as such economic and other factors as the Board of Directors may deem relevant at the time. In addition, the Company's Credit Facility prohibits the payment of dividends on the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the pro forma capitalization of the Company as of September 30, 1996, giving effect to the Canadian Acquisition and related borrowings which occurred on October 1, 1996, and as adjusted to give effect to the sale of 4,500,000 shares of Common Stock offered hereby at the Offering Price and the application of the estimated net proceeds therefrom (after deduction of the underwriting discounts and commissions and estimated expenses of the Offering). See "Use of Proceeds." For additional information, see "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Company's pro forma financial statements, the notes thereto, and other financial and statistical information included elsewhere or incorporated by reference in this Prospectus.

                                                           SEPTEMBER 30, 1996
                                                          ----------------------
                                                          PRO FORMA  AS ADJUSTED
                                                          ---------  -----------
                                                             (IN THOUSANDS)
Long-term debt........................................... $ 84,655    $ 29,054
Stockholders' equity:
  Preferred stock, $1.00 par value--10,000,000
   authorized, none issued and outstanding...............      --          --
  Common Stock, $.01 par value--100,000,000 authorized;
   9,467,750 issued and outstanding, 13,967,750 issued
   and outstanding, as adjusted(1).......................       95         140
  Additional paid-in capital.............................  161,521     217,077
  Accumulated deficit....................................  (35,874)    (35,874)
  Foreign currency translation adjustment................       86          86
                                                          --------    --------
    Total stockholders' equity...........................  125,828     181,429
                                                          --------    --------
Total capitalization..................................... $210,483    $210,483
                                                          ========    ========

--------
(1) Excludes an aggregate of 2,000,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan as of September 30, 1996, including 1,623,000 shares as to which options were then outstanding, of which 45,000 were exercisable on such date. Also excludes 398,480 shares reserved for issuance under HFS' 1992 Incentive Stock Option Plan as of September 30, 1996, including 398,480 shares as to which options were then outstanding, of which 308,720 were exercisable on such date. In November 1996, the number of shares reserved for issuance under the Company's Stock Option Plan was increased to 3,000,000 shares and options to purchase 514,000 shares of Common Stock were granted.

                            CHARTWELL LEISURE INC.

                            SELECTED FINANCIAL DATA

  Until January 1996, the Company was engaged solely in the gaming business. Therefore, the Company's historical financial information, as of, and for the years ended, December 31, 1995, 1994 and 1993 does not reflect any operating results from its hotel operations. The following selected financial data relating to the Company have been derived from the historical financial statements as of, and for the years ended, December 31, 1995, 1994 and 1993 and as of, and for the nine-month periods ended, September 30, 1996 and 1995. Data for periods prior to 1996 do not reflect the results of the Travelodge Acquisition, which occurred on January 23, 1996, and none of the following data reflect the results of the Canadian Acquisition, which occurred on October 1, 1996. For these reasons, the Company believes that the following information is not indicative of the Company's current business. The information in these tables is qualified by and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and notes thereto included herein and incorporated by reference in this Prospectus.

                              NINE MONTHS ENDED
                                SEPTEMBER 30,      YEAR ENDED DECEMBER 31,
                              ------------------  ----------------------------
                                1996      1995      1995      1994      1993
                              --------  --------  --------  --------  --------
                               (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
STATEMENT OF OPERATIONS DA-
 TA:
REVENUE:
Hotel revenue...............  $ 54,111  $    --   $    --   $    --   $    --
Management fee and other in-
 come.......................     2,942       --        --        --        --
Equity in earnings of uncon-
 solidated hotel joint ven-
 tures......................     5,104       --        --        --        --
                              --------  --------  --------  --------  --------
  Total revenue.............    62,157       --        --        --        --
                              --------  --------  --------  --------  --------
OPERATING EXPENSES:
Hotel operating expense.....    22,451       --        --        --        --
General and administrative..    10,936     2,062     2,756     2,742       --
Marketing, franchise & res-
 ervation fees..............     5,619       --        --        --        --
Maintenance and property
 taxes......................     4,296       --        --        --        --
Rent........................     3,842       --        --        --        --
Depreciation and amortiza-
 tion.......................     6,615       --        --        --        --
Other.......................     3,219       --        --        --        --
Minority interest...........       978       --        --        --        --
General and administrative
 related party(1)...........     1,147     2,464     3,247       339       581
Gaming development costs....       --     14,953    15,482     2,414       --
Provision for losses on gam-
 ing assets.................    14,240       --        --        --        --
                              --------  --------  --------  --------  --------
  Total operating expenses      73,343    19,479    21,485     5,495       581
                              --------  --------  --------  --------  --------
OPERATING LOSS(2)...........   (11,186)  (19,479)  (21,485)   (5,495)     (581)
INTEREST INCOME (EXPENSE)--
 NET........................    (2,719)    3,138     4,012     1,347       128
GAIN ON SALE OF SECURITIES..       --        --        --      1,044       --
                              --------  --------  --------  --------  --------
LOSS BEFORE INCOME TAX
 EXPENSE AND EXTRAORDINARY
 ITEM.......................   (13,905)  (16,341)  (17,473)   (3,104)     (453)
INCOME TAX EXPENSE (BENE-
 FIT).......................       213       709       709    (1,273)     (186)
                              --------  --------  --------  --------  --------
LOSS BEFORE EXTRAORDINARY
 ITEM.......................   (14,118)  (17,050)  (18,182)   (1,831)     (267)
EXTRAORDINARY LOSS ON EARLY
 EXTINGUISHMENT OF DEBT.....    (1,477)      --        --        --        --
                              --------  --------  --------  --------  --------
NET LOSS....................  $(15,595) $(17,050) $(18,182) $ (1,831) $   (267)
                              ========  ========  ========  ========  ========
PER SHARE INFORMATION:
Loss before extraordinary
 item.......................  $  (2.12) $  (3.34) $    --   $    --   $    --
Extraordinary item..........      (.22)      --        --        --        --
                              --------  --------  --------  --------  --------
Net Loss....................  $  (2.34) $  (3.34) $  (3.57) $  (0.37) $  (0.05)
                              ========  ========  ========  ========  ========
Weighted average common
 shares outstanding.........     6,651     5,112     5,099     5,003     5,001
                                SEPTEMBER 30,            DECEMBER 31,
                              ------------------  ----------------------------
                                1996      1995      1995      1994      1993
                              --------  --------  --------  --------  --------
                               (IN THOUSANDS)           (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets................  $158,229  $ 80,967  $ 87,074  $ 98,895  $ 12,238
Total debt..................    18,259       --        --        --        --
Stockholders' equity........   125,828    78,696    86,522    96,979    12,041

--------
(1) General and administrative related party is for contractual advisory and other fees paid to HFS pursuant to an advisory services contract. The Company and HFS agreed to terminate, effective as of December 31, 1996, this advisory services contract, which requires the Company to make annual payments of $1.5 million to HFS through 2019. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) Includes a $14.2 million non-cash provision for losses on gaming assets for the nine-month period ended September 30, 1996. Without this provision, the Company would have reported operating income of $3.0 million for the nine-month period ended September 30, 1996.

                            CHARTWELL LEISURE INC.
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1996 is presented as if the Canadian Acquisition from Capital Properties Limited Partnership ("CPLP") of 20 hotels and a one-half interest in an additional hotel and the sale of 4,500,000 shares of Common Stock offered hereby resulting in approximately $55.6 million in net proceeds to the Company to be used to repay pro forma borrowings incurred to finance the Travelodge Acquisition and the Canadian Acquisition outstanding under the Company's line of credit at September 30, 1996 had occurred on September 30, 1996. The Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 and September 30, 1995 are presented as if the Travelodge Acquisition of all of the outstanding stock of Forte Hotels, Inc. ("Forte Hotels"), the assets of which consisted of 18 hotel properties (one of which was subsequently sold) and interests in 97 joint venture properties, the Canadian Acquisition, the CL Associates/FSNL Investment and the Offering had occurred on January 1, 1995. The Travelodge Acquisition and the Canadian Acquisition have been accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed will be recorded at their estimated fair values that are subject to further refinement. Management does not expect that the final allocation of the purchase prices for the Travelodge Acquisition and the Canadian Acquisition will differ materially from the preliminary allocations.

  The Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical audited financial statements and related notes thereto of Chartwell Leisure Inc. (formerly National Lodging Corp.), Travelodge and CPLP. These Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of the results that would actually have occurred had the transactions been consummated at the dates indicated, nor are they necessarily indicative of future operating results or financial position of the Company.

  The Pro Forma Condensed Consolidated Statements of Operations do not reflect the effect of certain cost savings and revenue enhancements that management believes may be realized following the Travelodge Acquisition and the Canadian Acquisition. These savings are expected to be realized primarily through the cessation of pursuing gaming development ventures, elimination of duplicative corporate overhead and changes to the Company's corporate structures. Reference in the Company's historical financial statements to the "Travelodge/Thriftlodge" results of operation are referred to herein as Travelodge.

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                         SEPTEMBER 30, 1996 (UNAUDITED)

                                                 PRO FORMA      PRO FORMA    PRO FORMA
                                                ADJUSTMENTS    CONSOLIDATED ADJUSTMENTS
                          HISTORICAL HISTORICAL  COMPLETED      COMPLETED       FOR        PRO FORMA
                          CHARTWELL     CPLP    TRANSACTIONS   TRANSACTIONS  OFFERING     CONSOLIDATED
                          ---------- ---------- ------------   ------------ -----------   ------------
                                                       (IN THOUSANDS)
ASSETS
CURRENT ASSETS
 Cash and cash                                                                $
  equivalents...........   $ 17,802   $ 1,051     $(67,405)(1)   $ 17,319         --        $ 17,319
                                                    65,871 (2)
 Accounts receivable--
  net...................      5,689     1,982          --           7,671         --           7,671
 Loan receivable--net...      1,314       --           --           1,314         --           1,314
 Receivable from joint
  ventures--net.........      1,999       --           --           1,999         --           1,999
 Prepaid and other
  current assets........        984       964          --           1,948         --           1,948
                           --------   -------     --------       --------     -------       --------
 Total Current Assets...     27,788     3,997       (1,534)        30,251         --          30,251
 INVESTMENTS............      2,225       --           --           2,225         --           2,225
 LOANS RECEIVABLE--Net..     11,310       --           --          11,310         --          11,310
 JOINT VENTURE
  INTERESTS.............     16,934     2,931       (1,064)(1)     18,801         --          18,801
 PROPERTY AND
  EQUIPMENT--Net........     83,710    72,251        7,072 (1)    163,033         --         163,033
 MANAGEMENT CONTRACTS...      9,101       --        (6,000)(1)      3,101         --           3,101
 OTHER ASSETS...........      7,161       --           --           7,161         --           7,161
                           --------   -------     --------       --------     -------       --------
TOTAL ASSETS............   $158,229   $79,179     $ (1,526)      $235,882     $   --        $235,882
                           ========   =======     ========       ========     =======       ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts payable and
  accrued expenses......   $ 10,426   $ 4,945     $    --        $ 15,371     $   --        $ 15,371
 Current portion of
  long-term debt........        880    90,543      (85,395)(1)      6,028         --           6,028
                           --------   -------     --------       --------     -------       --------
 Total current
  liabilities...........     11,306    95,488      (85,395)        21,399         --          21,399
LONG-TERM DEBT..........     17,379     1,463          (58)(1)     84,655     (55,601)(3)     29,054
                                                    65,871 (2)
OTHER LIABILITIES.......        107       --           --             107         --             107
                           --------   -------     --------       --------     -------       --------
 Total liabilities......     28,792    96,951      (19,582)       106,161     (55,601)        50,560
MINORITY INTEREST.......      3,609       284          --           3,893         --           3,893
STOCKHOLDERS' EQUITY
 Common stock...........         95       --           --              95          45 (3)        140
 Paid-in-capital........    161,521       --           --         161,521      55,556 (3)    217,077
 Accumulated deficit....    (35,874)      --           --         (35,874)        --         (35,874)
 Foreign currency
  translation
  adjustment............         86       --           --              86         --              86
 CPLP net deficit.......        --    (18,056)      18,056 (1)        --          --             --
                           --------   -------     --------       --------     -------       --------
 Total stockholders'
  equity................    125,828   (18,056)      18,056        125,828      55,601        181,429
                           --------   -------     --------       --------     -------       --------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY...   $158,229   $79,179     $ (1,526)      $235,882     $   --        $235,882
                           ========   =======     ========       ========     =======       ========

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)

                                                 PRO FORMA       PRO FORMA    PRO FORMA
                                                CONSOLIDATED    CONSOLIDATED ADJUSTMENTS
                          HISTORICAL HISTORICAL  COMPLETED       COMPLETED       FOR        PRO FORMA
                          CHARTWELL     CPLP    TRANSACTIONS    TRANSACTIONS  OFFERING     CONSOLIDATED
                          ---------- ---------- ------------    ------------ -----------   ------------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUE:
 Hotel revenue..........   $ 54,111   $25,688     $  (916)(4)     $ 82,562     $  --         $82,562
                                                    3,679 (10)
 Management fee and
  other income..........      2,942     2,847         (80)(4)        4,491        --           4,491
                                                   (1,352)(5)
                                                      134 (10)
 Equity in earnings for
  unconsolidated hotel
  joint ventures........      5,104        50          76 (10)       5,230        --           5,230
                           --------   -------     -------         --------     ------        -------
 Total revenue..........     62,157    28,585       1,541           92,283        --          92,283
                           --------   -------     -------         --------     ------        -------
OPERATING EXPENSES:
 Hotel operating ex-
  pense.................     22,451    11,921        (349)(4)       35,802        --          35,802
                                                    1,779 (10)
 General and administra-
  tive..................     10,936     2,249          (4)(4)       13,922        --          13,922
                                                      (27)(5)
                                                      768 (10)
 Marketing, franchise
  and reservation fees..      5,619     2,689        (105)(4)        8,772        --           8,772
                                                      414 (10)
                                                      155 (11)
 Maintenance and prop-
  erty taxes............      4,296     2,846        (164)(4)        7,365        --           7,365
                                                      387 (10)
 Rent...................      3,842                   277 (10)       4,119        --           4,119
 Depreciation and amor-
  tization..............      6,615     2,505         (53)(4)        9,499        --           9,499
                                                    2,361 (6)
                                                   (2,505)(6)
                                                      560 (10)
                                                       16 (12)
 Other..................      3,219       950         (70)(4)        2,966        --           2,966
                                                   (1,325)(5)
                                                      192 (10)
 Minority interest......        978       --           27 (10)       1,005        --           1,005
 General and
  administrative-related
  party(A)..............      1,147       --          --             1,147        --           1,147
 Provision for losses on
  gaming assets.........     14,240       --          --            14,240        --          14,240
                           --------   -------     -------         --------     ------        -------
 Total operating ex-
  penses................     73,343    23,160       2,334           98,837        --          98,837
                           --------   -------     -------         --------     ------        -------
OPERATING INCOME
 (LOSS)(B)..............    (11,186)    5,425        (793)          (6,554)                   (6,554)
INTEREST EXPENSE........     (4,631)   (5,998)        266 (4)       (5,941)     2,085(17)     (3,856)
                                                     (873)(7)
                                                    5,556 (8)
                                                      (19)(9)
                                                      (53)(10)
                                                     (189)(13)
INTEREST INCOME.........      1,912       --         (121)(14)       1,791        --           1,791
                           --------               -------         --------     ------        -------
INCOME (LOSS) BEFORE TAX
EXPENSE.................    (13,905)     (573)      3,774          (10,704)     2,085         (8,619)
INCOME TAX EXPENSE......        213       --          --               213        --             213
                           --------   -------     -------         --------     ------        -------
NET INCOME (LOSS)(C)....   $(14,118)  $  (573)    $ 3,774         $(10,917)    $2,085        $(8,832)
                           ========   =======     =======         ========     ======        =======
PER SHARE INFORMATION:
 NET LOSS...............   $  (2.12)      --          --          $  (1.11)       --         $ (0.61)
                           ========   =======     =======         ========     ======        =======
 WEIGHTED AVERAGE SHARE
 OUTSTANDING............      6,651       --        3,217 (7)        9,868      4,500(17)     14,368
OTHER DATA:
 EBITDA before gaming
 expenses(D)............   $ 10,948   $ 8,056     $  (244)        $ 18,760     $  --         $18,760
                           ========   =======     =======         ========     ======        =======

-------
(A) General and administrative related party is for contractual advisory and other fees paid to HFS pursuant to an advisory services contract. The Company and HFS agreed to terminate, effective as of December 31, 1996, this advisory services contract, which requires the Company to make annual payments of $1.5 million to HFS through 2019. See "Management Discussion and Analysis of Financial Condition and Results of Operations."
(B) Includes a $14.2 million non-cash provision for losses on gaming assets for the nine-month period ended September 30, 1996. Without this provision, the Company would have reported pro forma operating income of $7.7 million for the nine-month period ended September 30, 1996.
(C) Pro forma net loss does not include loss of early extinguishment of debt in the amount of approximately $1.5 million reflected in the historical statements of operations for the nine-months ended September 30, 1996.
(D) EBITDA before gaming expenses represents earnings before extraordinary items, losses on gaming assets and gaming development costs, interest expense, provision for income taxes (if applicable) and depreciation and amortization (plus depreciation, amortization and interest expense of joint venture interests in the amount of $1.6 million for the nine-month period ended September 30, 1996) and excludes interest income on cash investments. EBITDA is used by the Company for the purpose of analyzing its operating performance, leverage and liquidity. Such data are not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity.

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED)

                                                            PRO FORMA       PRO FORMA    PRO FORMA
                                                           ADJUSTMENTS     CONSOLIDATED ADJUSTMENTS
                          HISTORICAL HISTORICAL HISTORICAL  COMPLETED       COMPLETED       FOR        PRO FORMA
                          CHARTWELL  TRAVELODGE    CPLP    TRANSACTIONS    TRANSACTIONS  OFFERING     CONSOLIDATED
                          ---------- ---------- ---------- ------------    ------------ -----------   ------------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUE:
 Hotel revenue..........   $    --    $51,391    $24,609     $(1,412)(4)     $ 74,588     $  --         $ 74,588
 Management fee and
  other income..........        --      2,356      2,878        (145)(4)        4,057        --            4,057
                                                              (1,032)(5)
 Equity in earnings of
  unconsolidated hotel
  joint ventures........        --      4,684          4         --             4,688        --            4,688
                           --------   -------    -------     -------         --------     ------        --------
 Total revenue..........        --     58,431     27,491      (2,589)          83,333                     83,333
                           --------   -------    -------     -------         --------     ------        --------
OPERATING EXPENSES:
 Hotel operating
  expense...............        --     22,364     11,514        (423)(4)       33,455        --           33,455
 General and
  administrative........      2,062     9,951      2,172        (222)(4)       13,974        --           13,974
                                                                  11 (5)
 Marketing, franchise
  and reservation fees..        --      3,525      2,597        (148)(4)        8,390        --            8,390
                                                               2,416 (11)
 Maintenance and
  property taxes........        --      4,358      2,749        (339)(4)        6,768        --            6,768
 Rent...................        --      3,425                                   3,425        --            3,425
 Depreciation and
  amortization..........        --      6,563      2,665         (67)(4)        9,119        --            9,119
                                                               2,375 (6)
                                                              (2,665)(6)
                                                                 248 (12)
 Other..................        --      2,386      1,433      (1,043)(5)        2,162        --            2,162
                                                                (614)(4)
 Minority interest......        --        850        --          --               850        --              850
 General and
  administrative-related
  party(A)..............      2,464       --         --       (1,125)(15)       1,339        --            1,339
 Gaming development
  costs.................     14,953       --         --          --            14,953        --           14,953
                           --------   -------    -------     -------         --------     ------        --------
 Total operating
  expenses..............     19,479    53,422     23,130      (1,596)          94,435        --           94,435
                           --------   -------    -------     -------         --------     ------        --------
OPERATING INCOME
 (LOSS).................    (19,479)    5,009      4,361        (993)         (11,102)                   (11,102)
INTEREST EXPENSE........        --       (649)    (6,146)        227 (4)       (5,231)     2,085(17)      (3,146)
                                                                (487)(7)
                                                               5,703 (8)
                                                                (212)(9)
                                                              (2,542)(13)
                                                              (1,125)(15)
INTEREST INCOME.........      3,138       631        --       (1,627)(14)       2,142        --            2,142
                           --------   -------    -------     -------         --------     ------        --------
INCOME (LOSS) BEFORE TAX
 EXPENSE................    (16,341)    4,991     (1,785)     (1,056)         (14,191)     2,085         (12,106)
INCOME TAX EXPENSE......        709       --         --          --               709        --              709
                           --------   -------    -------     -------         --------     ------        --------
NET INCOME (LOSS).......   $(17,050)  $ 4,991    $(1,785)    $(1,056)        $(14,900)    $2,085        $(12,815)
                           ========   =======    =======     =======         ========     ======        ========
PER SHARE INFORMATION:
 NET LOSS...............   $  (3.34)      --         --          --          $  (1.64)       --         $  (0.94)
                           ========   =======    =======     =======         ========     ======        ========
 WEIGHTED AVERAGE SHARE
  OUTSTANDING...........      5,112       --         --        4,000 (7)        9,112      4,500(17)      13,612
OTHER DATA:
 EBITDA before gaming
  expenses(B)...........   $ (4,526)  $13,066    $ 7,696     $(1,619)        $ 14,617     $  --         $ 14,617
                           ========   =======    =======     =======         ========     ======        ========

-------
(A) General and administrative related party is for contractual advisory and other fees paid to HFS pursuant to an advisory services contract. The Company and HFS agreed to terminate, effective as of December 31, 1996, this advisory services contract, which requires the Company to make annual payments of $1.5 million to HFS through 2019. See "Management Discussion and Analysis of Financial Condition and Results of Operations."
(B) EBITDA before gaming expenses represents earnings before extraordinary items, losses on gaming assets and gaming development costs, interest expense, provision for income taxes (if applicable) and depreciation and amortization (plus depreciation, amortization and interest expense of joint venture interests in the amount of $1.6 million for the nine-month period ended September 30, 1995) and excludes interest income on cash investments. EBITDA is used by the Company for the purpose of analyzing its operating performance, leverage and liquidity. Such data are not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity.

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    YEAR ENDED DECEMBER 31, 1995 (UNAUDITED)

                                                            PRO FORMA       PRO FORMA    PRO FORMA
                                                           ADJUSTMENTS     CONSOLIDATED ADJUSTMENTS
                          HISTORICAL HISTORICAL HISTORICAL  COMPLETED       COMPLETED     FOR THE      PRO FORMA
                          CHARTWELL  TRAVELODGE    CPLP    TRANSACTIONS    TRANSACTIONS  OFFERING     CONSOLIDATED
                          ---------- ---------- ---------- ------------    ------------ -----------   ------------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUE:
 Hotel revenue..........   $    --    $65,790    $31,067     $(1,605)(4)     $ 95,252     $  --         $ 95,252
 Management fee and
  other income..........        --      3,351      3,706        (118)(4)        5,623        --            5,623
                                                              (1,316)(5)
 Equity in earnings of
  unconsolidated hotel
  joint ventures........        --      5,338         12         --             5,350        --            5,350
                           --------   -------    -------     -------         --------     ------        --------
 Total revenue..........        --     74,479     34,785      (3,039)         106,225        --          106,225
                           --------   -------    -------     -------         --------     ------        --------
OPERATING EXPENSES:
 Hotel operating
  expense...............        --     28,904     14,839        (552)(4)       43,191        --           43,191
 General and
  administrative........      2,756    13,059      2,800        (276)(4)       17,023        --           17,023
                                                              (1,316)(5)
 Marketing, franchise &
  reservation fees......        --      4,459      3,348        (181)(4)       10,737        --           10,737
                                                               3,111 (11)
 Maintenance and
  property taxes........        --      5,537      3,542        (459)(4)        8,620        --            8,620
 Rent...................        --      4,700        --          --             4,700        --            4,700
 Depreciation and
  amortization..........        --      8,385      3,537         (89)(4)       11,794        --           11,794
                                                               3,167 (6)
                                                              (3,537)(6)
                                                                 331 (12)
 Other..................        --      2,693      1,696        (641)(4)        3,748        --            3,748
 Minority interest......        --      1,073         15                        1,088        --            1,088
 General and
  administrative related
  party(A)..............      3,247       --         --       (1,500)(15)       1,747        --            1,747
 Gaming development
  costs.................     15,482       --         --                        15,482        --           15,482
                           --------   -------    -------     -------         --------     ------        --------
 Total operating
  expenses..............     21,485    68,810     29,777      (1,942)         118,130        --          118,130
                           --------   -------    -------     -------         --------     ------        --------
OPERATING INCOME
 (LOSS).................    (21,485)    5,669      5,008      (1,097)         (11,905)       --          (11,905)
INTEREST EXPENSE........        --       (785)    (8,195)        302 (4)       (6,895)     2,780(17)      (4,115)
                                                                (650)(7)
                                                               7,605 (8)
                                                                (282)(9)
                                                              (3,390)(13)
                                                              (1,500)(15)
INTEREST INCOME.........      4,012       838        --       (2,170)(14)       2,680        --            2,680
                           --------   -------    -------     -------         --------     ------        --------
INCOME (LOSS) BEFORE TAX
 EXPENSE................    (17,473)    5,722     (3,187)     (1,182)         (16,120)     2,780         (13,340)
INCOME TAX EXPENSE......        709     2,288        --       (2,288)(16)         709        --              709
                           --------   -------    -------     -------         --------     ------        --------
NET INCOME (LOSS).......   $(18,182)  $ 3,434    $(3,187)    $(1,106)        $(16,829)    $2,780        $(14,049)
                           ========   =======    =======     =======         ========     ======        ========
PER SHARE INFORMATION:
 NET LOSS...............   $  (3.57)      --         --          --          $  (1.85)       --         $  (1.03)
                           ========   =======    =======     =======         ========     ======        ========
 WEIGHTED AVERAGE SHARE
  OUTSTANDING...........      5,099       --         --        4,000 (7)        9,099      4,500(17)      13,599
OTHER DATA:
 EBITDA before gaming
  expenses(B)...........   $ (6,003)  $16,050    $ 9,247     $(1,741)        $ 17,553     $  --         $ 17,553
                           ========   =======    =======     =======         ========     ======        ========

--------
(A) General and administrative related party is for contractual advisory and other fees paid to HFS pursuant to an advisory service's contract. The Company and HFS agreed to terminate, effective as of December 31, 1996, this advisory services contract, which requires the Company to make annual payments of $1.5 million to HFS through 2019. See "Management Discussion and Analysis of Financial Condition and Results of Operations."
(B) EBITDA before gaming expenses represents earnings before extraordinary items, losses on gaming assets and gaming development costs, interest expense, provision for income taxes (if applicable) and depreciation and amortization (plus depreciation, amortization and interest expense of joint venture interests in the amount of $2.2 million for the period ended December 31, 1995) and excludes interest income on cash investments. EBITDA is used by the Company for the purpose of analyzing its operating performance, leverage and liquidity. Such data are not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity.

                     CHARTWELL LEISURE INC. & SUBSIDIARIES

       NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

PRO FORMA BALANCE SHEET ADJUSTMENTS

  1. The acquisition costs of the Canadian Acquisition have been allocated as follows:

      Total cash consideration........................................  $64,207
      Transaction fee.................................................    3,198
                                                                        -------
                                                                         67,405
      Allocation of management contracts related to hotels acquired in the Canadian Acquisition. Historical Travelodge management contracts include management contracts relating to the
      properties acquired in the Canadian Acquisition. As a result of the acquisition of these properties, management contracts were reduced by $6,000 and property and equipment increased by
      $6,000..........................................................    6,000
                                                                        -------
                                                                         73,405
      Short-term historical debt not assumed in the acquisition.......  (85,395)
      Long term debt not assumed in the acquisition...................      (58)
      Canadian Acquisition net deficit eliminated.....................   18,056
                                                                        -------
      Excess of purchase price over book value of net assets acquired allocated to hotel properties, joint venture interest, and equipment based on relative fair value..........................  $ 6,008
                                                                        =======

  The Company allocated $1,064 from joint venture interest to property and equipment representing the fair value of the joint venture interest acquired.

  The Company may be obligated to make certain payments to CPLP's constituent partners, based on a formula which considers future earnings of the properties acquired in the Canadian Acquisition. Such payments if and when such amounts are determinable will be allocated to properties to the extent of fair value and amortized over the remaining useful life of the properties. The Company would not have been required to make any such payments on a pro forma basis for the nine months ending September 30, 1996, September 30, 1995, and for the year ended December 31, 1995.

  2. The pro forma adjustment represents the cash amount of the loan proceeds from borrowings under the Credit Facility used to finance the Canadian Acquisition.

  3. The pro forma adjustment represents the proposed sale of 4,500 shares of Common Stock at the Offering Price, generating $55,601 used to paydown pro forma outstanding borrowings at September 30, 1996. The majority of the debt outstanding resulted from the Canadian Acquisition.

CPLP PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

  4. The pro forma adjustment reflects the elimination of a hotel included in the historical statements of the Canadian Acquisition that was not acquired by the Company.

  5. The pro forma adjustment reflects the elimination of management fee income of historical Travelodge and the related management expense of historical CPLP for the management of the Canadian Acquisition properties. The income and related expense was $1,352 for the nine months ended September 30, 1996, $1,032 for the nine months ended September 30, 1995, and $1,316 for the year ended December 31, 1995.

  6. The pro forma adjustment represents the change in depreciation as a result of the allocation of the purchase price to the CPLP property and equipment. Hotel property and equipment are being depreciated on a straight-line basis. Buildings are being depreciated over a 30-year life and furniture and equipment over a five-year life.

                                           FOR THE NINE-
                                              MONTHS
                                               ENDED           FOR THE YEAR
                                           SEPTEMBER 30,    ENDED DECEMBER 31,
                                          ----------------  ------------------
                                           1996     1995           1995
                                          -------  -------  ------------------
   Historical CPLP Depreciation.........  $(2,505) $(2,665)      $(3,537)
   Pro Forma Depreciation based on
    allocation of fair value............    2,361    2,375         3,167

  7. The pro forma adjustment represents the increase in interest expense for the net increase in the line of credit. The adjustment accounts for the interest expense on the $67.4 million outstanding, less the $54.4 million net proceeds of the stock issuance in connection with the CL Associates/FSNL Investment. The additional interest expense was $873 for the nine months ended September 30, 1996, $487 for the nine months ended September 30, 1995, and $650 for the year ended December 31, 1995.

  8. The pro forma adjustment represents elimination of historical interest expense related to the historical CPLP debt that was not assumed in the acquisition. The reduction in interest expense was $5,556 for the nine months ended September 30, 1996, $5,703 for the nine months ended September 30, 1995, and $7,605 for the year ended December 31, 1995.

  9. The pro forma adjustment represents the amortization of deferred loan costs incurred under the Credit Facility. Such costs are amortized over the six-year life of the Credit Facility. The incremental amortization was $19 for the 22 days included in the nine months ended September 30, 1996, $212 for the nine months ended September 30, 1995, and $282 for the year ended December 31, 1995.

TRAVELODGE PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

  10. The pro forma adjustment represents the addition of 22 days of operating activity for the period ended September 30, 1996 for the Travelodge Acquisition. The Travelodge Acquisition was consummated on January 23, 1996.

  11. The pro forma adjustment represents royalty expense equal to 4% of gross room revenues pursuant to a franchise agreement executed with the owner of the Travelodge/Thriftlodge trademarks. Incremental royalty expense was $155 for the 22 days included in the nine months ended September 30, 1996, $2,416 for the nine months ended September 30, 1995, and $3,111 for the year ended December 31, 1995.

  12. The pro forma adjustment reflects the incremental depreciation for the Travelodge Acquisition as a result of the allocation of $31.4 million in excess purchase price to the acquired properties based on their relative fair market value. Hotel property and equipment are depreciated on a straight line basis over a blended life of 25 years. Incremental depreciation was $16 for the 22 days included in the nine months ended September 30, 1996, $248 for the nine months ended September 30, 1995, and $331 for the year ended December 31, 1995.

  13. The pro forma adjustment represents the increase in interest expense due to the increase in the line of credit of $60 million to finance the Travelodge Acquisition. The increase in interest expense was $189 for the 22 days included in the nine months ended September 30, 1996, $2,542 for the nine months ended September 30, 1995, and $3,390 for the year ended December 31, 1995.

  14. The pro forma adjustment represents the elimination of interest income on the $38 million of the Company's cash used for the Travelodge Acquisition. The decrease in interest income was $121 for the 22 days included in the nine months ended September 30, 1996, $1,627 for the nine months ended September 30, 1995, and $2,170 for the year ended December 31, 1995.

  15. The pro forma adjustment reflects the reclassification from general and administrative related party to interest expense for the fee for the HFS Guarantee. The amount reclassified was $1,125 for the nine months ended September 30, 1995, and $1,500 for the year ending December 31, 1995.

  16. The pro forma adjustment reflects the elimination of income tax expense for historical Travelodge.

PENDING STOCK TRANSACTIONS STATEMENT OF OPERATIONS PRO FORMA ADJUSTMENT

  17. The pro forma adjustment reflects the decrease in interest expense as a result of the assumed issuance of 4,500 shares of Common Stock at the Offering Price used to decrease the outstanding debt by $55,601, on the Credit Facility of the Company. The decrease in interest expense was $2,085 for the nine months ended September 30, 1996 and September 30, 1995 and $2,780 for the year ended December 31, 1995.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL OVERVIEW

  The Company was engaged in the development of casino gaming facilities until the third quarter of 1995, when the Company announced a decision by its Board of Directors to curtail future gaming investments and focus on investments and acquisitions in non-gaming industries. In December 1995, the Company's Board of Directors decided that the Company should pursue a new strategic direction with a focus on becoming a hotel owner and operator. Also in December 1995, the Company's Board of Directors approved the sale to CL Associates of 904,930 newly issued shares of the Company's Common Stock, representing approximately 16.6% of the Company's Common Stock outstanding after giving effect to the issuance, for a total purchase price of $8,483,719, or $9.375 per share.

  On January 23, 1996, the Company completed the Travelodge Acquisition, thereby acquiring the outstanding common stock of Forte Hotels for $98.4 million plus expenses, less certain working capital adjustments totaling approximately $3.1 million. In related transactions on January 23, 1996, prior to consummation of the Travelodge Acquisition, HFS and Motels of America, Inc. acquired from Forte Hotels the Travelodge franchise system and 19 motel properties, respectively, for an aggregate purchase price of $71.6 million. The principal assets of Forte Hotels acquired by the Company consisted of fee and leasehold interests in 18 wholly owned hotels (one of which was subsequently disposed of), and joint venture interests in 97 other hotel properties. The Company financed $60 million of the purchase price and related expenses of the acquisition with proceeds from a bank revolving credit facility and $38.4 million with existing cash. HFS provided advisory services in connection with the acquisition for which the Company paid a $2.0 million fee.

  On August 8, 1996, the Company completed the sale to CL Associates and FSNL of four million newly issued shares of the Company's Common Stock for a total purchase price of $57 million, or $14.25 per share. As a result of the CL Associates/FSNL Investment, CL Associates and FSNL acquired in the aggregate approximately 52% of the outstanding Common Stock of the Company.

  On October 1, 1996, the Company completed the Canadian Acquisition, thereby acquiring from CPLP 20 hotels and a one-half interest in an additional hotel that represent approximately 3,500 guest rooms, which are hotels located throughout Canada and franchised under the "Travelodge" brand name. The Company paid approximately $70 million to purchase substantially all of CPLP's existing bank debt and to pay certain specified closing costs (including real estate taxes and transfer taxes), as well as its assumption of liability for identified trade payables and property specific bank debt, aggregating approximately $7 million, and the allocation of contracts to manage the CPLP properties with a fair value of $6.0 million acquired in the Travelodge Acquisition. In addition, the Company will be obliged to make certain contingent payments to CPLP's constituent partners following a cumulative, compounded, 13% per annum preferred return to the Company. In connection with the acquisition of CPLP on October 1, 1996, the Company borrowed approximately $66 million under its Credit Facility.

  In connection with the Canadian Acquisition, the Company entered into a development agreement (the "Development Agreement") with NRG Management Services Ltd. ("NRG"), an affiliate of Royco Hotels and Resorts, Ltd. ("Royco"), pursuant to which NRG has agreed to identify new hotel properties for acquisition and development in Canada on behalf of the Company. The Development Agreement provides that the Company pay to NRG approximately $588,000 through October 1997, and approximately $370,000 during each of the years ended October 1998 and October 1999. The Development Agreement is terminable at will by either party after October 1, 1997. No effect has been given to the payment of the fees pursuant to the Development Agreement in the pro forma financial statements of the Company included herein or incorporated by reference in this Prospectus. See "Business--External Growth Opportunities--Travelodge Acquisition."

  While the Company's focus throughout 1996 has been on owning and operating hotels, management has continued to evaluate the recoverability of the Company's gaming assets and has recorded provisions for losses on gaming assets to continue to carry such assets at their estimated net realizable value. As a result of loss provisions recorded of $14.2 million in the nine months ended September 30, 1996, the carrying value of the

Company's remaining gaming assets equals $9.1 million. These assets include loans of $6.9 million to a casino that is performing in accordance with its contractual terms and other investments (which are not producing earnings) totalling $2.2 million at September 30, 1996. The winding down of the gaming assets has had a significant negative effect on operations in 1996. As a result of the $14.2 million provision for losses on gaming assets, the Company reported an operating loss of $11.2 million for the nine-months ended September 30, 1996. Without the non-cash losses on gaming assets, the Company would have reported operating income of $3 million for the same period. Management believes that gaming-related assets at September 30, 1996 are stated at the lower of cost or estimated net realizable value. The continued uncertainty surrounding the ability of the $2.2 million of gaming investments referred to above to generate positive cash flow results in the potential for future write-downs to present these assets at their estimated net realizable value in subsequent periods. Based on the relatively small remaining investment in gaming assets, management believes that future operations will not be impacted in a significant way by the Company's remaining gaming investments.

  In November 1996, the Company and HFS agreed to terminate, effective as of December 31, 1996, their advisory contract (the "Corporate Services Agreement") that requires the Company to make annual payments of $1.5 million to HFS through 2019. The Company is required and expects to receive consent from its lenders under the Credit Facility prior to the effective date of the termination of the Corporate Services Agreement. In connection with the termination of the Corporate Services Agreement, the Company has agreed to pay to HFS $9.5 million, of which $2.5 million will be paid in cash and the balance will be paid in the form of a $7 million promissory note payable over seven years commencing on January 1, 1999. The promissory note will bear interest at 6% per year payable in semi-annual installments commencing on July 1, 1997. During the fourth quarter of 1996, the Company will record the $9.5 million operating expense associated with the termination of the Corporate Services Agreement, and, commencing in 1997, the Company will no longer incur the $1.5 million annual charge associated with this contract. See "Certain Transactions--Corporate Services Agreement." No effect has been given to the termination of the Corporate Services Agreement in the pro forma financial statements of the Company included herein or incorporated by reference in this Prospectus.

  As part of the Company's repositioning of its existing hotels, it is reviewing the potential to increase revenues at selected hotels by rebranding them to more appropriate franchise affiliations. Pursuant to the terms of the franchise agreements with affiliates of HFS, the Company is obligated to pay franchise termination fees to affiliates of HFS where it terminates a hotel from the Travelodge system unless it enters into a franchise agreement with another HFS hotel franchise affiliate. Any such termination fees will be recorded as an operating expense during the period in which the hotel is terminated from the Travelodge system. Upon the conversion of the Travelodge in San Diego, California to a Hilton, the Company will be obligated to pay $750,000 in franchise termination fees over a five-year period. During the fourth quarter of 1996, the Company will record the $750,000 operating expense associated with such termination.

  The Company believes that comparisons of its operating results during the period ended September 30, 1996 to prior periods should take into account these changes in the Company's primary business.

RESULTS OF OPERATION

 Pro Forma Nine-Month Periods Ended September 30, 1996 and September 30, 1995

  The pro forma financial data includes expenses associated with the Company's gaming business that include provisions for losses on gaming assets of $14.2 million for the nine-month period ended September 30, 1996 and gaming development costs of $14.9 million for the period ending September 30, 1995. On a pro forma basis the Company incurred operating losses of $6.5 million and $11.1 million for the nine-month period ended September 30, 1996 and 1995, respectively. Excluding losses on gaming assets and gaming development costs, the Company would have reported pro forma operating income of $7.7 million and $3.9 million for such nine-month periods. The pro forma financial data does not include any potential eventual cost savings or revenue enhancements that management believes may be realized following the complete consolidation of the Forte Hotels and CPLP operations. The pro forma financial information is not necessarily indicative of the results that would have occurred had the transactions been consummated at the dates indicated, nor are they necessarily indicative of future operating results of the Company.

  Pro forma hotel revenues increased by $8.0 million, or 10.7%, from $74.6 million in 1995 to $82.6 million in 1996. Occupancy (excluding joint venture partner interests in joint ventures) increased 1.5% to 68.5% and ADR (excluding joint venture partner interests in joint ventures) increased 7.6% to $54.68 for the first nine months of 1996 compared to the first nine months of 1995. Since completing the Travelodge Acquisition on January 23, 1996, the Company has initiated its rebranding of certain properties, which has had a positive impact on both occupancy and rates. For example, in July 1996, the Company converted the 475-room Travelodge hotel at Kennedy Airport in New York to a Ramada Plaza hotel, and in November 1996, the Company converted the 236-room Travelodge hotel in Portland, Oregon to a Ramada Plaza hotel. Further, occupancy at the Company's hotels during the first nine months of 1996 over the first nine months of 1995 increased at a faster rate than occupancy levels for the hotel industry for that period. As a result of the increases in occupancy and rates, REVPAR (excluding joint venture partner interests in joint ventures) increased to $35.62 or 10% over the comparable nine-month period in 1995. The number of properties on a pro forma basis resulted in a net decrease of two during this period, which had a negligible impact on the REVPAR increase on a same hotel basis.

  Because unconsolidated joint ventures comprise a significant amount of the Company's hotel properties, the Company includes equity in earnings of unconsolidated joint ventures in its revenues as part of its operations.

  Pro forma hotel operating expenses only increased by $2.3 million or 7.0%, from $33.5 million in 1995 to $35.8 million in 1996 while hotel revenue increased by 10.7%. As a percentage of hotel revenue, operating expenses improved to 43.4% in 1996 from 44.9% in the nine months ended September 30, 1995 due primarily to tighter cost controls at the properties.

  Pro forma general and administrative expenses consist primarily of management expenses such as operations management, finances and hotel support services and general corporate expenses. General and administrative expenses increased negligibly in 1996 as compared to the same period in 1995.

  Pro forma marketing, franchise and reservation fee expense increased by $.4 million or 4.6%, from $8.4 million in 1995 to $8.8 million in 1996 primarily due to higher franchise fees and marketing expenses as a result of the increase in hotel revenue. The pro forma marketing, franchise and reservation fees do not reflect the approximately $3 million budgeted by the Company for marketing individual hotels.

  Net interest expense on a pro forma basis increased during the nine-month period ended September 30, 1996 as compared to the same period in 1995. The increase in net interest expense was due to a decrease in interest income in 1996 as a result of the lesser amount of cash available for investment as compared to 1995.

  Gaming development costs of $14.9 million during the nine months ended September 30, 1995 relate to costs associated with terminated gaming acquisitions, losses on sales of assets and writedowns of gaming assets. During the nine months ended September 30, 1996, the Company recorded $14.2 million in non-cash provisions for losses on gaming assets to present such assets at estimated net realizable value.

  No effect has been given to the termination of the Corporate Services Agreement in the pro forma financial statements of the Company included herein or incorporated by reference in this Prospectus.

  As a result of the Company's historical losses no benefit for income taxes has been recorded and the Company has a deferred tax asset of $13.8 million with a 100% valuation allowance. To the extent that Chartwell earns a profit, the Company may be able to release some or all of the tax valuation allowance.

  Pro forma EBITDA before gaming expenses increased by $4.2 million or 28.8%, from $14.6 million in 1995 to $18.8 million in 1996 due primarily to an increase in hotel revenue compared to the prior period.

 Historical Nine-Month Periods Ended September 30, 1996 and September 30, 1995

  Since completing the Travelodge Acquisition on January 23, 1996, the Company's operations have been focused on the lodging business. Therefore, the results of operations for the nine-month period ended September 30, 1996 are not comparable to the prior years' periods when the Company was engaged in the development of prospective gaming facilities. Therefore, substantially all the categories of revenue and expense (other than gaming development costs and provisions for gaming losses) are related to the ownership and management of hotel properties in 1996 with no comparative amounts for 1995. Accordingly, the Company's operating results for the nine-month period ended September 30, 1996 from operations other than lodging activities and 1995 (when the Company did not engage in lodging activities) consist of modest investment revenue. In addition, during the first nine months of 1996, the Company's interest expense was $4.6 million on acquisition debt while the Company had no interest-bearing debt load in 1995. Gaming development costs expense for the nine-month period ended September 30, 1995 primarily consisted of writedowns of gaming assets and related expenses associated with terminated transactions. In the nine-month period ended September 30, 1996, in connection with the Company's ongoing periodic evaluation of its gaming assets, the Company provided $14.2 million in non-cash reserves on its gaming assets to account for estimated impairment on the value of these investments. These losses were based on the Company's evaluation of the ability to generate cash flow, which have been negatively impacted by the environment for alternative gaming venues and the inability to obtain gaming licenses in certain cases. The Company's provision related to the following investments:

    a) The Boomtown, Inc. investment approximates $4.8 million prior to the writedown. The Company is leasing a casino and barge in Biloxi, Mississippi to an unrelated third party under a 25 year lease. Rental income is equal to 16% of the facility's EBITDA net of marketing fees payable to HFS. Historically, the Company has not received cash flow after the marketing fees. The Company does not anticipate receiving cash flow during the remaining term of the lease and believes that the value after 25 years may be negligible. As a result, the Company has fully reserved against this investment as of June 30, 1996.

    b) The Company has a 19.9% limited partnership interest in Prescott Convention Center Limited Partnership ("PCC"). PCC owns a hotel and a convention center in Prescott, Arizona with a leased casino. Historically, the Company has not received net distributions after marketing fees payable to HFS and based on discussions with the general partner does not anticipate receiving net distributions in the future. As a result the Company has fully reserved approximately $4.8 million for this investment as of September 30, 1996 through the provision for losses on gaming assets.

    c) Century Casinos, Inc. common stock was written down to the market value of the stock which was $150,000 at September 30, 1996. A $75,000 writedown was included in the provision for losses on gaming assets in the second quarter to reflect the writedown to market value. During September 1996, 100,000 shares were sold in the amount of $130,000 for a loss of $45,000. Management expects to sell the remaining 100,000 shares during the fourth quarter of 1996.

    d) The Odyssey Gaming Corporation's investment approximates $3.8 million prior to the writedown and consists of non-voting preferred stock convertible into common stock representing a 20% interest in Odyssey Gaming Corporation. As of June 30, 1996 Odyssey has no assets and was automatically dissolved by the Delaware Secretary of State for failure to pay its taxes and file annual reports. The Company has fully reserved against this investment as of June 30, 1996.

    e) The Alpha warrants were written down by $830,000 to fair value utilizing the Black-Scholes option valuation model at December 31, 1995 and a comparison to the fair market value of similar marketable securities issued by Alpha Hospitality Corp. at September 30, 1996.

  In the second quarter of 1995, the Company expensed $1.8 million of professional and loan commitment fees associated with the terminated Par-A-Dice transaction, which involved the proposed acquisition of Par-A-Dice Gaming Corporation, an operator of a riverboat casino in East Peoria, Illinois, and expensed a $1.0 million valuation allowance established for the Company's investment in Century Casinos, Inc. common stock following the State of Indiana's June 1995 unfavorable decision towards Century's proposed casino in Switzerland County, Indiana. The Company expensed approximately $1.4 million of professional fees, primarily in the first quarter of 1995, incurred in connection with the Company's proposed merger with Boomtown, Inc. that was terminated in April 1995.

LIQUIDITY AND CAPITAL RESOURCES

  On January 23, 1996, the Company completed the Travelodge Acquisition for approximately $98.4 million, plus expenses, less certain working capital adjustments totalling approximately $3.1 million. In a related transaction prior to consummation of the Travelodge Acquisition, HFS and Motels of America, Inc. acquired from Forte Hotels the Travelodge franchise system and 19 hotel properties, respectively, for an aggregate purchase price of $71.6 million. The principal assets of Forte Hotels acquired by the Company consisted of fee and leasehold interests in 18 wholly owned hotels (one of which was subsequently disposed of) and joint venture interests in 97 additional hotel properties. The Company financed $60 million of the purchase price and related expenses of the Travelodge Acquisition with proceeds from the Company's former credit facility with Chemical Bank and Bankers Trust Company and $38.4 million with existing cash.

  On January 23, 1996, the Company caused a $15.0 million standby letter of credit to be issued in favor of Bank of America National Trust and Savings Association to secure borrowings under the Company's loan agreement with that bank.

  On February 14, 1996, the Company entered into an agreement with CL Associates and FSNL to sell four million newly issued shares of the Company's common stock to CL Associates and FSNL for $57 million. This transaction was completed on August 8, 1996. CL Associates and FSNL own approximately 52% of the outstanding stock of the Company. HFS provided advisory services in connection with the transaction for which the Company paid a fee of $1.14 million.

  The Company completed the Canadian Acquisition by paying approximately $70 million to purchase substantially all of CPLP's existing bank debt and to pay certain specified closing costs (including real estate and transfer taxes) and by assuming the liability for identified trade payables and property specific bank debt, aggregating approximately another $7 million.

  In connection with the Canadian Acquisition, the Company became obligated to make certain payments to the unit holders of CPLP in future years pursuant to a Future Payments Agreement (the "Future Payments Agreement"). Generally, the Company is obligated to pay to CPLP a percentage of net cash flow ("Remaining Cash Flow") generated by the hotels acquired from CPLP (the "CPLP Hotels") remaining after all expenses have been paid and the Company has received a cumulative, compounded, 13% per annum preferred return on its net cash investment (approximately $70 million as of October 31, 1996) in the CPLP Hotels (the "Chartwell Preferred Return"). The Company is required to pay CPLP
(i) 100% of Remaining Cash Flow up to C$600,000 ($441,177), (ii) 16% of the next C$1.8 million ($1.3 million) of Remaining Cash Flow after C$600,000 ($441,177) and (iii) 25% of Remaining Cash Flow in excess of C$2.4 million; provided further, the Company is obligated to pay to the unit holders of CPLP a minimum payment of C$200,000 ($147,059) and C$400,000 ($294,118) during 1997 and 1998, respectively. The Company is also required to pay an amount equal to 25% of the net capital proceeds realized by the Company from any sales and refinancings of any CPLP Hotel, after payment to the Company of its investment in the CPLP Hotels, the Chartwell Preferred Return and transaction costs.

  The Company is able to terminate its obligation to make these payments to CPLP at any time after December 31, 2000, but no later than October 1, 2008, upon making a termination payment of an amount based on the cash flow generated by the CPLP Hotels during the prior 12 months but, in any event, no less than C$800,000 ($588,235), calculated in accordance with the terms of the Future Payments Agreement.

  No payment from the Company to CPLP would have been due on a pro forma basis for the fiscal year ended December 31, 1995 (or the nine months ended September 30, 1996) under these arrangements.

  The Company has launched a major capital improvement program to increase room and occupancy rates by improving the quality of its properties. As part of this program, the Company expects to upgrade the interior and exterior of all properties that do not meet corporate standards. By mid-1997, the Company intends to have invested approximately $30 million in capital improvements (including $8 million to be invested by the Company's joint venture partners). All but $4 million of this amount will be invested in the U.S. properties, representing approximately 31% of the acquisition cost per room of those properties. These investments are in addition to amounts budgeted for regular capital maintenance. As of October 31, 1996, the Company had spent approximately $1.5 million out of the total $30 million budgeted for capital expenditures. Once this capital initiative is completed, the Company intends to maintain a regular program of capital improvements, including the renovation and refurbishment of certain of its existing hotels. The program is expected to enhance the competitiveness of its Travelodge hotels and increase profitability. The Company intends to finance this capital expenditure program with borrowings under the Credit Facility and excess cash on hand.

  In connection with the Canadian Acquisition, the Company entered into a development agreement with NRG, pursuant to which NRG has agreed to identify new hotel properties for acquisition and development in Canada on behalf of the Company. The Development Agreement provides that the Company pay to NRG approximately $588,000 and approximately $370,000 during each of the years ended October 1998 and October 1999. The Development Agreement is terminable at will by either party after October 1, 1997. No effect has been given to the payment of the fees pursuant to Development Agreement in the pro forma financial Statements of the Company included herein or incorporated by reference in this Prospectus. See "Business--External Growth Opportunities-- Travelodge Acquisition."

  The Company is a party to a development advance agreement, dated as of October 1996, pursuant to which HFS will make a $2.8 million development advance to the Company in December 1996. The Company is required and expects to receive consent from its lenders under the Credit Facility prior to the effective date of the development advance agreement. The development advance must be repaid by the Company, without interest, on December 31, 2000, but the amount required to be repaid will be reduced to the extent that hotels acquired or constructed by the Company become HFS franchised hotels under franchise agreements of ten years or longer using any HFS brand other than Wingate Inn. The development advance will be reduced on a dollar-for-dollar basis through December 31, 2000 for each dollar in initial and recurring royalty fees payable to HFS under those new franchise agreements.

  The Company is a 50% partner in Chartwell de Mexico along with Grupo Piasa. Chartwell de Mexico is to be funded with up to $20 million in capital contributions, $10 million of which will be contributed by the Company and $10 million of which will be contributed by Grupo Piasa.

 Credit Facilities

  General: HFS has agreed to extend up to $75 million in guarantees, security and other credit enhancements to secure the Company's credit facilities until February 28, 2003. Pursuant to this agreement, HFS has guaranteed $75 million of the Company's borrowings under the Credit Facility. See "Certain Transactions--Relationships With HFS."

  The Company is a party to a Credit Facility among the Company, Chartwell Canada Corp., which is a subsidiary of the Company ("Chartwell Canada"), The Chase Manhattan Bank, as Administrative Agent, The Bank of Nova Scotia, as Syndication Agent, and the Banks from time to time parties thereto (the "Credit Facility"). The Credit Facility provides that the Company may borrow up to $150 million under a revolving credit commitment (the "Commitment"), which may be utilized for the incurrence of revolving credit loans or the issuance of letters of credit. An amount of up to C$95 million ($69.9 million) of the Commitment is available to be borrowed by Chartwell Canada or Bear Financial Corp. ("Bear"), which is also a subsidiary of the Company, as a Subfacility under the Credit Facility (the "Canadian Subfacility"). The Company is jointly and severally liable for all borrowings by Chartwell Canada or Bear under the Canadian Subfacility. HFS has guaranteed $75 million of the Company's obligations under the Credit Facility. As of October 1, 1996 approximately U.S. $11 million aggregate principal amount of revolving loans and C$90 million (approximately U.S. $66 million) aggregate principal amount of revolving loans were outstanding under the Credit Facility. In addition, as of October 1, 1996, the Company had incurred obligations under the Credit Facility of approximately $15 million representing borrowings for letters of credit. All outstanding obligations under the Credit Facility mature in August 2002.

  Borrowings under the Credit Facility are available to the Company to finance the acquisition of hotel properties and to finance the Company's working capital and general corporate requirements. Borrowings under the Canadian Subfacility were used to finance the acquisition of hotels from CPLP and to pay the fees and expenses related to the Canadian Acquisition.

  Revolving loans denominated in US dollars under the Credit Facility are available as base rate loans or Eurodollar loans. Revolving loans denominated in Canadian dollars under the Credit Facility are available as Eurodollar loans. Interest on the outstanding principal amount of each base rate loan is payable at an annual rate equal to the highest of (A) .5% in excess of the Federal Reserve reported certificate of deposit rate, (B) .5% in excess of the federal funds rate or
(C) the prime lending rate of The Chase Manhattan Bank. Interest on the outstanding principal amount of each Eurodollar loan is payable at an annual rate equal to the sum of the applicable margin (which is within a range of
 .40% to .875% based on the principal amount of revolving loans and letters of credit outstanding) plus the Eurodollar rate. The Company is obligated to pay a commitment fee on the unutilized portion of the Credit Facility at an annual rate of .2% to .375% depending on the principal amount of revolving loans and letters of credit outstanding. The Company is also obligated to pay a fee in respect of each outstanding letter of credit equal to the applicable margin on the stated amount of the letter of credit, plus an additional fee equal to the higher of (A) $500 and (B) a rate per annum agreed to in writing by the Company and the issuing bank of the letter of credit.

  The aggregate revolving credit commitment will reduce by $7.5 million in 1998 and 1999 and $10 million each year thereafter. To the extent outstanding borrowings exceed the resulting commitment amount, principal will be required to be repaid. The revolving credit commitment amount also will be reduced and, to the extent outstanding borrowings exceed the resulting commitment amount, principal will be repaid upon the occurrence of certain events specified in the Credit Facility. In addition, the Credit Facility is subject to termination upon a change of control as defined in the Credit Facility or if CL Associates or FSNL dispose of any of their shares of Common Stock.

  The Credit Facility contains covenants restricting, with certain exceptions, the Company and its subsidiaries and joint ventures from: (i) creating, incurring or assuming any liens; (ii) merging or consolidating or disposing of its assets, or acquiring assets from any other person; (iii) changing the nature of their respective businesses; (iv) incurring indebtedness other than existing indebtedness, subordinated indebtedness not to exceed $50 million to finance permitted acquisitions and other permitted indebtedness specified in the Credit Facility; (v) paying dividends or making restricted payments; and
(vi) modifying the agreements relating to the Company's indebtedness and preferred stock or its corporate charter documents.

  In addition, the Company's ability to borrow under the Credit Facility is subject to customary conditions and covenants, including that there not exist a material adverse change in the Company's operating performance. The Credit Facility also requires that the Company, in certain cases on a stand-alone basis and in other cases on a consolidated basis with its subsidiaries and joint ventures, satisfy certain financial ratio coverage tests, including maintenance of net worth, minimum interest coverage, minimum current ratio, and maximum leverage coverages.

  Bank of America Loan Agreement: The Company has a loan agreement with Bank of America National Trust and Savings Association ("B of A"). That loan agreement (the "B of A Loan Agreement") permits the Company and certain of the joint ventures through which it owns hotels to make revolving credit borrowings in an aggregate amount of up to $10 million and provides for an uncommitted credit facility, which is available at the sole discretion of B of A, in an aggregate amount of up to $5 million. Borrowings under the B of A Loan Agreement may be made until December 31, 1996. Revolving credit borrowings under the B of A Loan Agreement may be made, at the option of the Company, as short-term borrowings, which have a maximum maturity of six months, or medium-term borrowings, which have a maximum maturity of five years. Short-term borrowings bear interest, at the option of the Company, at the B of A prime rate, 1/2 of 1% in excess of the B of A offshore rate or 3/4 of 1% in excess of the B of A CD rate. Medium-term borrowings bear interest at the B of A prime rate plus 1% per annum. The borrowings under the B of A Loan Agreement are secured by a $15 million standby letter of credit issued under the credit facility. The Company is obligated to pay a commitment fee at an annual rate of .1875% on the unutilized portion of the B of A Loan Agreement. Borrowings under the B of A Loan Agreement were approximately $6.3 million at September 30, 1996.

CASH FLOWS

  Cash provided by (used in) operating activities was $7.7 million for the nine months ended September 30, 1996 compared to $(6.9) million for the nine months ended September 30, 1995. The change relates primarily to the change in the Company's focus to the lodging industry from the gaming business that produced operating cash flow and the elimination of gaming development costs.

  Cash (used in) provided by investing activities was ($103.0) million for the nine months ended September 30, 1996 compared to $5.8 million for the nine months ended September 30, 1995. This change related primarily to the Travelodge Acquisition and related costs offset by the receipt of principal payments on loans.

  Cash provided by financing activities was $61.6 million for the nine months ended September 30, 1996 compared to no cash for the nine months ended September 30, 1995. This change resulted from net borrowing proceeds and proceeds from the sale of stock to CL Associates and FSNL.

IMPACT OF INFLATION

  The primary source of revenue of the Company is gross room revenue of lodging facilities. The Company does not believe that an increase in the rate of inflation would have an unfavorable impact on its operations.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENT

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which became effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock-based compensation awards to employees and will disclose the required pro forma effect on net income and earnings per share.

SEASONALITY

  The hotel industry is seasonal in nature. Room occupancy rates at the Company's hotels are affected by normally recurring seasonal patterns and, in most locations in the United States and Canada, are higher in the late spring through early fall months (May through October) than during the balance of the year, with the lowest occupancy rates occurring in the first quarter of the year. As a result, the Company expects to experience seasonal lodging revenue patterns similar to the hotel industry with the summer months, due to the increase in leisure travel, producing a higher revenue than other periods during the year.

                                   BUSINESS

  Chartwell is an opportunistic acquiror of diversified hotel properties that it believes provide the potential for cash flow and earnings growth, principally through rebranding, repositioning, reimaging and remarketing. Chartwell owns, directly or with joint venture partners, 134 hotel properties in both the full-service and limited-service segments, including approximately 11,580 guest rooms, located in 26 states and six Canadian provinces. In the full-service segment, Chartwell operates 27 hotels aggregating approximately 5,430 guest rooms that contributed 57% of Chartwell's gross room revenues (including gross room revenues of unconsolidated joint ventures) during the nine-month period ended September 30, 1996 on a pro forma basis. Chartwell's remaining 107 hotels, consisting of approximately 6,150 rooms, operate in the limited-service segment, principally under the Travelodge brand.

  Chartwell was spun off from HFS in 1994 and until late 1995 was engaged in the business of investing in casino gaming facilities. In December 1995, an investment group primarily consisting of members of the Fisher Brothers family and a limited liability company owned principally by a trust for the benefit of Gordon Getty and members of his family acquired a 16.6% equity interest in Chartwell by purchasing newly issued shares of Common Stock. In connection with that purchase, Richard L. Fisher, a member of the Fisher Brothers family, was elected to Chartwell's Board of Directors and to the chairmanship of Chartwell's executive committee. At the same time, Chartwell's Board of Directors decided to redirect the focus of Chartwell's business from gaming to lodging and Chartwell agreed to acquire full and partial interests in 115 Travelodge hotels, consisting of approximately 8,000 guest rooms, from Forte Hotels, Inc. for approximately $98 million (a cost of approximately $13,000 per guest room after accounting for joint venture interests and other assets acquired).

  In connection with the closing of the Travelodge Acquisition in January 1996, Chartwell agreed in principle to issue four million shares of Common Stock for an aggregate purchase price of $57 million to an expanded investment group, consisting of CL Associates and a trust for the benefit of Charles de Gunzburg, Mr. Fisher was elected Chairman and Chief Executive Officer of Chartwell, a new senior management team was assembled, and Mr. Fisher and that new management team began to implement Chartwell's current strategy. Since that time, Chartwell has (i) increased revenue per available room for the nine months ended September 30, 1996 by approximately 10% (excluding joint venture partner interests in joint ventures) compared to the same period in 1995 at the hotels acquired in the Travelodge Acquisition, (ii) acquired 21 Travelodge hotels in Canada (including a one-half interest in a joint venture) totalling approximately 3,500 guest rooms, for approximately $77 million (a cost of approximately $22,000 per guest room), (iii) obtained the 30-year exclusive master franchise licenses for the Travelodge brand in Canada and Mexico, and
(iv) formed a joint venture with Grupo Piasa, a diversified Mexican real estate and development company, for the purpose of developing and operating Travelodge hotels throughout Mexico. Chartwell has curtailed future activities in the gaming industry and, during the nine-month period ended September 30, 1996, derived no operating revenues from gaming.

  Many of Chartwell's Travelodge properties are situated in premier locations, such as San Francisco's Fisherman's Wharf, San Diego's Harbor Island and Walt Disney World Village, where development of new hotels is limited by significant barriers to entry, including availability of financing, strict zoning regulations and limited, high-cost development sites. Chartwell's limited-service hotels generally do not provide full-service management-intensive facilities and services, such as in-house restaurants or cocktail lounges, banquet centers, conference rooms, room service, recreational facilities or other services and facilities that Chartwell believes its targeted customers do not typically value. By omitting these facilities and services, Chartwell believes that its Travelodge properties are able to deliver a product that addresses both its customers' needs and price expectations. Chartwell is the largest owner of Travelodge hotels in North America. Travelodge, a franchise brand owned by HFS, is the fourth largest limited-service hotel chain in North America in number of rooms with over 500 hotel properties and approximately 43,000 guest rooms. The Travelodge brand is designed to attract the economy-conscious leisure and business traveler seeking room quality and hotel locations that are generally comparable to those of mid-price hotels, but at lower average room rates. In Canada, Travelodge is primarily a full-service hotel chain.

COMPETITIVE STRENGTHS

  Chartwell believes that its primary competitive strengths include the following:

  . Experienced Management Team. Chartwell's senior management team has substantial hotel acquisition, development and operations experience. Richard L. Fisher, the Chairman of the Board and Chief Executive Officer of Chartwell, and Martin L. Edelman, the President of Chartwell, are also partners, and are actively involved, in a series of private partnerships that own a portfolio consisting of 68 hotel properties aggregating approximately 11,500 guest rooms and various mortgage loans to other hotels. In addition, Mr. Fisher is a principal of Fisher Brothers, one of the largest owners of commercial real estate in New York City and Mr. Edelman is an attorney who has negotiated and advised clients in the acquisition and development of hotels for more than 15 years.

  . Brand and Market Flexibility. Chartwell's flexible acquisition, development and repositioning strategy permits Chartwell to own and operate hotels in different market segments and under different franchise brands. This strategy enables Chartwell to capture opportunities to reposition properties in an optimal manner.

  . Significant Borrowing Capacity. After giving effect to the use of proceeds of the Offering, Chartwell will continue to have approximately $115 million under its $150 million committed line of credit. In addition, HFS has agreed to guarantee up to $75 million of borrowings under this credit facility through February 2003, providing Chartwell with a favorable borrowing rate under the facility. Management believes that Chartwell's availability under its line of credit, together with the HFS Guarantee, provide Chartwell with significant borrowing capacity to fund its growth through the acquisition, development and repositioning of hotels.

  . Strategic Relationship with HFS. Since the spin-off of Chartwell from
    HFS, Chartwell has continued its strategic relationship with HFS. Chartwell is the largest franchisee of HFS' Travelodge brand; three of Chartwell's directors are directors of HFS, including Henry R. Silverman, the Chairman of the Board and Chief Executive Officer of HFS; Chartwell's President is a director of HFS and a member of its executive committee; and HFS has provided the HFS Guarantee.

  . Owner and Operator of Hotels. Chartwell owns and operates, directly or with joint venture partners, all of its hotels. Chartwell believes that this commitment to hotel equity ownership, together with its experienced in-house hotel management team, enables Chartwell to ensure the achievement of consistent, high quality standards at its hotels, which has contributed to improved hotel operating performance. Chartwell believes that this commitment allows it to maximize control over its hotels and to capture the benefits from their improved operating performance.

GROWTH STRATEGY

  Chartwell's new senior management team has implemented multiple strategies to increase cash flow, earnings and shareholder value by (i) internal growth through an extensive capital investments program, of rebranding and repositioning of its existing hotels and of reimaging and remarketing of the Travelodge brand name, while controlling costs and (ii) external growth through increasing and diversifying Chartwell's hotel portfolio by selectively acquiring and developing hotels in different market segments and geographic regions.

    INTERNAL GROWTH OPPORTUNITIES: Chartwell believes that the hotels it acquired in the Travelodge Acquisition and the Canadian Acquisition, and the Travelodge brand as a whole, were allowed to significantly underperform their potential and believes that capital investments and operational changes designed to bring the performance of these hotels up to industry averages or higher offer the potential for significant earnings growth at these hotels.

  . Capital Investments: The Company believes that the hotels it acquired in the Travelodge Acquisition and the Canadian Acquisition offer the opportunity for significant increases in REVPAR through a capital expenditures program. The Company has launched an extensive capital improvement program to increase room and occupancy rates by improving the quality of its properties. As part of this program, the Company expects to upgrade the interior and exterior of all properties that do not meet corporate standards. In addition, the Company intends to redesign the architectural layout of its Travelodge hotels to provide them with a "curb appeal" necessary to compete in the limited-service market. The Company estimates that at least 103 of its Travelodge hotels are candidates for its capital improvement program. By mid-1997, the Company intends to have completed approximately $30 million in capital improvements (including $8 million to be invested by the Company's joint venture partners). Approximately $25 million of this amount will be invested in the hotels acquired in the Travelodge Acquisition, representing approximately 31% of the acquisition cost per room of those hotels. These investments are in addition to amounts budgeted for regular capital maintenance. As of October 31, 1996, the Company had invested only approximately $1.5 million out of the $30 million budgeted for capital expenditures. See "Business--Hotel Properties." Once this capital initiative is completed, the Company intends to maintain a regular program of capital improvements, including the renovation and refurbishment of certain of its existing hotels. The Company believes that this program will enhance the competitiveness of its Travelodge hotels to fully expand the potential offered by their locations.

  . Strategic Repositioning and Redevelopment of Current Hotels: Chartwell believes there is significant potential to increase REVPAR at selected hotels by repositioning those hotels through renovation and refurbishment as well as rebranding to more appropriate franchise affiliations. The Company believes that many of its Travelodge hotels would satisfy market demand through expanding the size of the hotel. For example, Chartwell intends to add approximately 200 guest rooms at the Travelodge at Walt Disney World Village (subject to approval by The Walt Disney Company) and approximately 100 guest rooms at the Fisherman's Wharf Travelodge, subject to local zoning approval. See "Business--Fisherman's Wharf Retail Arcade." The Company believes that in conjunction with its capital improvements program, a number of its current hotels will become more competitive and increase revenues by brand repositioning through conversion to another leading national franchise affiliation and/or expanding the size of the hotel. Since the Travelodge Acquisition, Chartwell has converted both the 476-room Travelodge hotel at Kennedy Airport in New York and the 236-room Travelodge hotel in Portland, Oregon to Ramada Plaza hotels and expects to convert the 207-room Travelodge hotel in San Diego, California to a Hilton hotel. The Company continues to evaluate and assess the strategic advantages of brand repositioning of all of its hotels in order to enhance the performance of its hotels.

  . Reimaging and Remarketing the Travelodge Brand Name: HFS has implemented a program in cooperation with Chartwell to revitalize the Travelodge brand name, which includes (i) the proposed expenditure of approximately $5.5 million budgeted by HFS through December 31, 1997 for marketing the Travelodge brand name, (ii) the reintroduction of the Sleepy Bear mascot and (iii) the introduction of a program that will reward guests with "Travel Miles," exchangeable for gifts. In addition, Chartwell has budgeted approximately $3 million for marketing individual hotels, generally in their local markets.

    EXTERNAL GROWTH OPPORTUNITIES:

  . Acquisition of Hotels: Chartwell seeks to continue the acquisition of underperforming hotels or portfolios of hotels throughout North America that are candidates for improved operating performance by implementing Chartwell's growth strategy of refurbishing, rebranding, repositioning, and reimaging underperforming hotels. Chartwell is uniquely positioned through its expertise, industry contacts and financial resources to pursue this acquisition strategy across all hotel market segments and geographic regions.

    Chartwell seeks to capitalize on its strength as a hotel owner/operator and its significant borrowing capacity by continuing to pursue the acquisition of hotels or portfolios of hotels that meet one or more of the investment criteria outlined below. The Company believes that its executive officers' experience in the hotel industry will enable the Company to acquire hotels that will maximize current returns to its stockholders. The Company employs five professionals who devote significant portions of their time to hotel acquisitions.

    Travelodge Acquisition: On January 23, 1996, the Company completed the acquisition of all of the outstanding shares of Common Stock of Forte Hotels from Forte USA, Inc. for approximately $98 million, net of working capital adjustments and including expenses. The principal assets of Forte Hotels consisted of fee and leasehold interests in 18 hotel properties (one of which was subsequently disposed of) and joint venture interests in 97 additional hotel properties (the "Acquired Forte Properties") constituting in the aggregate approximately 8,000 guest rooms. The Company's interest in the approximately 8,000 guest rooms comprising the Travelodge Acquisition were acquired at a cost per guest room of $13,000 (after accounting for joint venture interests and other assets acquired). Substantially all of the Acquired Forte Properties operate under the names "Travelodge" and "Thriftlodge" pursuant to franchise agreements acquired by HFS or entered into with HFS in connection with the Travelodge Acquisition. See "Business--Franchise Agreements." In connection with the Travelodge Acquisition, the Company also acquired the lease on Forte Hotels' corporate headquarters in El Cajon, California, and a 50% profits interest in the hotel management operations of Royco, a hotel management company based in Calgary, Canada which manages Canadian hotel properties. See "Business-- Canadian Acquisition." In a related transaction prior to consummation of the Travelodge Acquisition, HFS and Motels of America, Inc. acquired directly from Forte Hotels the Travelodge franchise system and 19 hotel properties, respectively, for an aggregate purchase price of $71.6 million.

    In connection with the Travelodge Acquisition, the Company also acquired a retail arcade that adjoins its 250-room Travelodge hotel located at Fisherman's Wharf, San Francisco and a 255-car parking garage. The hotel and retail complex, which occupies an entire city block, overlooks the San Francisco Bay. The retail arcade consists of approximately 20,000 square feet of ground floor frontage located on San Francisco's Jefferson Street. Currently, the arcade is fully-leased to 14 shops and restaurants. In connection with the Company's development plan, the Company, subject to local zoning approval, intends to expand the retail space an additional 30,000 square feet. The Company occupies the premises under a 74-year master land lease expiring in February 2035 with an annual rent fixed until termination at $80,000. In 1995 and the nine-month period ended September 30, 1996, the arcade generated approximately $2.0 million and $1.4 million, respectively, in net operating income.

    Canadian Acquisition: On October 1, 1996, the Company purchased from CPLP 20 hotels and a one-half interest in an additional hotel, which represent approximately 3,500 guest rooms, located throughout Canada. These hotels operate under the Travelodge brand name and are managed by Royco. The Company accomplished the Canadian Acquisition by paying approximately $70 million, in order to purchase substantially all of CPLP's existing bank debt and to pay certain specified closing costs (including real estate taxes), and by assuming the liability for identified trade payables and property specific bank debt, aggregating approximately another $7.4 million. The approximately 3,500 guest rooms comprising the Canadian Acquisition were acquired by the Company at an acquisition cost per room of approximately $22,000. In addition, the Company will be obligated to make certain contingent payments to CPLP following a preferred return to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Canadian Acquisition contributed approximately 30% of the Company's total revenues on a pro forma basis during the nine-month period ended September 30, 1996. See "Selected Pro Forma Consolidated Financial Statements." Of the $70 million payment, substantially all was financed by bank borrowings under the Credit Facility. In connection with the Canadian Acquisition, the Company entered into a 30-year master franchise agreement with HFS pursuant to which the Company is entitled to develop and operate, or to franchise others to develop and operate, lodging facilities in Canada under the Travelodge and Thriftlodge brand names. See "Certain Transactions-- Relationships With HFS--Canadian Master License." Also in connection with the Canadian Acquisition, the Company entered into a management services and franchise development agreement (the "MSFDA") with Royco. Royco manages the Company's Canadian hotels and future hotels acquired by the Company in
  Canada.   Subject to the Company's review, Royco may manage hotels on its own account. Under the MSFDA, Royco is also responsible for assisting the Company in developing new Travelodge and Thriftlodge lodging facilities in Canada under the Canadian Master License. As compensation for its services under the MSFDA, Royco receives 50% of the profits generated from these management and franchise development operations. The MSFDA also provides for the payment to Royco of additional fees under certain circumstances, including, upon the satisfaction of fixed performance goals and the termination of the agreement. The term of the MSFDA commenced on September 30, 1996 and expires on December 31, 2006. The Company has the option to renew the MSFDA for three additional terms of ten years each. Upon the expiration of the MSFDA, or in the event the agreement is terminated, Royco has the option to acquire the Company's interest under the Canadian Master License. Under its terms, the Canadian Master License is assignable by the Company to Royco. Upon the termination or expiration of the MSFDA, Royco shall have the option to purchase the Canadian Master License from the Company.

    Other Acquisitions: In addition to the Travelodge Acquisition and Canadian Acquisition, in May 1996 the Company acquired a 112-room Ramada and a 101-room Shoney in Brunswick, Georgia, which the Company intends to reposition, refurbish and convert into a 213-room "Gold Key" designated Ramada. The Company also intends to develop an additional 80-room hotel at the Brunswick site. Acquisitions entail risks that acquired hotels will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to reposition hotels will prove inaccurate, as well as general investment risks associated with any new real estate investment. In addition, future trends in the hotel industry may make future acquisitions economically impractical. Moreover, there can be no assurance that the Company will be able to acquire hotels that meet its investment criteria or that any such hotels' operations can be successfully improved. See "Risk Factors--Expansion Risks." The Company has a $150 million line of credit and believes that its limited leverage, together with HFS' agreement to guarantee up to $75 million of the Company's credit facilities, will allow the Company to finance a significant acquisition program.

  . Selected Development of Hotels: Selected development of new hotels is a key part of Chartwell's external growth program.

    Management believes that attractive opportunities exist for the development of new full-service and limited-service hotels in certain markets of the United States, Canada and Mexico. Consistent with its development strategy of diversifying and expanding its hotel portfolio, since the Travelodge Acquisition, the Company has purchased development sites in Santa Fe, New Mexico and Irving, Texas. The Company is currently developing a 100-room Fairfield Suites at its Santa Fe development site. The project, which is located adjacent to the historic district of Santa Fe, is scheduled for completion in late 1997 and will also include the construction of two free-standing casual-style restaurants and is expected to include the development of an additional hotel. The other development site in Irving, Texas will consist of a 112-room Wingate Inn located at the north entrance of the Dallas/Fort Worth International Airport. The hotel is scheduled for completion in the fourth quarter of 1997.

    The Company currently has entered a contract to purchase a development site in Phoenix, Arizona. The Company anticipates that most of its newly-developed hotels will be franchised under major franchise brands such as Hampton Suites(R), Wingate Inn and Hilton Garden Inn(R). If the Company purchases the Phoenix property, management expects that the development of these sites would result in an additional 100 guest rooms. Like acquisitions, new project development is also subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs. Accordingly, there can be no assurance that the Company will be able to develop hotels that meet its investment criteria, site selection process or that any hotels can be successfully developed. See "Risk Factors--Expansion Risks."

    Chartwell de Mexico: On July 12, 1996, the Company entered into a joint venture with a wholly owned subsidiary of Grupo Piasa for the purpose of developing and operating, or franchising others to operate, lodging facilities in Mexico under the Travelodge and Thriftlodge brand names. Grupo Piasa is a non-core business development arm of Grupo Acerero del Norte, a large privately-owned holding company controlled by the Autrey and Ancira families. Their investments include a controlling interest in AHMSA, a major Mexican steel company, as well as extensive holdings in mining, energy and chemicals. Through Chartwell de Mexico, the Company intends to develop up to 30 Travelodge facilities throughout Mexico and to establish Travelodge as the dominant limited service brand in Mexico's emerging market. The Company's joint venture with Grupo Piasa represents the most significant step by the Company in pursuing its development strategy. Chartwell de Mexico is to be funded with up to $20 million in capital contributions, of which half are to be contributed by the Company. Chartwell de Mexico's development strategy is to seek development locations near major metropolitan markets, airports and commercial centers and to construct hotels to attract the economy-conscious business and leisure traveler. The Company believes that there is a significant demand in the Mexican market for an American franchise hotel brand. The Company will provide the joint venture with access to such an established brand through the Travelodge franchise. The Company intends to capitalize on Grupo Piasa's extensive Mexican resources and industry contacts to access acquisition opportunities not readily available to the market in general. Chartwell de Mexico, in association with Wings, a Mexican casual dining restaurant chain, intends to permit Wings to construct and lease from the Company restaurant facilities in close proximity to its hotels in order to afford its guests convenient dining facilities. On September 18, 1996, the joint venture entered into a 30-year exclusive master franchise agreement with HFS, pursuant to which the joint venture is entitled to franchise others to develop and operate, lodging facilities in Mexico under the Travelodge and Thriftlodge brand names. Chartwell de Mexico is obligated under the Mexican Master License to develop a fixed number of hotel suites or resort lodging guest rooms by December 31 of each year through 2006.

LODGING INDUSTRY

  According to Smith Travel Research, the United States and Canadian lodging industries are currently experiencing a significant recovery from an extended period of unprofitable performance in the late 1980's and early 1990's. The Company believes that this broad industry recovery will contribute to growth in occupancy, room rates and revenue at its hotels (and hotels subsequently acquired by the Company). The industry downturn in the late 1980's and early 1990's resulted from a dramatic increase in the supply of hotel rooms, which resulted from the development of new hotels, because of the availability of financing from banks, savings and loans, insurance companies, high yield bonds and various tax incentives, that significantly outpaced growth in demand. The hotel industry began its recovery in 1992. According to Smith Travel Research, occupancy rates for the U.S. lodging industry were 61.7%, 63.0%, 64.6% and 65.2% for 1992, 1993, 1994 and 1995, respectively, reflecting increases in guest room demand of 3% from 1991 to 1992, 3.2% from 1992 to 1993, 4% from 1993 to 1994 and 2.7% from 1994 to 1995 and increases in guest room supply of 1.3%, 1.0%, 1.4% and 1.7% during those same periods. The Company believes these improved lodging fundamentals have created a favorable environment for internal growth at its hotels and for acquisitions. However, historical industry performance may not be indicative of future results. See "Risk Factors--Risks of the Lodging Industry." The following table presents occupancy, ADR and REVPAR for all U.S. hotels, all full-service and limited-service U.S. hotels and all full-service Canadian hotels for the periods indicated.

                              EIGHT MONTHS
                                  ENDED
                               AUGUST 31,        YEAR ENDED DECEMBER 31,
                              ------------- ----------------------------------
                               1996   1995   1995   1994   1993   1992   1991
OCCUPANCY                     ------ ------ ------ ------ ------ ------ ------
All U.S. hotels .............  67.6%  66.9%  65.2%  64.6%  63.0%  61.7%  60.7%
U.S. hotels (full-service)...  69.1%  68.1%  66.7%  66.1%  64.5%  63.3%  62.0%
U.S. hotels (limited-serv-
 ice)........................  68.0%  68.4%  66.3%  66.1%  65.1%  64.1%  64.0%
Canadian hotels (full-serv-
 ice)........................  67.9%  67.3%  66.1%  64.6%  61.1%  59.9%  60.7%

ADR (IN U.S. DOLLARS)
All U.S. hotels.............. $71.55 $67.14 $67.46 $64.34 $61.97 $59.90 $59.01
U.S. hotels (full-service)...  86.62  80.49  81.10  77.08  74.13  71.82  71.03
U.S. hotels (limited-serv-
 ice)........................  52.75  49.32  49.25  46.55  44.45  42.82  42.09
Canadian hotels (full-serv-
 ice)........................  71.29  66.73  66.49  63.34  61.85  63.45  65.51

REVPAR (IN U.S. DOLLARS)
All U.S. hotels.............. $48.39 $44.88 $44.02 $41.56 $39.03 $36.95 $35.81
U.S. hotels (full-service)...  59.83  54.84  54.09  50.95  47.81  45.44  44.03
U.S. hotels (limited-serv-
 ice)........................  35.88  33.72  32.68  30.78  28.94  27.46  26.93
Canadian hotels (full-serv-
 ice), Inc...................  48.43  44.89  43.96  40.90  37.79  37.98  39.79

Source: Smith Travel Research, Inc. Smith Travel Research has not provided any form of consultation, advice or counsel regarding any aspect of, and is in no way associated with, the Offering. According to Smith Travel Research, the "full-service" category in the U.S. and Canada includes hotels that offer in-house restaurant facilities while the "limited service" category includes hotels that do not have restaurants.

HOTEL PROPERTIES

  The Company owns fee and leasehold interests in 39 hotel properties (totalling approximately 6,200 rooms) and joint venture interests in 95 additional hotel properties (totalling approximately 5,400 rooms). Where the properties are operated as a joint venture or partnership, the Company is, in most instances, the 50% general partner. The Company's hotels are located in 26 states and six Canadian provinces, with a particular concentration in the states of California, Washington, Oregon, Nevada, Arizona and Florida, as well as the Province of Ontario. The states and provinces in which those hotels are located, the nature of the Company's ownership interest in those hotels, the number of rooms in each state, the brand affiliation of those hotels and whether those hotels are scheduled to undergo renovations and improvements to their (i) exterior design, (ii) guest rooms, (iii) mechanical systems and (iv) building envelope and roof, in accordance with the Company's capital improvement program, are set forth in the following table:

                             THE COMPANY'S HOTELS

                                                                    RENOVATION/CAPITAL IMPROVEMENT PROGRAM
                                                                  ------------------------------------------
                                                                  EXTERIOR/                        BUILDING
                                     # OF    FRANCHISE    OWNED/    CURB    GUEST ROOM  MECHANICAL ENVELOPE/
         HOTEL            LOCATION   ROOMS     BRAND        JV     APPEAL   RENOVATIONS  SYSTEMS     ROOF
         -----           ----------- ----- ------------- -------- --------- ----------- ---------- ---------
Full-Service:
San Francisco Wharf
 Hotel (1)                        CA   250    Travelodge   JV/78%      x          x          x          x
San Diego Harbor Island           CA   207    Travelodge    Owned                 x          x          x
Walt Disney World (2)             FL   325    Travelodge    Owned                 x          x          x
Brunswick                         GA   213 Ramada/Shoney    Owned      x          x          x          x
Mt. Laurel                        NJ   229    Travelodge    Owned      x          x          x          x
J.F.K.                            NY   476  Ramada Plaza    Owned      x          x          x
Portland                          OR   236  Ramada Plaza    Owned      x          x          x
Houston                           TX   205    Travelodge    Owned
Edmonton West                Alberta   226    Travelodge    Owned      x          x          x          x
Edmonton South               Alberta   222   Thriftlodge   JV/50%
Calgary Macleod Trail        Alberta   220    Travelodge    Owned      x          x          x          x
Calgary Int'l Airport        Alberta   203    Travelodge    Owned      x          x          x
Vancouver Airport        B. Columbia   160    Travelodge    Owned      x          x
Winnepeg                    Manitoba   156    Travelodge    Owned                 x
Toronto                      Ontario   228    Travelodge    Owned
Mississauga                  Ontario   225    Travelodge    Owned      x          x          x          x
Toronto North                Ontario   184    Travelodge    Owned      x          x                     x
Ottawa/Parliament Hill       Ontario   175    Travelodge    Owned      x          x          x          x
Kitchener                    Ontario   172    Travelodge    Owned      x          x          x          x
Windsor Downtown             Ontario   160    Travelodge    Owned      x          x          x
Scarborough                  Ontario   158    Travelodge    Owned      x          x                     x
London                       Ontario   144    Travelodge    Owned      x          x          x          x
Sudbury                      Ontario   140    Travelodge    Owned      x          x                     x
Ottawa East                  Ontario   129    Travelodge    Owned      x          x          x          x
Burlington                   Ontario   116    Travelodge    Owned      x          x          x          x
Ingersoll                    Ontario    98    Travelodge    Owned      x                                x
Laval                         Quebec   175    Travelodge    Owned      x          x          x          x
                         ----------- -----
TOTAL FULL-SERVICE         27 HOTELS 5,432
Limited-Service:
Athens                            AL    60    Travelodge    Owned      x          x                     x
Flagstaff                         AZ    49    Travelodge   JV/50%
Yuma                              AZ    48    Travelodge   JV/50%      x          x
Williams                          AZ    41    Travelodge   JV/45%                 x
Mesa                              AZ    39    Travelodge   JV/50%      x
San Francisco Airport
 North                            CA   197    Travelodge    Owned      x          x          x          x
Palm Springs                      CA   158    Travelodge   JV/50%      x          x          x
Monterey
 Fairgrounds/Carmel               CA   103    Travelodge   JV/80%      x          x                     x
Mission Valley                    CA   101    Travelodge   JV/25%      x          x          x          x
San Francisco Central             CA    84    Travelodge   JV/50%      x          x          x
San Francisco Downtown            CA    80    Travelodge   JV/50%      x          x          x
Visalia Thriftlodge               CA    77   Thriftlodge   JV/50%
San Diego Airport                 CA    72    Travelodge JV/62.5%                 x          x
Sacramento Downtown               CA    71    Travelodge    Owned      x          x          x          x

--------
(1) The Company, subject to local zoning approval, intends to expand the retail space at the Travelodge Fisherman's Wharf hotel by 30,000 square feet to 50,000 total square feet of retail space and to add approximately 100 guest rooms to the 250-room hotel.
(2) The Company intends to add approximately 200 guest rooms to the 325-room Travelodge at Walt Disney World Village subject to approval by The Walt Disney Company.

                                                                RENOVATION/CAPITAL IMPROVEMENT PROGRAM
                                                              ------------------------------------------
                                                              EXTERIOR/                        BUILDING
                                   # OF   FRANCHISE   OWNED/    CURB    GUEST ROOM  MECHANICAL ENVELOPE/
         HOTEL            LOCATION ROOMS    BRAND       JV     APPEAL   RENOVATIONS  SYSTEMS     ROOF
         -----            -------- ----- ----------- -------- --------- ----------- ---------- ---------
Long Beach Downtown          CA      63   Travelodge   JV/50%      x          x          x          x
Lake Tahoe South             CA      59   Travelodge   JV/50%                 x
San Francisco Airport
 South                       CA      58   Travelodge   JV/50%                 x          x
Anaheim                      CA      57   Travelodge    Owned      x          x
Santa Cruz                   CA      55   Travelodge   JV/50%      x          x                     x
Monterey Downtown            CA      49   Travelodge   JV/50%      x          x                     x
Rancho Bernardo              CA      49   Travelodge   JV/50%                 x
Lake Tahoe City              CA      47   Travelodge   JV/50%                 x          x
Eureka                       CA      46   Travelodge   JV/25%      x          x
San Diego Airport/
 Pt. Loma                    CA      45   Travelodge   JV/25%
La Jolla Beach               CA      44   Travelodge   JV/50%      x
Santa Rosa Downtown          CA      43   Travelodge   JV/50%                 x
Hollywood Inn                CA      39  Independent   JV/50%                 x
Milpitas                     CA      39   Travelodge   JV/50%
San Luis Obispo              CA      39   Travelodge   JV/50%
El Cajon Valley
 Thriftlodge                 CA      38  Thriftlodge    Owned      x          x          x          x
Ontario                      CA      33   Travelodge   JV/50%
Paso Robles                  CA      31   Travelodge   JV/50%                 x          x
Santa Rosa                   CA      31   Travelodge   JV/50%                 x
Berkeley                     CA      30   Travelodge   JV/50%                 x                     x
Cabrillo Central             CA      30  Independent   JV/50%                 x                     x
La Jolla Cove                CA      30   Travelodge   JV/50%                 x
San Diego Thriftlodge
 Downtown                    CA      30  Thriftlodge   JV/25%                 x          x          x
Bayview Thriftlodge          CA      29  Thriftlodge JV/57.8%      x          x
Golden Gate                  CA      29   Travelodge   JV/25%      x          x
Mojave                       CA      29  Independent   JV/10%
Palo Alto                    CA      29   Travelodge   JV/50%
Santa Monica                 CA      29   Travelodge   JV/25%      x          x          x
Balboa Park                  CA      28   Travelodge   JV/25%                 x
Burbank                      CA      28   Travelodge   JV/50%
Oceanside                    CA      28   Travelodge   JV/50%
Presidio                     CA      27   Travelodge JV/58.3%                 x
Ghirardelli Square           CA      25   Travelodge JV/62.5%      x          x          x          x
Eagle Rock
 (Eagle Rock Inn)            CA      24  Independent   JV/50%
San Diego Harborside         CA      24  Independent    Owned                 x                     x
San Diego Uptown
 Welcome Inn                 CA      24  Independent   JV/25%                 x
Santa Barbara City
 Center                      CA      23   Travelodge   JV/25%      x          x          x
Santa Barbara Beach          CA      19   Travelodge   JV/50%                 x          x
Embarcadero--Harbor          CA      18   Travelodge   JV/50%
Durango Lodge                CO      39  Independent   JV/50%      x          x
Ocala                        FL      68   Travelodge   JV/50%                 x                     x
Tallahassee                  FL      58   Travelodge    Owned                 x          x          x
Clearwater                   FL      48   Travelodge   JV/50%
Gainesville (Gainesville
 Lodge)                      FL      38  Independent   JV/50%      x          x          x
Sarasota Thriftlodge         FL      28  Thriftlodge   JV/25%
Lake Park                    GA      78   Travelodge   JV/49%      x                                x
Atlanta Downtown             GA      71   Travelodge   JV/50%      x          x
Mason City                   IA      47  Thriftlodge   JV/50%                 x
Boise                        ID      48   Travelodge   JV/50%                 x
Chicago O'Hare               IL      95   Travelodge JV/37.5%      x          x                     x
Quincy                       IL      68   Travelodge   JV/75%                 x          x          x
Terre Haute                  IN      57   Travelodge   JV/50%
Lawrence                     KS      68   Travelodge JV/87.5%                 x
Louisville                   KY      96   Travelodge   JV/50%      x                                x
Alexandria                   LA      70   Travelodge    Owned      x          x          x          x

                                                                   RENOVATION/CAPITAL IMPROVEMENT PROGRAM
                                                                 ------------------------------------------
                                                                 EXTERIOR/                        BUILDING
                                      # OF   FRANCHISE   OWNED/    CURB    GUEST ROOM  MECHANICAL ENVELOPE/
        HOTEL             LOCATION   ROOMS     BRAND       JV     APPEAL   RENOVATIONS  SYSTEMS     ROOF
        -----           ------------ ------ ----------- -------- --------- ----------- ---------- ---------
Lafayette Center                  LA     61  Travelodge   JV/50%                 x
Natick                            MA     68  Travelodge   JV/50%      x          x
Bedford                           MA     42  Travelodge   JV/50%      x          x
Missoula                          MT     60  Travelodge   JV/50%                 x
Billings                          MT     38  Travelodge   JV/50%
South Sioux City                  NE     61  Travelodge   JV/50%                 x
Santa Fe                          NM     48  Travelodge   JV/50%      x          x
Las Vegas South Strip             NV    128  Travelodge    Owned
Las Vegas Strip                   NV    100  Travelodge JV/48.8%
Reno                              NV     98  Travelodge    Owned      x          x          x
Las Vegas Downtown                NV     58  Travelodge   JV/50%
Cincinnati                        OH     71  Travelodge JV/62.5%      x          x
Zanesville Thriftlodge            OH     54 Thriftlodge   JV/50%                 x          x
Ashtabula                         OH     48  Travelodge JV/37.5%
Portland Thriftlodge              OR     77 Thriftlodge   JV/50%
Roseburg                          OR     40  Travelodge   JV/25%                            x
Lancaster                         PA     58  Travelodge   JV/50%      x          x                     x
Chambersburg                      PA     51  Travelodge   JV/50%                 x
El Paso City Central              TX    108  Travelodge   JV/50%
San Antonio Alamo                 TX     81  Travelodge JV/93.3%      x          x          x
Ogden                             UT     78  Travelodge JV/37.5%                                       x
Salt Lake City Center             UT     60  Travelodge   JV/50%                 x
Salt Lake City Temple
 Square                           UT     55  Travelodge JV/37.5%
Space Needle                      WA     88  Travelodge   JV/50%                 x          x
University (Seattle)              WA     74  Travelodge   JV/50%      x          x
Seattle City Center               WA     73  Travelodge   JV/75%      x          x          x          x
Omak Thriftlodge                  WA     59 Thriftlodge    Owned
Bellevue                          WA     54  Travelodge   JV/50%      x
Yakima                            WA     48  Travelodge   JV/50%                 x                     x
Moses Lake                        WA     40  Travelodge   JV/50%      x
Walla Walla                       WA     39  Travelodge   JV/50%                 x
Mercer Island                     WA     35  Travelodge   JV/75%                            x
Ephrata                           WA     28  Travelodge   JV/50%                 x
Kamloops                 B. Columbia     68  Travelodge   JV/50%      x
Revelstoke Lodge         B. Columbia     42  Travelodge   JV/50%
Oshawa/Whitby                Ontario    120  Travelodge    Owned      x          x
North Bay                    Ontario    100  Travelodge    Owned      x          x
Regina East             Saskatchewan    183  Travelodge    Owned      x          x                     x
                        ------------ ------
TOTAL LIMITED-SERVICE     107 HOTELS  6,149
                                     ------
TOTAL COMPANY             134 HOTELS 11,581
                                     ======

  All but 21 of the Company's hotels are Travelodge properties. Virtually all of the Company's hotel properties operate under the "Travelodge" brand name, although 10 operate under the affiliated "Thriftlodge(R)" brand name. The Company's hotels operated under the Travelodge brand name are generally of higher quality and provide a higher level of service than the Company's hotels operated under the Thriftlodge brand name. The Travelodge branded properties generally contain between 50 and 150 rooms and provide laundry services, complimentary newspapers, cable television with a premium movie channel, and in-room coffee service. The price per room for the limited-service Travelodge branded properties generally ranges from $40 to $60 per night. The Thriftlodge branded properties generally contain up to 75 rooms and provide fewer services than the Travelodge branded properties. The price per room for the Thriftlodge branded properties generally ranges from $25 to $45 per night. References herein to "Travelodge" properties include both Travelodge and Thriftlodge unless the context otherwise requires. The hotels currently owned by the Company that are not operated as Travelodges or Thriftlodges are operated under the franchise brands Ramada Plaza, Ramada or Shoney's(R) or as independent hotels.

  The Company's Travelodge hotels are designed to attract the economy-conscious business and leisure traveler seeking room quality and hotel locations that are generally comparable to those of mid-price hotels, but at lower average room rates. The Travelodge branded properties generally do not provide full-service management-intensive facilities and services, such as in-house restaurants or cocktail lounges, banquet centers, conference rooms, room service, recreational facilities or other services and facilities that the Company believes its targeted customers do not typically value. By omitting these facilities and services, the Company believes that its Travelodge properties are able to deliver a product that addresses both its customers' needs and price expectations.

OPERATIONS AND MANAGEMENT

  Chartwell pursues a strategy of centralized control over its operations. Management believes that this strategy reduces operating costs and allows the Company to implement its business strategy more effectively while controlling operating costs at its hotels.

  In connection with its new strategic direction into the lodging industry, the Company hired Ronald E. Jackson as its Chief Operating Officer on July 23, 1996. With more than 20 years' experience in the lodging industry, Mr. Jackson's operating expertise was viewed by the Company as complementary to the hotel acquisition and development expertise of Messrs. Fisher and Edelman. Since joining the Company's management team, and with the encouragement of the Company's joint venture partners, one of Mr. Jackson's primary responsibilities has been to create and implement a formal operations and management structure.

 Operations and Supervisory Staff:

  U.S. Operations: The Company or one of its joint venture partners directly manages each of the hotels in the United States. The Company does not utilize outside hotel managers who do not have an ownership interest in the hotel. Currently, each of the Company's hotels has its own on-site management and staff. On-site employees are supervised by regional managers at the Company's limited-service hotels and by a general manager at the Company's full-service hotels who in turn is supervised by the Vice President of Hotels or the Vice President of Motels, each of whom reports to the Vice President of Operations, who reports to Mr. Jackson.

  The Vice President of Operations is based at the Company's headquarters in New York and is charged with overseeing the Company's management of its limited- and full-service hotel portfolio. The Company's Vice President of Hotels is responsible for operations at the Company's eight full-service hotels. In turn, each of those eight hotels is managed on-site by a general manager who runs the day-to-day hotel operations and reports to the Vice President of Hotels. The Company's Vice President of Motels is responsible for the Company's U.S. limited-service hotels. Assisting the Vice President of Motels are five regional managers, each of whom is in charge of approximately 20 limited-service properties. The Company's five regional managers are located in San Diego, California, San Francisco, California, Irmo, South Carolina, Seattle, Washington and Cincinnati, Ohio. In furtherance of management's direct approach to the operations of its hotels, each regional manager maintains his office in one of the Company's limited-service properties. At the property level, each limited-service hotel is managed on-site by a general manager who lives on the property, runs the day-to-day hotel operations and reports to one of the five regional managers. Of Chartwell's U.S. limited-service joint venture properties, 58 are managed on-site by the Company's joint venture partners, while the balance are managed by Company employees. All of Chartwell's wholly owned limited-service properties are managed by Company employees.

  The on-site hotel management teams focus on providing guest services. This team consists of a general manager and, depending on the hotel's size and market positioning, also managers of sales and marketing, food and beverage, front desk services, housekeeping and engineering. The Company's operating objective is to exceed guest expectations by providing quality services and comfortable accommodations at the lowest cost consistent with each hotel's market position. On-site hotel management is responsible for efficient expense controls and uses operating standards established by the Company. Within parameters established in the operating and capital planning process, on-site management possesses authority on operating issues such as guest services, marketing strategies, hiring practices and incentive programs. Each hotel's management team is empowered to take all necessary steps to ensure guest satisfaction within established guidelines. The on-site management team receives direct support from the Company's centralized corporate department with accounting and finance, payroll, data processing and management information services, interior design, purchasing, hotel operations, human resources, recruiting and training, legal, advertising, insurance and telecommunications. The Company or one of its joint venture partners directly manages all of its hotels in the United States and does not utilize outside hotel managers.

  Canadian Operations: In Canada, 21 (including a one-half interest in a joint venture) of the Company's 24 hotels are managed by Royco. Royco's management team consists of a president of operations, a vice president of operations, two regional managers and support staff. See "Business--External Growth Opportunities--Canadian Acquisition."

  Hotel Development Staff: The Company's development staff consists of a Director of Development and three support staff members. The development team, in accordance with the Company's development strategy, is responsible for finding new sites suitable for hotel development, negotiating with franchisors in flagging new properties and finding hotels suitable for acquisition. See "Business--External Growth Opportunities--Selected Development of Hotels."

  The Company's construction department, which is headed by a Vice President of Construction, is responsible for implementing the Company's capital improvements program, designing and developing new hotel projects, refurbishing and replacing fixtures and equipment at the hotels and contracting for construction at new hotel development projects. The construction department, together with the Vice President of Hotels and the Vice President of Motels, is responsible for implementing the Company's "Prideful Maintenance" and "No Chipped Paint" programs that were designed to encourage the Company's on-site general managers to make preventative maintenance expenditures. See "Business--Growth Strategy--Capital Investments." Chartwell's construction staff includes an architect who is responsible for designing curb-side appeal improvements as well as for working with outside architects in developing prototypes and new common design features at the Company's Travelodge hotels. See "Business--Growth Strategy-- Strategic Repositioning and Redevelopment of Current Hotels." Complementing the construction department is the Company's engineering department which conducts regular visits to each hotel property in order to perform rigorous inspections of the Company's hotels. The Company also has a risk control manager who conducts audits of the hotels in order to improve risk management, which is critical to decreasing the company's insurance costs.

  Human Resources: The cornerstone of the Company's operations management is its human resources department. Headed by a manager located in New York and Vice President of Human Resources located in El Cajon, California, the Company's human resources department is responsible for implementing the "Prideful People" program that is designed to train its employees in sales, housekeeping, front desk services and leadership in order to ensure guest satisfaction and customer loyalty.

MARKETING AND PROMOTIONS

  The Company does not market its hotel properties on a company-wide level. Instead, it relies on HFS, as the franchisor of the Travelodge chain, and the franchisors of its other brands, to market the franchise brands under which the Company operates its hotels. Through the Travelodge brand franchise association, to which the Company appoints two members of the 12-member board, and the Company's close relationship with HFS, the Company is able to make recommendations to HFS' Travelodge sales and marketing department. For 1997, the Company has been informed by HFS that it has budgeted approximately $5.5 million for marketing the Travelodge brand.

  On a local level, the Company's hotels generally advertise in their individual markets and some of the Company's hotels with greater than 70 guest rooms employ small marketing staffs to carry on their local advertising and marketing programs. In addition, each on-site general manager typically makes regular calls to local companies and organizations in an effort to promote the good will associated with that particular hotel in the community. The Company's two regional sales and marketing directors also provide sales and marketing consultation to both the regional managers and directly to the on-site general managers. In cooperation with the regional sales and marketing staff, each on-site general manager is encouraged to develop and implement an individualized short and intermediate-term marketing plan. For 1997, the Company has budgeted approximately $3 million for marketing individual hotels generally in their local markets.

  HFS intends to implement a program in cooperation with the Company to revitalize the Travelodge brand name. Through promotional expenditures that highlight the affordable price, convenient location and consistent quality identified with the Travelodge brand, HFS intends to expand Travelodge's share of the leisure travel market. A core aspect of this strategy is HFS' reintroduction of the Sleepy Bear mascot for the Travelodge brand--at one time, a well-recognized symbol of the Travelodge chain. In 1997, HFS expects to introduce a "Travel Miles" program that will reward guests with "Travel Miles," exchangeable for gifts that include Sleepy Bear merchandise and free overnight guest rooms.

GROUND LEASES

  Approximately 67% of the Company's hotels are located on property covered by ground leases with unaffiliated third parties. These hotels contributed approximately 53% of the Company's pro forma hotel net operating profits (hotel revenue less hotel operating expense, rent, property taxes, franchise and marketing fees excluding depreciation) and a greater percentage of its revenues generated for such hotels, assuming the Travelodge Acquisition and Canadian Acquisition occurred on January 1, 1995 during the nine-month period ended September 30, 1996. All of these leases are net leases. Generally, the leases have fixed base rents of between $300 and $1,000 per month. In addition, the Company or the joint venture, as the case may be, is obligated to pay as rent a percentage, typically 7 1/2%, of its gross receipts that are in excess of an annual threshold amount, typically between $48,000 and $150,000. Gross receipts are typically defined as total revenue received by the joint venture, excluding sales from vending machines, newspapers, soda and telephone calls.

  The following table sets forth the number of ground leases scheduled to expire in each of the five-year periods ended December 31, 2001, December 31, 2006, December 31, 2011 and thereafter and the Company's pro forma hotel net operating profits, generated for such hotels for the nine-month period ended September 30, 1996, assuming the Travelodge Acquisition and the Canadian Acquisition occurred on January 1, 1995.


  YEAR OF EXPIRATION:         PRESENT-2001 2002-2006 2007-2011 2012-2063
  -------------------         ------------ --------- --------- ---------
  Total Number of Ground
   Leases(1)................        5          20        30        34
    Limited-service hotels..        5          20        29        29
    Full-service hotels.....      --          --          1         5
  Hotel Net Operating
   Profit(2)................       .6%        8.5%     13.0%     30.4%

(1) Assumes the renewal of ground leases for eight hotels which may be renewed at the option of the Company.
(2) Hotel revenue less hotel operating expenses, rent, property taxes, franchise and marketing fees excluding depreciation.

  Upon termination of a ground lease, the hotel located on the leased property will become the property of the lessor. The Company intends to attempt to negotiate renewals of the ground leases or the purchase of the real property from the lessor where it considers it to be advantageous to do so, but there can be no assurance that the Company will be able to do so. See "Risk Factors--Risk of Expiration of Ground Leases."

JOINT VENTURE AGREEMENTS

  Ninety-five of the Company's hotels are operated as joint ventures. The Company's percentage interests in these joint ventures vary, but the Company holds a 50% interest in 64 hotels and holds a joint venture interest greater than 50% in eleven hotels.

  For approximately one-third of these hotel properties, the Company acts as the day-to-day business manager of the property. For the balance of these hotel properties, the day-to-day business decisions of joint ventures are generally made by the Company's partner. Significant business decisions that fall outside the scope of day-to-day decisions are made jointly by the Company and the Company's joint venture partner. See "Business--Operations and Management." In addition to profits and losses under the joint venture, the day-to-day managerial partner typically receives a management fee equal to a percentage of the gross room revenues received from the operation of the hotel.

FRANCHISE AGREEMENTS

  All but ten of the Company's hotels are operated under franchise licenses with HFS and other nationally recognized hotel companies. The Company anticipates that most of the additional hotels in which it invests will be operated under franchise licenses. The Company believes that the public's perception of quality associated with a franchisor is an important feature in the operation of a hotel. Franchisors provide a variety of benefits for franchisees, which include national advertising, publicity, and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards, and centralized reservation systems.

  The Travelodge Franchise: The Company's Travelodge properties operate under franchise agreements with an affiliate of HFS as the owner of the Travelodge franchise systems. HFS acquired those franchise systems in connection with the Travelodge Acquisition. See "Certain Transactions--Relationships with HFS."

  The franchise agreements covering the Travelodge properties which are wholly-owned by the Company require monthly payment by the Company of a royalty fee of 4% of the property's gross room revenues plus a marketing fee also currently set at 4% of gross room revenues. The marketing fee may be changed from time to time by the franchisor. These franchise agreements have scheduled terms of 20 years but may be terminated by the Company prior to their scheduled expiration upon the payment of liquidated damages by the Company. The Company entered into a license agreement (the "Omnibus License Agreement") with an affiliate of HFS as licensor covering the Company's Travelodge properties that are owned by joint ventures. Under the Omnibus License Agreement, the Company is required to pay a license fee equal to 4% of gross room revenues multiplied by the Company's percentage interest in each of the hotel properties owned by joint ventures in which the Company acquired an interest, plus an additional amount, generally equal to 4.5% of gross room revenues, for national marketing and reservation services provided by HFS. The Omnibus License Agreement has a term of 20 years but may be terminated by the Company with respect to any particular joint venture prior to the scheduled expiration. Also, if any particular joint venture is terminated, then the franchisor may terminate the Omnibus License Agreement with respect to that particular property. In either case, the Company is required to pay liquidated damages upon the early termination of the Omnibus License Agreement with respect to any individual joint venture. No liquidated damages are due if a joint venture is terminated under the Omnibus License Agreement and becomes a licensee or franchisee of another HFS hotel brand.

  The amount of liquidated damages payable by the Company upon termination of the franchise agreements covering any property equals five times the amount of the royalty fees payable in respect of that property during the twelve months most recently preceding the termination if the termination occurs before the end of the fourth year of the franchise agreement. If the termination occurs thereafter, the amount of liquidated damages scales down annually, reaching two times the amount of the royalty fees payable in respect of that property during the twelve months most recently preceding the termination if the termination occurs after the sixth year of the franchise agreement. The franchise agreements are subject to cancellation in the event of a default, including the failure to operate the hotel in accordance with the quality standards of the franchisor.

  The Company's franchise agreements authorize the operation of a hotel under the "Travelodge" or "Thriftlodge" name at the specific location where the hotel is located and require that the hotel be operated in accordance with standards specified by the franchisor. The franchise agreements grant the franchisor a right of first refusal, exercisable for 30 days, if the Company proposes to sell, lease or sublease the franchised hotel and require the franchisor's consent to the transfer of the franchised hotel or of any interest in the subsidiary or joint venture that is a direct party to the franchise agreement. The Company's franchise agreements do not contain any territorial protection and, therefore, do not prohibit the franchisor from franchising competing properties in close proximity to the Company's property.

  Other Franchises: The Company's other franchise agreements also generally specify certain management, operating, recordkeeping, accounting, reporting, and marketing standards and procedures with which the Company must comply. The franchise agreements obligate the Company to comply with each franchisor's standards and requirements with respect to training of operational personnel, safety, maintaining specified insurance, and the types of services and products ancillary to guest room services that may be provided by the Company.

  The loss of a license for a hotel would, in most instances, result in the rebranding of the hotel, which might cause a loss of established customer good will and reduced revenues. The Company believes that the loss of a license for any individual hotel would not have a material adverse effect on the Company's financial condition and results of operations. The Company believes it will be able to renew its current licenses or obtain replacements of a comparable quality.

COMPETITION

  The hotel industry is highly competitive. The Company's hotels compete with numerous other hotels, motels and other lodging establishments in their market areas. Chains such as Days Inn and Howard Johnson, both of which are franchised by HFS, Comfort Inns, Fairfield Inns, Hampton Inns, La Quinta, Motel 6 and Red Roof Inns are direct competitors of the Company's limited-service Travelodge brand hotels and Ramada, Holiday Inn and Quality Inns are direct competitors of the Company's full-service hotels. There is no single competitor or group of competitors of the Company's hotels that is dominant in the lodging industry. Competitive factors in the industry include reasonableness of room rates, quality of accommodations, degree of service and convenience of locations.

  Demographic, economic and geographic changes in any of the Company's markets could impact the convenience or desirability of the sites of certain hotels in that market, which would adversely affect the operations of the Company's hotels in that market. There can be no assurance that new or existing competitors will not significantly lower rates or offer greater convenience, services or amenities or significantly expand or improve facilities in a market in which the Company's hotels compete, thereby adversely affecting the Company's operations. Competition may generally reduce the number of suitable hotel acquisition opportunities offered to the Company and increase the bargaining power of property owners seeking to sell, which could adversely affect the Company's financial performance.

  The Company may be competing for investment opportunities with entities that have substantially greater financial resources than the Company. These entities may generally be able to accept more risk that the Company can prudently manage. Competition may generally reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell.

SEASONALITY

  The hotel industry is seasonal in nature. Room occupancy rates at the Company's hotels are affected by normally recurring seasonal patterns and, in most locations in the United States and Canada, are higher in the late spring through early fall months (May through October) than during the balance of the year, with the lowest occupancy rates occurring in the first quarter of the year. As a result, the Company expects to experience seasonal lodging revenue patterns similar to the hotel industry as a whole with the summer months, due to the increase in leisure travel, producing a higher revenue than other periods during the year.

REGULATION

  The lodging industry is subject to numerous federal, state and local government regulations, including building and zoning requirements. Also, the Company is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees could adversely affect the Company. The Company does not expect that the recently enacted increases in the federal minimum wage rate to significantly affect its operations. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Although the Company has taken actions to comply with the ADA, no assurance can be given that a material ADA claim will not be asserted against the Company. These and other initiatives could adversely affect the Company, as well as the lodging industry in general. The Company is also subject to dramshop statutes or equivalent common law in some jurisdictions that give an injured person the right to recover damages from any establishment that wrongfully served alcoholic beverages to an intoxicated person who causes the injury. The Company believes that its insurance coverage with respect to any such liquor liability is adequate. The Company has hotels that are subject to alcohol sales regulations and/or dramshop statutes in Canada and the following states: California, Florida, Georgia, New Jersey, New York, Oregon, Pennsylvania and Texas.

ENVIRONMENTAL CONSIDERATIONS

  The Company's hotels are subject to United States Federal, state and local, Canadian and Mexican environmental laws and regulations. Certain of these laws may require a current or previous owner or operator of real estate to clean up designated hazardous or toxic substances affecting the property. In addition, the owner or operator may be held liable to a government entity or to third parties for damages or costs incurred by such parties in connection with such contamination. Some of the Company's hotels are located on or near properties, such as gasoline stations, on which activities have been conducted which have or may have released petroleum products or other hazardous substances into the soil or groundwater. The Company is aware of soil contamination, which the Company believes was caused by unrelated third parties, at several of its hotel sites in the United States and Canada. The Company has not received any notices of liability in connection with such contamination. Based on its present knowledge, the Company does not believe that environmental matters are likely to have a material adverse effect on the Company's business, assets, financial condition or results of operations. However, due to the absence of complete information, possible future changes in laws and regulations, possible future changes in the condition of the Company's properties and other factors, no assurance can be given that environmental matters will not ultimately have a material adverse impact on the Company's business, assets, financial condition or results of operations.

GAMING OPERATIONS

  The Company continues to hold investments in casinos located in Mississippi and Arizona, and in various gaming-related businesses, but is not engaged in the business of operating casinos. These investments represented approximately 1.4% of the Company's total assets on September 30, 1996. The Company does not intend to make any further investments in the gaming industry. During the nine-month period ended September 30, 1996, the Company derived no revenues from gaming operations.

  The Company is subject to regulation by each state in which it holds investments that conduct activities in the gaming business, and to a certain extent under Federal law. Generally, the Company is required to obtain a gaming license for each location where it will conduct gaming operations, and each of the Company's officers, directors, managers and principal shareholders are subject to strict scrutiny and approval by the gaming commission or other regulatory body of each state or jurisdiction in which the Company may conduct gaming operations. The Company believes that, because it now holds only a limited number of gaming-related assets, gaming regulations do not have a significant effect on its business.

EMPLOYEES

  As of September 30, 1996 (as adjusted to give effect to the Canadian Acquisition and related borrowings that occurred on October 1, 1996), the Company employed approximately 2,400 persons, of whom approximately 90% were compensated on an hourly basis. Approximately 550 of the Company's employees are currently represented by labor unions and the Company has never experienced any organized work stoppage. Management considers its employee relations to be satisfactory.

TRADEMARKS

  Below are national trade names utilized by the Company pursuant to license arrangements with national franchisors:

  MARRIOTT(R) AND FAIRFIELD SUITES(R) ARE REGISTERED TRADEMARKS OF MARRIOTT INTERNATIONAL, INC., WHICH HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE HOTELS SET FORTH IN THIS PROSPECTUS. A GRANT OF A MARRIOTT OR FAIRFIELD SUITES FRANCHISE LICENSE FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY MARRIOTT INTERNATIONAL, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE COMMON STOCK OFFERED HEREBY.

  RAMADA PLAZA(R) AND RAMADA(R) ARE REGISTERED TRADEMARKS OF RAMADA, INC. OR RAMADA FRANCHISE SYSTEMS, INC., WHICH HAVE NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE HOTELS SET FORTH IN THIS PROSPECTUS. A GRANT OF A RAMADA PLAZA OR A RAMADA FRANCHISE LICENSE FOR CERTAIN OF THE ADDITIONAL HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY RAMADA, INC. OR RAMADA FRANCHISE SYSTEMS, INC. (OR ANY OF THEIR AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE COMMON STOCK OFFERED HEREBY.

  WINGATE INN(TM) IS A SERVICE MARK OF HOTEL FRANCHISING LIMITED PARTNERSHIP d/b/a WINGATE INNS, L.P., WHICH HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE HOTELS SET FORTH IN THIS PROSPECTUS. A GRANT OF A WINGATE FRANCHISE LICENSE FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY HOTEL FRANCHISING LIMITED PARTNERSHIP d/b/a WINGATE INNS, L.P. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE COMMON STOCK OFFERED HEREBY.

  TRAVELODGE(R) AND THRIFTLODGE(R) ARE REGISTERED TRADEMARKS OF TRAVELODGE HOTELS, INC., WHICH HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE HOTELS SET FORTH IN THIS PROSPECTUS. A GRANT OF A TRAVELODGE OR THRIFTLODGE FRANCHISE LICENSE FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY TRAVELODGE HOTELS, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE COMMON STOCK OFFERED HEREBY.

  SHONEY'S(R) IS A REGISTERED TRADEMARK OF SHOLODGE, INC., WHICH HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE HOTELS SET FORTH IN THIS PROSPECTUS. A GRANT OF A SHONEY'S(R) FRANCHISE LICENSE FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY SHOLODGE, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE COMMON STOCK OFFERED HEREBY.

  HILTON(R), HILTON INN(R), AND THE STYLIZED H(R) ARE REGISTERED TRADEMARKS OF HILTON HOTELS CORPORATION ("HILTON HOTELS"). NEITHER HILTON INNS, INC. NOR HILTON HOTELS NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES (COLLECTIVELY, THE "HILTON ENTITIES") SHALL IN ANY WAY BE DEEMED AN ISSUER OR UNDERWRITER OF THE SHARES OF COMMON STOCK OFFERED HEREBY NOR HAS ANY OF THE HILTON ENTITIES ENDORSED OR APPROVED THE OFFERING. THE HILTON ENTITIES HAVE NOT ASSUMED, AND SHALL NOT HAVE, ANY LIABILITY OR RESPONSIBILITY FOR ANY FINANCIAL STATEMENTS OR OTHER FINANCIAL INFORMATION CONTAINED HEREIN OR ANY PROSPECTUS OR ANY WRITTEN OR ORAL COMMUNICATIONS REGARDING THE SUBJECT MATTER HEREOF.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  The Board of Directors is composed of nine members who are divided into three classes serving staggered three-year terms. Currently, there is one vacancy on the Board of Directors. The Directors and executive officers of the Company, their ages as of September 30, 1996, their positions with the Company and, where appropriate, their classes and terms as directors are as follows:

 NAME               AGE OFFICE OR POSITION HELD           CLASS/TERM EXPIRATION
 ----               --- -----------------------           ---------------------
                        Chairman of the Board and Chief
 Richard L. Fisher   55 Executive Officer                    Class I/1998
 Martin L. Edelman   55 Director and President               Class III/1997
 Ronald E. Jackson   53 Chief Operating Officer
 Kenneth J. Weber    50 Chief Financial Officer
                        Executive Vice President--
 Carl Winston        39 Operations
                        Executive Vice President,
 Douglas H. Verner   42 General Counsel and Secretary
 Stephen P. Holmes   39 Director                             Class II/1999
 Michael J. Kennedy  59 Director                             Class II/1999
 Henry R. Silverman  56 Director                             Class III/1997
 Marc E. Leland      58 Director                             Class III/1997
 Dr. Guido Goldman   59 Director                             Class I/1998
 Rachel Robinson     74 Director                             Class II/1999

DIRECTORS

  The name, principal occupation for the last five years, selected biographical information and period of service as a Director of the Company of each Director are set forth below. Pursuant to a stockholders' agreement discussed below, Messrs. Fisher and Leland are the designees of CL Associates and Dr. Goldman is the designee of FSNL. See "Certain Transactions."

  RICHARD L. FISHER has been the Chairman of the Board and Chief Executive Officer of the Company since January 24, 1996, and a Director of the Company since December 20, 1995. Mr. Fisher has been self-employed, engaged in private investment activities, financial management and real estate ownership and development, among other businesses, since prior to 1990. Mr. Fisher is a principal of Fisher Brothers, one of the largest owners of commercial real estate in New York City. Mr. Fisher is a limited partner in CL Associates, the President, a director and a stockholder in the general partner of CL Associates and a partner in various affiliates of CL Associates. Mr. Fisher is also a member of the Board of Trustees of the University of Pennsylvania and the Horace Mann School located in Riverdale, New York, the Board of Directors of Lincoln Center for the Performing Arts and the National Advisory Board of The Chase Manhattan Bank.

  MARTIN L. EDELMAN has been a Director of the Company since November 22, 1994 and President of the Company since January 24, 1996. Mr. Edelman was the Vice Chairman of the Board of Directors of the Company from December 1995 until March 1996. He has also been a director of HFS and a member of its Executive Committee since November 1993. Mr. Edelman has been of counsel to Battle Fowler LLP, a New York City law firm that provides services to the Company, since January 1994 and was a partner with that firm from 1972 through 1993. Mr. Edelman also serves as a director of Presidio Capital Corp. and G. Soros Realty, Inc. Mr. Edelman is a limited partner in CL Associates and a stockholder in the general partner of CL Associates. Mr. Edelman is also a founding member of the Board of Directors of the Jackie Robinson Foundation.

  STEPHEN P. HOLMES has been a Director of the Company since September 1994. Mr. Holmes has been Vice Chairman since 1996, a Director of HFS since June 1994 and was Executive Vice President and Chief Financial Officer of HFS from July 1992 to July 1996 and was Executive Vice President, Chief Financial Officer and Treasurer of the Company from November 1994 until February 1996. Mr. Holmes is also currently a director of AMRE, Inc., a home remodeling and improvement company. He was employed by The Blackstone Group

("Blackstone"), a New York investment banking firm, from February 1990 through September 1991 as a Vice President and a Managing Director.

  MICHAEL J. KENNEDY has been a Director of the Company since November 22, 1994. Mr. Kennedy has been an attorney with his own law firm in New York City since 1976.

  HENRY R. SILVERMAN has been a Director of the Company since September 1994. He has been Chairman of the Board and Chief Executive Officer of HFS since May 1990 and was the Chairman of the Board and Chief Executive Officer of the Company from November 1994 until January 24, 1996. Mr. Silverman is a former General Partner of Blackstone, having held such position from February 1990 to December 1991. He was Senior Vice President, Business Development of Reliance Group Holdings, Inc., an insurance, consulting and information services company, from 1982 to 1990 and President and Chief Executive Officer of Reliance Capital Group, Inc. from November 1983 until February 1990. Mr. Silverman served as President and Chief Executive Officer of Telemundo Group, Inc., a Spanish language television network, from 1986 to 1990. Mr. Silverman was Chairman and Chief Executive Officer of Buckhead America Corporation ("Buckhead"), the former owner of the Days Inns hotel franchise system from September 1984 until November 1989. Mr. Silverman was an officer of Buckhead within two years of the time Buckhead filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Buckhead, which was formerly known as Days Inns of America, Inc., is not affiliated with or otherwise related to the Company.

  MARC E. LELAND has been a Director of the Company since December 20, 1995. Mr. Leland has been President of Marc E. Leland & Associates, engaged in financial consulting and private investment activities, since 1984. Mr. Leland is a Vice President and director of the general partner of CL Associates and a general partner in FGT, L.P., which is a limited partner of CL Associates. Mr. Leland was the Assistant Secretary of the Treasury for International Affairs from 1981 to 1984. Mr. Leland is a director of Noble Drilling Corporation, a company that provides contract drilling services for the oil and gas industry worldwide.

  DR. GUIDO GOLDMAN has been a Director of the Company since August 8, 1996. Dr. Goldman is a Manager of FSNL, a trustee of a trust and the beneficiary of another trust, both of which are members in FSNL. Dr. Goldman has been Chairman of the Board and President of First Spring Corporation, engaged in private asset management since 1985, and Director of the Program for the Study of Germany and Europe at the Minda de Gunzburg Center for European Studies of Harvard University since 1989 and the Director of the Minda de Gunzburg Center for European Studies from 1969 to 1994. See "Certain Transactions-- Relationships with CL Associates and FSNL."

  RACHEL ROBINSON has been a Director of the Company since August 8, 1996. Ms. Robinson has been the Chairperson of the Jackie Robinson Foundation, a charitable foundation that creates and administers scholarships for minority youth, since 1973.

EXECUTIVE OFFICERS

  The following sets forth the positions held with the Company and selected biographical information for the executive officers of the Company who are not Directors.

  RONALD E. JACKSON is currently the Chief Operating Officer of the Company and has held such office since August 15, 1996. From 1978 until 1993, Mr. Jackson was the founder and owner of Sunbelt Hotels, Inc., Sunbelt Hotel Management, Inc. and Houston Hotel Advertising, Inc. Mr. Jackson designed, developed and operated over $100 million of hotel properties. In addition, Mr. Jackson managed hotel properties under contract in 21 states throughout the U.S. The Sunbelt group was sold to Lane Hospitality, Inc. in 1993 whereupon Mr. Jackson remained as President of Lane Hospitality, Inc.'s Sunbelt Division through July 1996. Mr. Jackson served on the Board of Directors of the American Hotel Association, served as Chairman of the Houston Convention and Visitors Bureau and is a member of the World President's Organization.

  KENNETH J. WEBER is currently the Chief Financial Officer of the Company and has held such office since March 4, 1996. From September 1992 until February 1996, Mr. Weber was the Senior Vice President and Chief Financial Officer of Omni Hotels, a company engaged in the ownership and management of hotels. He was also the Senior Vice President and Chief Accounting Officer of Red Lion Hotels, a company engaged in the ownership and management of hotels, from January 1987 until September 1992. From 1973 to 1987, Mr. Weber held various positions in the hospitality industry. Mr. Weber currently serves on the Financial Officer Board of the American Hotel and Motel Association.

  CARL WINSTON is currently the Executive Vice President-Operations of the Company and has held such office since January 23, 1996. Mr. Winston was a Vice President of Forte Hotels from December 1990 until January 1996. He was also the Vice President of Operations for Motels of America from February 1985 to November 1990. Mr. Winston operated his own management and consulting firm in 1984. Since 1980, Mr. Winston has managed 230 full- and limited-service properties in 39 states and several Canadian provinces. Mr. Winston serves on the American Hotel and Motel Association Economy Lodging Council.

  DOUGLAS H. VERNER is currently the Executive Vice President, General Counsel and Secretary of the Company and has held such offices since January 23, 1996. Mr. Verner was the Senior Vice President, General Counsel and Secretary of Forte Hotels from November 1984 until January 1996. He is also Chairman of the Copyright Committee of the American Hotel and Motel Association.

COMMITTEES

  The Board of Directors has three committees of the Board of Directors: the Executive, Audit and Compensation Committees, as described below.

  Executive Committee: The Executive Committee is currently comprised of Mr. Fisher as Chairman and Messrs. Leland and Edelman. The Executive Committee is authorized to exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company except those powers reserved, by law or resolution, to the Board of Directors.

  Audit Committee: The Audit Committee is currently comprised of Mr. Kennedy and Ms. Robinson. The Audit Committee reviews and evaluates the Company's internal accounting and auditing procedures, recommends to the Board of Directors the firm to be appointed as independent accountants to audit the Company's financial statements, reviews with management and the independent accountants the Company's year-end operating results, reviews the scope and results of the audit with the independent accountants, reviews with management the Company's interim operating results, and reviews the non-audit services to be performed by the firm of independent accountants and considers the effect of such performance on the accountants' independence.

  Compensation Committee: The Compensation Committee is currently comprised of Mr. Kennedy and Ms. Robinson. The Compensation Committee reviews compensation arrangements for executives, reviews and makes recommendations to the Board of Directors regarding the adoption or amendment of employee benefit plans, and administers the Company's employee stock option plans.

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

                             CERTAIN TRANSACTIONS

RELATIONSHIPS WITH HFS

  Prior to November 22, 1994, the Company was a wholly owned subsidiary of HFS. On that date (the "Distribution Date"), HFS distributed all of the Company's outstanding Common Stock to HFS' stockholders. In connection with the Distribution, HFS transferred the assets and liabilities of its business of financing and developing casino gaming and entertainment facilities (the "Casino Development Business") to the Company and made cash capital contributions to the Company aggregating $50 million. As a result of the Distribution, the Company became a publicly traded corporation and ceased to be a subsidiary of HFS.

  In connection with the Distribution, and for purposes of (i) governing certain of the ongoing relationships between HFS and the Company after the Distribution, (ii) providing mechanisms for an orderly transition and (iii) providing HFS with a means of participating in the economic benefits of future gaming projects, HFS and the Company entered into each of the agreements briefly described below. As indicated herein under the caption "Directors and Executive Officers of the Company," certain of the Company's directors also serve as directors and/or executive officers of HFS. Each of these directors and executive officers also owns certain options to purchase shares of the common stock of HFS.

  Distribution Agreement: The Company and HFS entered into a Transfer and Distribution Agreement (the "Distribution Agreement") to provide for, among other things, the principal corporate transactions required to effect the Distribution, the transfer to the Company of the Casino Development Business, the allocation between HFS and the Company of certain liabilities, the capital contributions made by HFS to the Company and certain other agreements governing the relationship between HFS and the Company.

  The Distribution Agreement also contains certain provisions relating to employee compensation, benefits and labor matters and the treatment of options to purchase HFS common stock held by employees of HFS that were outstanding at the time of the Distribution. Among such provisions is an agreement by the Company to reserve for future issuance and to issue up to 433,290 shares of Common Stock to certain persons (including certain current and former directors and executive officers of the Company) in connection with the exercise of then-outstanding options to purchase shares of HFS common stock that were granted pursuant to HFS' 1992 Stock Option Plan (which options were adjusted in connection with the Distribution so that the holders of such options are entitled, upon exercise thereof, to receive one share of Common Stock for every 20 shares of HFS common stock purchased upon such exercise, subject to further adjustment in certain circumstances). As of September 30, 1996, the Company had issued 35,060 of these shares of Common Stock in connection with the exercise of HFS options. At the request of HFS, the Company will be obligated to register the shares of Common Stock issuable in connection with HFS' 1992 Stock Option Plan under the Securities Act of 1933.

  Financing Agreement: Pursuant to a financing agreement (the "Financing Agreement"), HFS has agreed to extend up to $75 million in guarantees, security and other credit enhancements ("Future Guarantees") to secure the Company's credit facilities ("Future Facilities") until February 28, 2003. The terms and conditions of each Future Facility and each Future Guaranty are required to be reasonably satisfactory to HFS. The terms of each Future Guaranty are required to be those typical and customary for similar guarantees and are required to comply with certain conditions. HFS is not required to issue any Future Guarantees if: (x) the Company is in material breach of its obligations under the financing agreement or under the corporate services agreement between the Company and HFS; (y) the Company or any joint venture in which the Company is a participant is in material breach of any franchise or license agreement with HFS or any of its subsidiaries; or (z) there has been any material adverse change in the consolidated financial condition of the Company from December 31, 1995 or any event that could reasonably be expected to result in such a material adverse change. Pursuant to the Financing Agreement, HFS has guaranteed $75 million of the Company's $150 million Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Financing Agreement requires the Company to pay HFS an annual fee equal to $1.5 million.

  Corporate Services Agreement: Pursuant to a Corporate Services Agreement, HFS has provided to the Company advisory services in connection with business acquisitions, financings, and other transactions by the Company. Under the Corporate Services Agreement, the Company has paid HFS a fixed annual fee of $1.5 million payable quarterly in advance. In November 1996, the Company and HFS agreed to terminate the Corporate Services Agreement in exchange for payment by the Company of $2.5 million and issuance of a $7 million promissory note payable over seven years commencing on January 1, 1999, and with interest payable at 6% per year in semi-annual installments commencing on July 1, 1997. The Company is required and expects to receive consent from its lenders under the Credit Facility prior to the effective date of the termination of the Corporate Services Agreement.

  Tax Sharing Agreement: Pursuant to a Tax Sharing and Indemnification Agreement (the "Tax Sharing Agreement"), HFS and the Company have agreed that
(i) HFS shall pay, and indemnify the Company if necessary for, all federal, state, local and foreign income taxes relating to the Casino Development Business for any taxable period ending on or before the Distribution Date and
(ii) the Company shall pay, and indemnify HFS if necessary for, all federal, state and local income taxes attributable to the Casino Development Business for any taxable period ending after the Distribution Date or that arise as a result of or in connection with the Distribution. Pursuant to the Tax Sharing Agreement, HFS is also required to pay all other taxes attributable to periods prior to the Distribution Date. The Tax Sharing Agreement further provides for cooperation with respect to certain tax matters, the exchange of certain tax-related information and the retention of records that may affect the income tax liability of either party.

  Travelodge Acquisition: The Company is a party to franchise agreements with an affiliate of HFS, under which the Company uses the Travelodge and Thriftlodge brand names at its properties. The franchise agreements covering the Travelodge and Thriftlodge properties that are wholly owned by the Company are between the Company and HFS, and require monthly payment by the Company of a royalty fee of 4% of the property's gross room revenues plus a marketing fee also currently set at 4% of gross room revenues. The marketing fee may be changed from time to time by HFS. These franchise agreements have scheduled terms of 20 years, but may be terminated by the Company prior to their scheduled expiration upon the payment of liquidated damages by the Company. The Company has also entered into the Omnibus License Agreement with an affiliate of HFS, as licensor, covering the Company's Travelodge and Thriftlodge properties that are owned by joint ventures. Under the Omnibus License Agreement, the Company is required to pay a license fee equal to 4% of gross room revenues multiplied by the Company's percentage interest in each of the hotel properties owned by joint ventures in which the Company acquired an interest, plus an additional amount, generally equal to 4.5% of gross room revenues, for national marketing and reservation services provided by HFS. The Omnibus License Agreement has a term of 20 years but may be terminated by the Company with respect to any particular joint venture prior to the scheduled expiration. Also, if any particular joint venture is terminated, then the licensor may terminate the Omnibus License Agreement with respect to the property owned by that joint venture. In either case, the Company is required to pay liquidated damages upon the early termination of the Omnibus License Agreement with respect to any individual joint venture. The amount of liquidated damages payable by the Company upon termination of the franchise agreement covering any wholly-owned property or the license agreement covering any joint venture-owned property equals five times the amount of the royalty fees payable in respect of that property during the 12 months most recently preceding the termination, if the termination occurs before the end of the fourth year of the franchise or license agreement. If the termination occurs thereafter, the amount of liquidated damages scales down annually, reaching two times the amount of the royalty fees payable in respect of that property during the 12 months most recently preceding the termination if the termination occurs after the sixth year of the franchise or license agreement.

  Canadian Master License: The Company is a party to a master license agreement (the "Canadian Master License") with Travelodge Hotels, Inc., a subsidiary of HFS ("THI"). The Canadian Master License grants the Company an exclusive 30-year license to franchise the Travelodge system throughout Canada. The Company has agreed to pay $350,000 for the license over five years. This payment also covers the initial fees for the first 20 Travelodge franchises the Company grants. After 20 franchises, the Company will pay an initial fee of C$1,500 to THI for each new franchise granted. The Company will also pay to THI continuing royalty fees of 1% of franchisees' gross room revenue (except for a group of 25 hotels, for which the Company will pay 2% of gross room revenue) and marketing fees (which vary from franchise to franchise, but are a percentage of the franchisees' gross room revenue). The Company has hired Royco to develop the Travelodge license in Canada. Upon the termination or expiration of the MSFDA, Royco shall have the option to purchase the Canadian Master License from the Company.

  Mexican Master License: Chartwell de Mexico is a party to a master license agreement (the "Mexican Master License") with THI. The Mexican Master License grants Chartwell de Mexico an exclusive 30-year license to franchise the Travelodge system throughout Mexico. Chartwell de Mexico has agreed that, once it has entered into 30 franchise agreements covering hotels in Mexico, it will pay to THI an amount equal to 1/3 of the initial franchise fees paid to Chartwell de Mexico by the franchisees of those properties, net of any franchise commissions paid by Chartwell de Mexico to salespersons in connection therewith. Chartwell de Mexico is also obligated to pay to THI continuing royalty fees of 2% of a franchisee's gross room revenue, reservation fees of $9 for each reservation (with a cap of $750 per quarter for hotels under 125 rooms, or 1.5% of gross room revenue for hotels having 125 rooms or more), and marketing fees of .5% of gross room revenues. Chartwell de Mexico is obligated under the Mexican Master License to develop a fixed number of hotel suites or resort lodging guest rooms by December 31 of each year from 1997 to 2006.

  Development Advance Agreement: The Company is a party to a development advance agreement, dated as of October 1996, pursuant to which HFS will make a $2.8 million development advance to the Company in December 1996. The Company is required and expects to receive consent from its lenders under the Credit Facility prior to the effective date of the development advance agreement. The development advance must be repaid by the Company, without interest, on December 31, 2000, but the amount required to be repaid will be reduced to the extent that hotels acquired or constructed by the Company become HFS franchised hotels under franchise agreements of ten years or longer using any HFS brand other than Wingate Inn. The development advance will be reduced on a dollar-for-dollar basis through December 31, 2000 for each dollar in initial and recurring royalty fees payable to HFS under those new franchise agreements.

  Management Overlap and Conflicts of Interest: Messrs. Edelman, Holmes and Silverman are directors of HFS. As a result, there is substantial overlap in the boards of directors of the Company and HFS. Due to such commonality of management, certain conflicts of interest may arise with respect to the administration of the ongoing relationships between HFS and the Company. In particular, such conflicts may arise with respect to the Financing Agreement, as amended, and the various franchise agreements between the Company and HFS. It is anticipated that these conflicts of interest, to the extent that they arise, will be resolved by disinterested directors. The resolution of these conflicts of interests may, however, be more difficult than would otherwise be the case due to the level of commonality between the Company's and HFS' board of directors.

RELATIONSHIPS WITH CL ASSOCIATES AND FSNL

  The Company, CL Associates, FSNL and certain of their affiliates have the relationships described below.

  Pursuant to the Stock Purchase Agreement, under which CL Associates and FSNL made the CL Associates/FSNL Investment, CL Associates and FSNL agreed to the following restrictions on their activities:

    Independent Directors: Each of the CL Associates and FSNL agreed to vote its shares of Common Stock and to use its best efforts to elect and maintain as independent directors on the Company's Board of Directors at least two individuals who are not employees, officers, directors or affiliates of CL Associates or FSNL, do not have any beneficial ownership interest in CL Associates or FSNL, or any of their affiliates (other than the Company) and are otherwise disinterested directors ("Independent Directors"). If the aggregate number of shares of Common Stock held by CL Associates and FSNL is reduced to below 35% of the total number of shares of Common Stock then outstanding (but not solely as a result of dilution of the percentage of shares of Common Stock held by them due to the issuance of Common Stock by the Company) as a result of any sale or other transfer of shares of Common Stock by CL Associates or FSNL, CL Associates and FSNL are required to cause a sufficient number of their representatives on the

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

  Company's Board of Directors to resign so that the percentage of directorships held by Independent Directors after that event is equal to the percentage of shares of Common Stock owned by stockholders other than CL Associates and FSNL (the "Required Percentage"); and CL Associates and FSNL are required to cause any of their remaining representatives on the Board of Directors to vote in favor of filling the resulting vacancies with Independent Directors. Thereafter, CL Associates and FSNL are required to vote their shares of Common Stock to cause the percentage of Independent Directors to be no less than the Required Percentage.

    Restrictions on Transfers of the Shares: Each of CL Associates and FSNL has agreed that none of the shares purchased by them in the CL Associates/FSNL Investment will be sold, pledged or otherwise transferred, directly or indirectly, by it except (A) in connection with a merger or consolidation of the Company in which all holders of Common Stock receive the same consideration and which is (i) approved by a majority of the Independent Directors, and (ii) is subject to the voting requirements described below under the caption "Voting on Mergers, Liquidations and Sales of Assets"; (B) after August 8, 1999, in a bona fide underwritten public offering pursuant to an effective registration under the Act; (C) in a sale, pledge or other transfer (a "Transfer") by either Chartwell or FSNL after August 8, 1999, if after giving effect to that Transfer the aggregate number of shares of Common Stock held by CL Associates, FSNL and their affiliates is equal to or greater than 35% of the total number of shares of Common Stock then outstanding and that Transfer is approved by a majority of the Independent Directors; (D) in a Transfer by FSNL of any of the shares it acquired as part of the CL Associates/FSNL Investment after August 8, 2002, if after giving effect to that Transfer the aggregate number of shares of Common Stock held by CL Associates, FSNL and their affiliates is equal to or greater than 35% of the total number of shares of Common Stock then outstanding, and that Transfer is made in a transaction satisfying the manner of sale requirements for a "brokers' transaction" under Rule 144 under the Securities Act, whether or not that sale is made pursuant to Rule 144 (a "Brokers' Transaction"); (E) in a Transfer by FSNL of any of the shares it acquired as part of the CL Associates/FSNL Investment after August 8, 2002 at a time when the aggregate number of shares of Common Stock held by CL Associates, FSNL and their affiliates is already less than 35% of the total number of shares of Common Stock then outstanding, if that Transfer is approved by a majority of the Independent Directors and is made in a Brokers' Transaction; (F) in a Transfer by CL Associates after August 8, 2002 at a time when CL Associates owns less than 5% of the total number of shares of Common Stock then outstanding and has no representatives serving on the Board of Directors of the Company, if that Transfer is made in a Brokers' Transaction; and (G) sales or other transfers between CL Associates and FSNL.

    Affiliate Transactions: CL Associates and FSNL have agreed that, for so long as CL Associates, FSNL and their affiliates continue to own, in the aggregate, at least 20% of the outstanding shares of Common Stock of the Company, CL Associates and FSNL will not, and will not permit any of their affiliates to, enter into any transaction or series of related transactions, or grant or consent to, or otherwise permit, any amendment to, supplement of or waiver under, any agreement or contract, with the Company or any of its subsidiaries (any of the foregoing, an "Affiliate Transaction") unless: (i) it has been determined by a committee of the Company's Board of Directors comprised of one or more Independent Directors (the "Independent Board Committee") that the Affiliate Transaction is in the best interests of the Company and is on fair and reasonable terms, no less favorable to the Company than terms that the Company and a non-affiliated person in a similar situation would agree to in an arm's length transaction; and (ii) if the Affiliate Transaction has a total value in excess of $10,000, the Independent Board Committee has received a favorable fairness opinion from an appropriate, independent party relating to the transaction. These arrangements do not, however, limit the reasonable compensation the Company may pay to its officers and directors, or restrict the existing arrangement between the Company and CL Associates relating to the family entertainment center located in Vicksburg, Mississippi, which predated the Stock Purchase Agreement. See "Certain Transactions-- Relationships with CL Associates and FSNL--Vicksburg Facility."

    Voting on Mergers, Liquidations and Sales of Assets: CL Associates and FSNL have agreed that, if at any time prior to August 8, 2002, the Company proposes to sell all or substantially all of its assets, to merge or consolidate with any other entity, or to cause the liquidation or dissolution of the Company (each, a "Triggering Event"), and the Company submits the Triggering Event to a vote of its stockholders, then each of CL Associates and FSNL will vote all of its respective shares of Common Stock entitled to vote on that matter in favor of and against the Triggering Event in the same proportion as the numbers of shares of Common Stock held by stockholders of the Company other than CL Associates, FSNL and their affiliates ("Nonaffiliated Shares") voted in favor of and against the Triggering Event bear to the total number of Nonaffiliated Shares voted on such Triggering Event. If any party commences a proxy contest or tender offer relating to the Triggering Event in any manner, however, these voting requirements will not apply, and each of CL Associates and FSNL will be entitled to vote all of its shares of Common Stock in favor of or against the Triggering Event, in its sole discretion.

    Purchase of Additional Shares: CL Associates and FSNL have agreed that none of CL Associates, FSNL or any of their affiliates will purchase or otherwise acquire any additional shares of Common Stock or any securities exercisable for or convertible into Common Stock (other than options granted under a stock option plan of the Company having customary terms and constituting reasonable compensation ("Excluded Stock Options") and shares of Common Stock issued on the exercise of Excluded Stock Options) (the "Acquired Stock"), from any person or entity (other than the Company or CL Associates, FSNL or any of their affiliates) if the Acquired Stock would, when aggregated with all of the other shares of Common Stock owned by CL Associates, FSNL and their affiliates (other than shares acquired, or subject to issuance, on the exercise of Excluded Stock Options), and assuming the exercise or conversion of the Acquired Stock into Common Stock, if applicable, result in the ownership by CL Associates, FSNL and their affiliates of shares of Common Stock representing in excess of 55% of the then-outstanding shares of Common Stock of the Company on a fully diluted basis, assuming the exercise or conversion of all other outstanding securities of the Company exercisable for or convertible into Common Stock, unless: (i) CL Associates, FSNL or that affiliate, as the case may be, offers to purchase the Acquired Stock from all of the holders thereof in compliance with all applicable securities and other laws, rules and regulations, (ii) the purchase is approved by the Independent Board Committee, and (iii) the Independent Board Committee has received a favorable fairness opinion from an appropriate, independent party relating to the purchase. CL Associates and FSNL have also agreed that none of CL Associates, FSNL or any of their affiliates will purchase or otherwise acquire any Acquired Stock from the Company, unless: (i) the purchase is approved by the Independent Board Committee, and (ii) the Independent Board Committee has received a favorable fairness opinion from an appropriate, independent party with respect to the purchase.

    Restriction on Other Hotel Properties: CL Associates and FSNL have agreed that, for so long as CL Associates, FSNL and their affiliates continue to own, in the aggregate, at least 20% of the outstanding shares of Common Stock of the Company or have any representatives serving on the Company's Board of Directors, none of CL Associates, FSNL or any of their affiliates shall acquire any interest in an existing hotel property or properties (including by foreclosure on any mortgage acquired on or after January 1, 1996), or any interest in a hotel property or properties that are under development or in any property that CL Associates, FSNL or that affiliate, as the case may be, intends to develop as a hotel property. These restrictions will not apply to acquisitions by any of CL Associates, FSNL and their affiliates of hotels under development by affiliates of CL Associates on the date of the Stock Purchase Agreement, redevelopment of hotels owned by affiliates of CL Associates on January 1, 1996, or acquisitions of hotels on which affiliates of CL Associates had liens on January 1, 1996.

    Registration Rights Agreement: Pursuant to a registration rights agreement, each of CL Associates and FSNL (or its assignee) (the "Initiating Holder") has the right at any time after August 8, 1999 to make a written request for registration (a "Demand Registration Statement") under the Act, for the resale by such Holder of all or part of such Holder's Registrable Securities (defined below). CL Associates or its assignees have the right to request two Demand Registration Statements and FSNL or its assignees have the right to request one Demand Registration Statement, provided, however, that neither CL Associates nor any of its assignees have the right to request a Demand Registration Statement with respect to less than 5% of the number of shares of Common Stock outstanding at the time of the request. For purposes of the Registration Rights Agreement, the term "Registrable Securities" means (i) the 4,904,930 shares currently held by CL

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

Associates and FSNL, and (ii) any other securities issued in exchange for, upon conversion of, as a dividend on or otherwise in respect of any such securities, and the term "Holder" means CL Associates, FSNL and any assignee of CL Associates or FSNL who becomes a party to the Registration Rights Agreement. The Company will pay all registration expenses in connection with a Demand Registration Statement.

  In addition, after August 8, 1999, if the Company proposes to register any of its securities for its own account or the account of any of its stockholders (other than certain registrations including a registration relating solely to an employee benefit plan and certain exchanges of securities with stockholders), the Holders have the right (the "Incidental Registration Right"), upon a timely request, to have the resale of their Registrable Securities covered by the registration. If, in either a Demand Registration Statement or a registration statement filed in connection with the exercise of an Incidental Registration Right, the shares of Common Stock to be registered are to be distributed by means of an underwritten offering, the underwriter may limit the number of shares of Common Stock to be registered if in its judgment marketing factors require such a cutback.

  Vicksburg Facility: Chartwell Leisure Associates L.P., an affiliate of CL Associates and Messrs. Fisher, Edelman and Leland ("Chartwell Leisure Associates L.P."), has entered into agreements with Pennants Vicksburg Family Entertainment Park, Inc., a wholly owned subsidiary of Six Flags Theme Parks, Inc., to develop and manage a family entertainment center in Vicksburg, Mississippi (the "Vicksburg Facility") on land that is ground leased by Chartwell Leisure Associates L.P. from affiliates of Rainbow Casino Corporation (collectively, "Rainbow"). As an inducement to Chartwell Leisure Associates L.P. to provide financing for the Vicksburg Facility, the Company and Chartwell Leisure Associates L.P. share principal and interest payments on a loan to Rainbow, with Chartwell Leisure Associates L.P.'s share ranging from 14% to 27%, of such payments, adjusted annually. Similarly, HFS and Chartwell Leisure Associates L.P. share marketing fees from Rainbow with Chartwell Leisure Associates L.P.'s share ranging from 20% to 27% of such payments, adjusted annually. Chartwell Leisure Associates L.P. has agreed to share with HFS 50% of the net cash flow payable to Chartwell Leisure Associates L.P. in respect of the Vicksburg Facility, and HFS has agreed to share such amounts pro rata with the Company based on the relative amounts paid by HFS and the Company, respectively, to Chartwell Leisure Associates L.P. each year.

  Chartwell Hotels: Chartwell Hotels Associates, a Delaware general partnership, and Chartwell Hotels II Associates, a Delaware general partnership, which are both affiliates of CL Associates and Messrs. Edelman, Fisher and Leland (collectively, "Chartwell Hotels"), and their affiliate Chequers Investment Associates, have acquired certain hotels and mortgages secured by hotels from the Resolution Trust Corporation. In two transactions with Chartwell Hotels, entered into in November 1992 and May 1993, and each amended in December 1994, which have resulted in and will result in the addition of hotels to HFS' franchise systems, HFS has advanced approximately $10 million, and has agreed to advance up to an additional $4 million if certain additional property conversions and other requirements are met, in return for Chartwell Hotels' agreement to franchise the properties with one of HFS' brands. Subject to the exceptions described below, all hotels owned by Chartwell Hotels will pay royalties once they become part of HFS' franchise systems, and a portion of these royalties will be credited toward the recovery of HFS' $10 million advance. With the consent of HFS, Chartwell Hotels may elect not to operate a hotel as an HFS franchised hotel, provided that it pays HFS a percentage of gross room sales in lieu of royalties (the "Non-Franchised Property Fee"). In addition, in the event that the improvement costs required to upgrade any Chartwell Hotels property so that such property meets HFS' franchise requirements exceed a threshold amount, the property will not be required to be operated under an HFS brand but Chartwell Hotels will be required to pay HFS a certain fee in connection with such property (the "Unimproved Property Fee"). The entire amount of any Unimproved Property Fees and Non-Franchised Property Fees will be credited toward the recovery of HFS' $10 million advance. Each advance is required to be fully recovered over a maximum five-year period following the advance. In addition, as individual properties convert to HFS brands, HFS will make additional advances to the franchisee of such properties to fund costs incurred in connection with the conversion. Those advances are required to be repaid with interest by the franchisee over a three-year period and that repayment has been guaranteed by Chartwell Hotels.

  Chartwell Hotels Associates and HFS are also parties to a letter agreement dated January 1, 1994 terminating an agreement dated November 17, 1992 whereby HFS had agreed to provide certain consulting services to Chartwell Hotels Associates. Under the termination letter dated January 1, 1994, Chartwell Hotels Associates agreed to pay HFS a fee of $2 million, payable over five years, in full consideration of the termination of those consulting arrangements.

  Stockholders' Agreement: CL Associates and FSNL have entered into a stockholders' agreement (the "Stockholders' Agreement") that provides that CL Associates and FSNL will vote their shares of Common Stock to elect as a Director of the Company one nominee selected by FSNL and any number of nominees selected by CL Associates, and that FSNL will vote its shares of Common Stock at all meetings of stockholders of the Company and in any written consent in the manner directed by CL Associates. The Stockholders' Agreement also provides for certain restrictions on the transfer of their shares of Common Stock and on future acquisitions of shares of Common Stock by CL Associates and FSNL. Until August 2002, FSNL is prohibited from transferring its shares to persons other than CL Associates and certain other permitted transferees identified in the Stockholders' Agreement. Additionally, under the Stockholders' Agreement, FSNL is afforded certain "tag-along" rights exercisable by it upon a sale of shares by CL Associates or upon a request by CL Associates of a Demand Registration Statement pursuant to the Registration Rights Agreement. CL Associates may sell its shares to FSNL and certain other permitted transferees identified in the Stockholders' Agreement and to third parties, provided that CL Associates allows for FSNL to "tag-along" in the event of sale to any third party. CL Associates may also require FSNL to sell its shares to a third party offering to purchase all of CL Associates' and FSNL's shares of Common Stock.

  New York Lease: The Company leases approximately 18,700 square feet of office space located at 605 Third Avenue, New York, New York for a period of ten years from an affiliate of CL Associates and an unaffiliated third party. Under this lease, the Company is obligated to pay approximately $542,000 per year for each of the first five years, and approximately $600,000 per year for each of the last five years, of the term of the lease for the use of such office space. The terms of this lease are, in the opinion of the Company, substantially similar to the market terms that would be available from a third party for a similar property.

RELATIONSHIPS WITH MR. EDELMAN

  Mr. Edelman is of counsel to Battle Fowler LLP, a New York City law firm that is representing the Company in various matters relating to the sale of shares of Common Stock offered hereby and has represented the Company, HFS and certain affiliates of Chartwell, including CL Associates, in the past with respect to various legal matters. The Company expects to continue to engage Battle Fowler LLP after the closing of the Offering.

                            PRINCIPAL STOCKHOLDERS

  The information set forth in the following table is furnished as of November 20, 1996 with respect to shares of Common Stock beneficially owned by (i) any person (including any "group," as that term is used in Section 13(d)(3) of the Exchange Act) who is known to the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) each of the Company's directors and each of its executive officers, and (iii) all of its directors and executive officers as a group, and as adjusted at that date to reflect the sale of the shares of Common Stock offered hereby. Such information (other than with respect to directors and officers of the Company) is based on a review of statements filed with the Commission pursuant to Sections 13(d), 13(f), and 13(g) of the Exchange Act with respect to the Company's Common Stock. As of November 20, 1996, there were 9,476,600 shares of Common Stock outstanding.

                                              NUMBER OF   PERCENT     PERCENT
                                                SHARES    OF CLASS    OF CLASS
                                             BENEFICIALLY  BEFORE      AFTER
                                                OWNED     OFFERING    OFFERING
                                             ------------ --------    --------
FIVE PERCENT STOCKHOLDERS
-------------------------
Chartwell Leisure Associates L.P. II(1).....  4,904,930    51.76%(2)   35.09%
222 Purchase Street, Suite 303
Rye, New York 10580
FSNL LLC(3).................................  1,052,631    11.11%       7.53%
157 Church Street, 19th Floor
New Haven, Connecticut 06510
The Kaufmann Fund, Inc.(4)..................    602,500     6.36%       4.31%
140 East 45th Street, 43rd Floor
New York, New York 10017
George Weiss Associates, Inc.,..............    474,800     5.01%       3.40%
George Weiss Associates, Inc.
 Profit Sharing Plan Trust Dated 12/1/78,
 and
IOU Limited Partnership(5)
One State Street
Hartford, CT 06103
DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------
Richard L. Fisher(6)........................  4,911,930    51.80%      35.13%
Henry R. Silverman(7).......................    283,372     2.90%       1.99%
Stephen P. Holmes(8)........................     24,200      *             *
Martin L. Edelman(9)........................    199,910     2.11        1.43%
Michael J. Kennedy(10)......................     15,000      *             *
Marc E. Leland(11)..........................  4,909,930    51.78%      35.12%
Dr. Guido Goldman(12).......................  1,052,631    11.11%       7.53%
Rachel Robinson.............................          0      *             *
Carl Winston................................      1,000      *             *
Ronald E. Jackson...........................          0      *             *
Kenneth J. Weber............................          0      *             *
Douglas H. Verner...........................          0      *             *
All Executive Officers and Directors as a
 Group (12 persons)(13).....................  5,255,502    53.52%      36.70%

--------
* less than 1%
 (1) CL Associates is a limited partnership primarily consisting of members of the Fisher Brothers family and a trust for the benefit of Gordon Getty and members of his family. Of the 4,904,930 shares of Common Stock reflected in the table as beneficially owned by it, CL Associates has sole power to vote and dispose of 3,852,299 shares of Common Stock. Pursuant to the Stockholders' Agreement, FSNL and CL Associates have agreed to elect certain nominees as Directors and FSNL has agreed to vote its shares of Common Stock at all meetings of stockholders of the Company and in any written consent in the manner directed by CL Associates. Therefore, CL Associates and FSNL are deemed to share voting and dispositive power with respect to the 1,052,631 shares reflected in the table as owned by FSNL, and the number of shares reflected in the table as owned by CL Associates includes both the shares that are owned of record by CL Associates and the shares that are owned of record by FSNL. See "Certain Transactions--Relationships with CL Associates and FSNL." Messrs. Fisher, Leland and Edelman are beneficial owners of CL Associates.
 (2) The 3,852,299 shares owned of record by CL Associates represents approximately 40.76% of the outstanding shares of Common Stock before giving effect to the Offering.
 (3) FSNL is a limited liability company owned principally by a trust for the benefit of Charles de Gunzburg. Pursuant to the Stockholders' Agreement, FSNL and CL Associates share voting and dispositive power with respect to these shares. Dr. Goldman is a beneficial owner of FSNL.
 (4) Based upon information contained in a Schedule 13G dated February 15, 1996, filed by The Kaufmann Fund, Inc., a registered investment company, such entity beneficially owns 602,500 shares of Common Stock. The
     Kaufmann Fund, Inc. has sole voting and sole dispositive power over such shares.
 (5) Based upon information contained in a Schedule 13D, dated September 10, 1996, filed by the group composed of George Weiss Associates, Inc., a broker-dealer ("Weiss Inc."), George Weiss Associates, Inc. Profit
     Sharing Plan Trust Dated 12/1/78, an employee profit sharing plan ("Weiss Profit Plan Trust"), and IOU Limited Partnership, an investment company ("IOU L.P."), such entities beneficially own in the aggregate 474,800 shares of Common Stock. Weiss Inc. has sole voting and sole dispositive power over 192,700 shares of Common Stock. Weiss Profit Plan Trust has sole voting and sole dispositive power over 251,600 shares of Common
     Stock. IOU L.P. has shared voting and shared dispositive power over 30,500 shares of Common Stock.
 (6) Includes 5,000 shares issuable upon the exercise of options granted under the Company's 1994 Stock Option Plan, which options are currently exercisable, or exercisable within 60 days. Also includes all shares owned by CL Associates, and 2,000 shares owned by Fisher Brothers
     Financial and Development Company ("FBFDC"). Mr. Fisher is the President and one of the two directors of Chartwell Leisure Corp. II ("CL Corp."), the general partner of CL Associates, and, accordingly, may be deemed to own beneficially all shares owned beneficially by CL Associates. Mr.
     Fisher is also a limited partner of CL Associates. FBFDC is a New York limited partnership of which Mr. Fisher is both a general and limited partner. Mr. Fisher disclaims beneficial ownership of the shares of Common Stock owned by CL Associates and FBFDC other than 373,993 shares representing 9.70% of the shares owned of record by CL Associates and 16% of the shares owned by FBFDC. Mr. Fisher owns, in the aggregate, a 9.70% beneficial interest in CL Associates and a 16% interest in FBFDC.
 (7) Includes 278,200 shares of Common Stock issuable upon the exercise of options granted under the 1992 Stock Option Plan of HFS, the former parent of the Company, which options are currently exercisable, and 5,172 shares of Common Stock in two retirement plans whose sole beneficiary is Mr. Silverman. Mr. Silverman was granted options to purchase 300,000 shares of Common Stock on November 22, 1994 under the Company's 1994
     Stock Option Plan. Such options were cancelled as of February 1, 1996.
 (8) Includes 24,000 shares issuable upon the exercise of options granted under HFS' 1992 Stock Option Plan, which options are currently exercisable or exercisable within 60 days. Mr. Holmes was granted options to purchase 60,000 shares on November 22, 1994 under the Company's 1994 Stock Option Plan. Such options were cancelled as of February 1, 1996.
 (9) Includes 15,000 shares issuable upon the exercise of options granted under the Company's 1994 Stock Option Plan, which options are currently exercisable, or exercisable within 60 days. Amounts shown include 184,910 shares representing 4.8% of the shares owned of record by CL Associates. Mr. Edelman owns, in the aggregate, a 4.8% beneficial interest in CL Associates.
(10) Includes 15,000 shares issuable upon the exercise of options granted under the Company's 1994 Stock Option Plan, which options are currently exercisable or exercisable within 60 days.
(11) Includes 5,000 shares issuable upon the exercise of options granted under the Company's 1994 Option Plan, which options are currently exercisable or exercisable within 60 days. Also represents the shares of Common Stock beneficially owned by CL Associates. Mr. Leland is the Vice President and one of the two directors of CL Corp. and, accordingly, may be deemed to own beneficially all shares owned beneficially by CL Associates. Mr.
     Leland is also a beneficial owner of CL Associates. Mr. Leland disclaims beneficial ownership of the shares of Common Stock owned by CL Associates other than 122,118 shares, representing approximately 3.17% of the shares owned of record by CL Associates. Mr. Leland owns an 8% general partnership interest in FGT L.P. which, in turn, owns a 39.6% limited partnership interest in CL Associates.
(12) Represents the shares of Common Stock held by FSNL. Dr. Goldman is a Manager and beneficial owner of FSNL and a beneficiary of a trust that is a member in FSNL. Dr. Goldman disclaims beneficial ownership of the shares of Common Stock owned by FSNL.
(13) Includes 337,200 shares, in the aggregate, of Common Stock purchasable by officers and directors pursuant to options granted under HFS' 1992 Stock Option Plan or the Company's 1994 Stock Option Plan, which options are currently exercisable or exercisable within 60 days.

                         DESCRIPTION OF CAPITAL STOCK

  The following description summarizes certain information regarding the capital stock of the Company. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law, as amended (the "DGCL"), the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Company's Amended and Restated Bylaws (the "Bylaws").

  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $1.00 par value per share. Upon consummation of the Offering, 13,976,600 shares of Common Stock will be issued and outstanding. The Company has no shares of Preferred Stock issued and outstanding, nor will any shares of Preferred Stock be issued and outstanding upon consummation of the Offering.

COMMON STOCK

  Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors; consequently, the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election.

  Holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of Common Stock have no conversion, redemption or preemptive rights to subscribe to any securities of the Company. All outstanding shares of Common Stock are, and the shares to be sold in the Offering when issued and paid for will be, validly issued, fully paid and nonassessable. In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any shares of preferred stock that the Company may issue in the future.

PREFERRED STOCK

  The Certificate of Incorporation authorizes the Board of Directors to create and issue one or more series of Preferred Stock and determine the rights and preferences of each series, to the extent permitted by the Certificate of Incorporation and applicable law. Among other rights, the Board of Directors may determine with respect to any such series of preferred stock (i) the designation of such series; (ii) the rate and time of, and conditions and preferences with respect to, dividends, and whether such dividends are cumulative; (iii) the voting rights, if any, of shares of such series; (iv) the price, timing and conditions regarding the redemption of shares of such series and whether a sinking fund should be established for such series; (v) the rights and preferences of shares of such series in the event of voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; and (vi) the right, if any, to convert or exchange shares of such series into or for stock or securities of any other series or class. Except for any difference so provided by the Board of Directors, the shares of all series of Preferred Stock will rank on a parity with respect to the payment of dividends and to the distribution of assets of liquidation.

  The provisions of any such series of preferred stock could have an adverse effect on the earnings of the Company available for dividends on the Common Stock and for other corporate purposes and on amounts distributable to the holders of Common Stock if the Company were liquidated. Such provisions may also include restrictions on the ability of the Company to pay dividends on, repurchase or redeem shares of Common Stock or other series of preferred stock.

DIVESTITURE AND LOSS OF VOTING RIGHTS

  The Certificate of Incorporation contains a provision (the "Gaming Provision") that provides that except as otherwise approved by the Company's Board of Directors, no stockholder who is a "Disqualified Stockholder" would be entitled to vote, directly or indirectly, any shares of the Company's capital stock beneficially owned by such stockholder on any matter. A "Disqualified Stockholder" is defined as any stockholder who (i) owns beneficially five percent or more of the outstanding capital stock of the Company and has not fully cooperated with the Company and/or any regulatory gaming authority with respect to providing information or complying with other similar requests, (ii) is required by any gaming authority to be qualified with respect to any of the Company's or its subsidiaries' gaming licenses or authorizations (collectively, the "Gaming Licenses") and who has neither been qualified by nor obtained a waiver of qualification from each gaming authority requiring such qualification (a "Waiver") in a timely manner, (iii) has been found unsuitable or disqualified by any gaming authority with respect to any Gaming Licenses, if such finding has not been reversed, vacated or superseded or (iv) is not a United States citizen (as defined under the Shipping Act or the Merchant Marine Act) and who acquires beneficial ownership of shares of the Company's capital stock, which when aggregated with all other shares of the Company's capital stock that are owned by non-U.S. citizens, represents more than 25% of the Company's outstanding capital stock (such shares of capital stock in excess of 25% of the Company's outstanding capital stock being the "Excess Shares"). Shares of the Company's capital stock held by a Disqualified Stockholder would not be considered as outstanding stock entitled to vote for any purpose.

  In addition, under the Gaming Provision, the Company has the right, upon written notice, to require that a Disqualified Stockholder that holds "Publicly-traded Securities" dispose of any and all (or the Excess Shares in the case of a Disqualified Stockholder described in (iv) above) of the Company's Publicly-traded Securities held by such Disqualified Stockholder. "Publicly-traded Securities" are defined as any securities that are listed or admitted to trading on any national securities exchange or are quoted on the NASDAQ.

  The Company also has the right, at its option, to call for redemption any or all of the shares (or the Excess Shares in the case of a Disqualified Stockholder described in (iv) above) of the Company's capital stock beneficially owned by a Disqualified Stockholder. Generally, the "Redemption Price" paid to the Disqualified Stockholder for each share of capital stock, in the case of exchange-listed or NASDAQ-quoted stock, would be equal to the average closing price of such shares for the 20-day period preceding the date of the notice of redemption, and if the stock were not listed or quoted, then the Redemption Price would be the fair market value as determined by the Company's Board of Directors. The Company has the right to pay the Redemption Price to the Disqualified Stockholder in cash, property or rights, including securities of the Company, as the Board of Directors might determine. If, on the date set for redemption, a holder failed to deliver the certificates for the shares to be redeemed properly endorsed for transfer, the payment to be delivered by the Company would be set aside to be delivered to the holder, without interest, upon surrender of the certificates. Unsurrendered certificates would no longer represent outstanding shares, the right to receive further dividends with respect to those shares would cease, and all rights of the person holding those shares would cease, except for the right to receive the payment that had been set aside with respect to those shares.

CLASSIFIED DIRECTORS

  The Certificate of Incorporation provides that the number of directors shall not be less than three nor more than 15 and, within such limits and subject to the rights of holders of any class or series of preferred stock, the number may be fixed from time to time by the Board of Directors of the Company. The Certificate of Incorporation provides that directors shall be divided into three classes, designated Class I, Class II and Class III, each class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director serves for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors originally designated as Class I, Class II and Class III directors, respectively, serve for a term ending on the date of the first, second and third annual meeting, respectively, following the effective date of the Certificate of Incorporation.

  With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, are generally required to effect a change in a majority of the Board of Directors. As a result, a classified Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of the Common Stock because it limits the ability to obtain control of the Board of Directors of the Company in a relatively short period of time. The classification provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company. In addition, because under Delaware law a director serving on a classified Board of Directors may be removed only for cause, a classified Board of Directors would delay stockholders who do not agree with the policies of the Board of Directors from replacing a majority of the Board of Directors for two years, unless it could be demonstrated that the directors should be removed for cause and the requisite vote of stockholders were obtained. Such a delay may help ensure that the Board of Directors of the Company, if confronted by a person conducting a proxy contest or pursuing an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes is the best interests of the Company and its stockholders. Approval of the Board of Directors as well as an 80% stockholder vote is required to amend the director classification provisions of the Certificate of Incorporation.

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT; ADVANCE NOTICE PROVISIONS

  The Certificate of Incorporation and Bylaws provide that special meetings of stockholders of the Company may only be called by the Board of Directors or the Chairman of the Board of the Company. The Certificate of Incorporation also requires that stockholder action be taken at a meeting of stockholders and prohibits stockholder action by written consent. The Bylaws provide that stockholder nominations of directors and stockholder proposals to conduct business at a stockholders' meeting must be given in advance of the meeting within the time period and in the manner provided for in the Bylaws. Approval of the Board of Directors as well as an 80% stockholder vote would be required to amend any of the foregoing provisions.

LIABILITY OF DIRECTORS; INDEMNIFICATION

  The Company's Certificate of Incorporation contains a provision that eliminates the personal liability of a director to the Company and its stockholders for breaches of fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Delaware law, however, this provision does not eliminate or limit the personal liability of a directors (i) for any breach of such director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under the DGCL statutory provision making directors personally liable, under a negligence standard, for unlawful payment of dividends or unlawful stock repurchase or redemptions, of
(iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  The Certificate of Incorporation also provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such persons is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent permitted by the DGCL. Under the DGCL and the Bylaws of Incorporation, the right to indemnification includes the right to be paid by the Company the expenses incurred in defending in any such proceeding in advance of its final disposition to the fullest extent permitted by the DGCL. The Certificate of Incorporation provides further that, by action of the Board of Directors, the Company may provide indemnification to such officers, employees and agents of the Company to the extent that, in the determination of the Board of Directors, indemnification is appropriate and authorized under the DGCL.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services. Its principal executive offices are located at 450 West 33rd Street, New York, NY 10001-2697.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of the Offering, the Company will have outstanding an aggregate of 13,976,600 shares of Common Stock (based on the number of shares outstanding as of November 20, 1996), assuming no exercise of outstanding options. Of the total outstanding shares of Common Stock, the 4,500,000 shares of Common Stock sold in the Offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act (which sales would be subject to certain volume limitations and other restrictions described below). In addition, the 4,904,930 outstanding shares of Common Stock held by CL Associates and FSNL after the Offering are eligible for resale in the public market, subject to certain volume and other restrictions under Rule 144, the "lock-up" discussed below, the restrictions imposed by the Stock Purchase Agreement and the stockholders agreement between CL Associates and FSNL. See "Certain Transactions--Relationships with CL Associates and FSNL."

  In general, under Rule 144 as currently in effect, a person, including a person who may be deemed an "affiliate" of the Company, who has held restricted shares for two years may sell such shares, subject to certain volume limitations and other restrictions, without registering them under the Act. The Company, its directors and executive officers have agreed that during the period commencing on the date hereof and ending 90 days after the date of this Prospectus, and CL Associates and FSNL have agreed that during the period commencing on the date hereof and ending 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley on behalf of the Underwriters, they will not, subject to certain exceptions, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (provided that such shares or securities are either now owned by such stockholder or are hereafter acquired prior to or in connection with the Offering), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing restrictions shall not apply to the sale to the Underwriters of any shares of Common Stock pursuant to this Offering or to the issuance by the Company of shares of Common Stock upon the exercise of an option outstanding on the date of this Prospectus. In addition, the Company's directors and executive officers have agreed that during the period commencing on the date hereof and ending 90 days after the date of this Prospectus, and CL Associates and FSNL have agreed that during the period commencing on the date hereof and ending 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley on behalf of the Underwriters, they will not make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. Rule 144 generally also permits sales of restricted shares, without any volume limitations, by a person who has not been an "affiliate" of the Company for at least three months preceding the sale of such shares and who has held those restricted shares for at least three years. Pursuant to the terms of a registration rights agreement, each of CL Associates or FSNL (or its assignee) will be entitled to certain demand registration rights with respect to shares of Common Stock held by them. In addition to these demand registration rights, each of CL Associates and FSNL (or its assignees) will be, subject to certain limitations, entitled to register shares of Common Stock in connection with future registration statements prepared by the Company to register its equity securities. See "Certain Transactions-- Relationships with CL Associates and FSNL."

                          CERTAIN FEDERAL INCOME TAX
                   CONSEQUENCES TO NON-UNITED STATES HOLDERS

GENERAL

  The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a holder who is not a United States person (a "Non-U.S. Holder"). For this purpose, the term "United States person" is defined as any person who is a citizen or resident of the United States, a corporation or a partnership or other entity created or organized in the United States or under the laws of the United States or of any state, or an estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of source. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances, or to certain types of Non-U.S. Holders which may be subject to special treatment under United States federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers). Furthermore, this discussion is based on provisions of the Code, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly with retroactive effect. Each prospective purchaser of Common Stock is advised to consult a tax advisor with respect to current and possible future tax consequences of acquiring, holding and disposing of Common Stock as well as any tax consequences that may arise under the laws of any U.S. state, municipality or other taxing jurisdiction.

  An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during the three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

DIVIDENDS

  The Company has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. It is the current policy of the Board to retain any earnings to finance the operation and expansion of the Company's business. The payment of any cash dividends in the future will depend upon the Company's earnings, financial condition and capital needs and on other factors deemed relevant by the Board. In addition, the Company's Credit Facility prohibits the payment of cash dividends by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Price Range of Common Stock" and "Dividend Policy." In the event, however, that dividends are paid on shares of Common Stock, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and the Non-U.S. Holder provides the payor with proper documentation or, if a tax treaty applies, the dividends are attributable to a U.S. permanent establishment of the Non-U.S. Holder. In order to claim the benefit of an applicable tax treaty rate, a Non-U.S. Holder may be required to file with the Company or its dividend paying agent a reduced treaty rate certificate. Dividends that are effectively connected with the conduct of a trade or business within the United States or, if a tax treaty applies, are attributable to such a United States permanent establishment, are subject to United States federal income tax on a net income basis (that is, after allowance for applicable deductions) at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

  Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary) and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under proposed United States Treasury regulations not currently in effect, however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements.

  A Non-U.S. Holder of Common Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service (the "IRS").

GAIN ON DISPOSITION OF COMMON STOCK

  A Non-U.S Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Common Stock unless (i)(a) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States or (b) if a treaty applies, the gain is attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, (iii) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes within the preceding five years, or (iv) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to expatriates. The Company believes that it is a "U.S. real property holding corporation" for United States federal income tax purposes. An exception from United States taxation as a result of this status may be available for persons who have not owned beneficially more than 5% of a class of stock regularly traded on an established securities market.

  If an individual Non-U.S. Holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in a manner similar to a United States person. If an individual Non-U.S. Holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Thus, Non-U.S. Holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of Common Stock are urged to consult their tax advisors as to the tax consequences of such sale.

  If a Non-U.S. Holder that is an international corporation falls under clause
(i) above, it generally will be taxed on its net gain at the United States federal income tax rates generally applicable to U.S. corporations and, in addition, will be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

FEDERAL ESTATE TAX

  Common Stock held by an individual Non-U.S. Holder at the time of death (or, in certain cases, transferred prior to the Non-U.S. Holder's death) will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

  The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected with a trade or business in the United States of the Non-U.S. Holder or withholding was reduced by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established under the provisions of an applicable income tax treaty or agreement.

  United States backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to dividends paid to Non-U.S. Holders outside the United States that are either subject to the 30% withholding discussed above or that are not so subject because a tax treaty applies that reduces such 30% withholding. In that regard, under United States Treasury regulations, backup withholding will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States unless the payor has knowledge that the payee is a United States person. Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of Common Stock to beneficial owners that are not "exempt recipients" and that fail to provide in the manner required certain identifying information.

  In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (i) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption. There are proposed Treasury Regulations which would, if adopted, alter the foregoing rules in certain respects. Among other things, the proposed Regulations would provide certain presumptions under which a Non-U.S. Holder would be subject to back-up withholding and information reporting.

  Payment by a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder, or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                                 UNDERWRITERS

  Under the terms and subject to the conditions in the Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), the Company has agreed to sell 4,500,000 shares of Common Stock and the U.S. Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Montgomery Securities and Chase Securities Inc. are serving as U.S. Representatives, have severally agreed to purchase, and the International Underwriters named below, for whom Morgan Stanley & Co. International Limited, Bear, Stearns International Limited, Montgomery Securities and Chase Investment Bank Limited are serving as International Representatives, have severally agreed to purchase, the respective number of shares of Common Stock set forth opposite their names below:

                                                                       NUMBER OF
NAME                                                                    SHARES
----                                                                   ---------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated...................................
  Bear, Stearns & Co. Inc. ...........................................
  Montgomery Securities...............................................
  Chase Securities Inc. ..............................................
                                                                       ---------
  Subtotal............................................................ 3,600,000
                                                                       ---------
International Underwriters:
  Morgan Stanley & Co. International Limited..........................
  Bear, Stearns International Limited.................................
  Montgomery Securities...............................................
  Chase Investment Bank Limited.......................................
                                                                       ---------
  Subtotal............................................................   900,000
                                                                       ---------
  Total............................................................... 4,500,000
                                                                       =========

  The U.S. Underwriters and the International Underwriters are collectively referred to as the "Underwriters." The U.S. Representatives and the International Representatives are collectively referred to as the "Representatives." All shares of Common Stock to be purchased by the U.S. Underwriters and the International Underwriters under the Underwriting Agreement are referred to herein as the "U.S. Shares" and the "International Shares," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Common Stock offered hereby if any such shares are taken.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions, (a) it is not purchasing any U.S. Shares (as defined below) being sold by it for the account of anyone other than a United States or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any U.S. Shares or distribute any prospectus relating to the U.S. Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions, (a) it is not purchasing any International Shares (as defined below) being sold by it for the account of any United States or Canadian Person and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute any prospectus relating to the International Shares within the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter shall apply only to shares purchased by it in its capacity as a U.S. Underwriter,
(ii) made by it in its capacity as an International Underwriter shall apply only to shares purchased by it in its capacity as an International Underwriter, and (iii) do not restrict its ability to distribute any prospectus relating to the shares of Common Stock to any person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. Underwriters and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States and Canada or any corporation, pension, profit-sharing, or other trust or other entity organized under the laws of the United States or Canada or any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price of any shares so sold shall be the Price to Public set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Common Stock, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer of shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Stock a notice stating in substance that, by purchasing such shares of Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any such shares of Common Stock in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer of shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such shares of Common Stock a notice to the foregoing effect.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, each International Underwriter has represented and agreed that
(a) it has not offered or sold, during the period of six months from the date hereof, and will not offer or sell any shares of Common Stock in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations (1995) (the "Regulations"); (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the shares of Common Stock offered hereby in, from, or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of Common Stock, if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995, or is a person to whom such document may lawfully be issued or passed on.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, each International Underwriter has represented and agreed that it has not offered or sold, and agrees not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the shares of Common Stock acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law or any other relevant laws and regulations of Japan. Each International Underwriter further agrees to send to any dealer who purchases from it any of the shares of Common Stock a notice stating in substance that, by purchasing such shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell any of such shares, directly or indirectly in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and any other relevant laws and regulations of Japan. Each International Underwriter further agrees to send to any dealer who purchases from it any of the shares of Common Stock a notice stating in substance that, by purchasing such shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell any of such shares, directly or indirectly in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan, and that such dealer will send to any other dealer to whom it sells any of such shares of Common Stock a notice containing substantially the same statement as contained in the foregoing.

  The Underwriters propose to offer part of the shares of Common Stock offered hereby directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $    a share below the public offering price. The
Underwriters may allow, and such dealers may reallow, a concession not in
excess of $    a share to other Underwriters or to certain dealers.

  The Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 675,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with this Offering.

  The Offering will be made in compliance with the provisions of Section (c)
(8) of Rule 2710 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") since, in connection with the repayment of indebtedness under the Credit Facility as described under "Use of Proceeds," more than 10% of the net proceeds of the Offering will be paid to banks that have affiliates that are NASD members participating in the Offering.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  The Company, its directors and executive officers have agreed that during the period commencing on the date hereof and ending 90 days after the date of this Prospectus, and CL Associates and FSNL have agreed that during the period commencing on the date hereof and ending 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley on behalf of the Underwriters, they will not, subject to certain exceptions, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common stock (provided that such shares or securities are either now owned by such stockholder or are hereafter acquired prior to or in connection with this Offering), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing restrictions shall not apply to the sale to the Underwriters of any shares of Common Stock pursuant to this Offering or the issuance by the Company of shares of Common Stock upon the exercise of an option outstanding as of the date of this Prospectus.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Battle Fowler LLP. Certain legal matters for the Underwriters will be passed upon by Davis Polk & Wardwell. Martin L. Edelman, who is the President and a Director of the Company, is also of counsel to Battle Fowler LLP.

                                    EXPERTS

  The consolidated financial statements of the Company for the years ended December 31, 1995 and 1994 and the period August 1, 1993 (date of inception) to December 31, 1993 incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing therein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements of Travelodge/Thriftlodge as of January 23, 1996 and for the period February 1, 1995 to January 23, 1996 incorporated by reference in this prospectus and the registration statement have been audited by Deloitte & Touche LLP independent auditors, as stated in their report appearing therein, and have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting. The consolidated financial statements of Travelodge/Thriftlodge as of January 31, 1995 and for each of the two years in the period ended January 31, 1995 incorporated by reference in this prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Capital Properties Limited Partnership as of September 30, 1995 and 1994 and each of the three years in the period ended September 30, 1995 incorporated by reference in this prospectus and the related financial statement schedules included therein have been audited by Deloitte & Touche, independent auditors, as stated in their reports appearing therein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected without charge at the office of the Commission at the Public Reference Section located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies thereof may be obtained from the Commission upon payment of the prescribed fees. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006, which supervises the NASDAQ National Market on which the Company's Common Stock is traded.

  The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-3 (of which this Prospectus is a part) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and such exhibits and schedules.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed with the Commission are incorporated in this Prospectus by reference:

    (i) The Company's Annual Report of Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-24794) filed with the Commission on April 1, 1996, as amended by the Company's Annual Report on Form 10-K/A filed with the Commission on May 24, 1996, as amended by the Company's Annual Report on Form 10-K/A filed with the Commission on July 3, 1996;

    (ii) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 filed with the Commission on May 15, 1996;

    (iii) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 filed with the Commission on August 8, 1996, as amended by the Company's Quarterly Report on Form 10-Q/A filed with the Commission on August 9, 1996;

    (iv) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 filed with the Commission on November 12, 1996;

    (v) The Company's Current Report on Form 8-K, dated January 23, 1996, filed with the Commission on February 7, 1996, as amended by the Company's Current Report on Form 8-K/A filed with the Commission on April 2, 1996, as amended by the Company's Current Report on Form 8-K/A filed with the Commission on July 3, 1996, as amended by the Company's Current Report on Form 8-K/A filed with the Commission on July 9, 1996; and

    (vi) The Company's Current Report on Form 8-K, dated October 1, 1996, filed with the Commission on October 10, 1996.

  All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and, prior to the termination of the Offering, shall be deemed incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such reports. The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to Chartwell Leisure Inc., 605 Third Avenue, New York, New York 10158 (telephone (212) 692-
1400), Attention: Douglas H. Verner.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated Balance Sheets as of September 30, 1996
   and December 31, 1995................................................... F-2
  Consolidated Statements of Operations for the
   Nine-Month Periods Ended September 30, 1996 and 1995.................... F-3
  Consolidated Statements of Cash Flows for the Periods
   Ended September 30, 1996 and September 30, 1995......................... F-4
  Notes to Consolidated Financial Statements............................... F-5

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1996        1995(A)
                                                      ------------- ------------
                                                            (IN THOUSANDS)
                                                       (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................   $  17,802     $ 51,470
  Accounts receivable--net...........................       5,689          --
  Loans receivable--net..............................       1,314       10,481
  Receivable from joint ventures--net................       1,999          --
  Prepaid and other current assets...................         984          837
                                                        ---------     --------
    Total current assets.............................      27,788       62,788
INVESTMENTS..........................................       2,225       16,700
LOANS RECEIVABLE--net................................      11,310        7,166
JOINT VENTURE INTERESTS..............................      16,934          --
PROPERTY AND EQUIPMENT--Net..........................      83,710          --
MANAGEMENT CONTRACTS--Net............................       9,101          --
OTHER ASSETS.........................................       7,161          420
                                                        ---------     --------
TOTAL ASSETS.........................................   $ 158,229     $ 87,074
                                                        =========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
  Accounts payable and accrued expenses..............   $  10,426     $    552
  Current portion of long-term debt..................         880          --
                                                        ---------     --------
    Total current liabilities........................      11,306          552
                                                        ---------     --------
LONG-TERM DEBT.......................................      17,379          --
OTHER LIABILITIES....................................         107          --
                                                        ---------     --------
    Total liabilities................................      28,792          552
                                                        ---------     --------
MINORITY INTEREST....................................       3,609          --
COMMITMENTS AND CONTINGENCIES(Note 10)...............         --           --
STOCKHOLDERS' EQUITY:
  Common stock.......................................          95           55
  Paid-in capital....................................     161,521      106,697
  Accumulated deficit................................     (35,874)     (20,280)
  Foreign currency translation adjustment............          86          --
  Unrealized gain on securities available for sale...         --            50
                                                        ---------     --------
    Total stockholders' equity.......................     125,828       86,522
                                                        ---------     --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........   $ 158,229     $ 87,074
                                                        =========     ========

--------
(a)Derived from the December 31, 1995 Audited Balance Sheet.

                See notes to consolidated financial statements.

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
                                                             (IN THOUSANDS,
                                                            EXCEPT PER SHARE
                                                                AMOUNTS)
                                                               (UNAUDITED)
REVENUE:
  Hotel Revenue............................................ $ 54,111  $    --
  Management fee and other income..........................    2,942       --
  Equity in earnings of unconsolidated joint ventures......    5,104       --
                                                            --------  --------
    Total revenue..........................................   62,157       --
                                                            --------  --------
OPERATING EXPENSES:
  Hotel operating expense..................................   22,451       --
  General and administrative...............................   10,936     2,062
  Marketing, franchise & reservation fees..................    5,619       --
  Maintenance and property taxes...........................    4,296       --
  Rent.....................................................    3,842       --
  Depreciation and amortization............................    6,615       --
  Other....................................................    3,219       --
  Minority interest........................................      978       --
  General and administrative related party.................    1,147     2,464
  Gaming development costs.................................      --     14,953
  Provision for losses on gaming assets....................   14,240       --
                                                            --------  --------
    Total operating expenses...............................   73,343    19,479
                                                            --------  --------
OPERATING LOSS.............................................  (11,186)  (19,479)
INTEREST INCOME (EXPENSE)--NET.............................   (2,719)    3,138
                                                            --------  --------
LOSS BEFORE INCOME TAX EXPENSE AND EXTRAORDINARY ITEM......  (13,905)  (16,341)
INCOME TAX EXPENSE.........................................      213       709
                                                            --------  --------
LOSS BEFORE EXTRAORDINARY ITEM.............................  (14,118)  (17,050)
EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF DEBT.........   (1,477)      --
                                                            --------  --------
NET LOSS................................................... $(15,595) $(17,050)
                                                            ========  ========
PER SHARE INFORMATION:
  Loss before extraordinary item........................... $  (2.12) $  (3.34)
  Extraordinary item.......................................     (.22)      --
                                                            --------  --------
  Net Loss................................................. $  (2.34) $  (3.34)
                                                            ========  ========
  Weighted average common shares outstanding...............    6,651     5,112
                                                            ========  ========

                See notes to consolidated financial statements.

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                              1996      1995
                                                            ---------  -------
                                                             (IN THOUSANDS)
                                                               (UNAUDITED)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES........ $   7,724  $(6,868)
                                                            ---------  -------
INVESTING ACTIVITIES:
  Issuance of loans receivable.............................      (270)    (801)
  Joint venture interests and investments in casino pro-
   jects...................................................       --      (850)
  Principal payments received on loans.....................    10,898    7,423
  Travelodge acquisition, net of cash acquired.............   (99,449)     --
  Other acquisitions and additions to property and equip-
   ment....................................................    (9,874)     --
  Proceeds from sale of investments........................       130      --
  Other assets and investments.............................    (4,428)     --
                                                            ---------  -------
    Net cash (used in) provided by investing activities....  (102,993)   5,772
FINANCING ACTIVITIES:
  Proceeds of borrowing....................................    70,000      --
  Loan closing costs.......................................    (3,269)     --
  Repayment on borrowings..................................   (59,995)     --
  Net proceeds of stock offering...........................    54,865      --
                                                            ---------  -------
    Net cash provided by financing activities..............    61,601      --
                                                            ---------  -------
NET DECREASE IN CASH AND CASH EQUIVALENTS..................   (33,668)  (1,096)
                                                            ---------  -------
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.............    51,470   44,233
                                                            ---------  -------
CASH AND CASH EQUIVALENTS, END OF PERIOD................... $  17,802  $43,137
                                                            =========  =======


                 See notes to consolidated financial statements

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The consolidated balance sheet of Chartwell Leisure Inc. and subsidiaries (the "Company") as of September 30, 1996, and the related condensed consolidated statements of operations and cash flows for the nine-month periods ended September 30, 1996 and 1995 are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted only of normal recurring items. Interim results are not necessarily indicative of results for a full year.

  The December 31, 1995 consolidated balance sheet was derived from the Company's audited financial statements. These financial statements should be read in conjunction with the Company's consolidated financial statements and notes incorporated by reference in the 1995 Annual Report on Form 10-K.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A. PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts and transactions of the Company, together with its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

  B. INVESTMENTS--Investments in marketable equity securities are considered available for sale and are reported at fair value. Unrealized gains and losses are excluded from earnings and reported in a separate component of stockholders' equity. Management periodically evaluates each investment to determine whether a decline in fair value below the amortized cost is other than temporary.

  Investments which are nonmarketable equity securities and joint venture interests are recorded at the lower of cost or net realizable value.

  C. LOAN ORIGINATION COSTS--Included in other assets are costs directly associated with the issuance of loans to casino gaming entities. These costs are amortized over the life of related loans using the effective interest method.

  D. ALLOWANCE FOR LOAN LOSSES--The Company evaluates the collectability of loans receivable on a quarterly basis. The major factors considered in evaluating potential losses are the current financial position of the borrower, general economic considerations and the net realizable value of any collateral received.

  E. INCOME TAXES--The Company uses the liability method of recording deferred income taxes. Differences in financial and tax reporting result from differences in the recognition of income and expenses for financial and income tax purposes.

  F. CASH FLOW INFORMATION--The Company considers highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  G. LOSS PER SHARE--Loss per share is computed based upon the number of shares outstanding. Common stock equivalents are not included as they would be antidilutive.

  H. SIGNIFICANT ESTIMATES, RISKS AND UNCERTAINTIES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  I. ACCOUNTING FOR INVESTMENTS IN JOINT VENTURES--The Company accounts for its investments in joint ventures in which it does not have a controlling financial interest using the equity method of accounting.

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

  J. PROPERTY AND EQUIPMENT--Property and equipment is stated at cost. Expenditures for replacements and major improvements are capitalized and depreciated. Depreciation is recognized using the straight line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their estimated useful lives (ten to fifteen years) or the lease term. Expenditures for normal maintenance, repairs and minor renewal are charged to expense as incurred. Upon the sale or retirement of property or equipment, the asset cost and related accumulated depreciation are removed from the respective accounts and any gain or loss is included in the results of operations.

  The Company periodically assesses the recoverability of the carrying value of property and equipment based on estimated nondiscounted cash flows on an individual property basis. If the estimated nondiscounted cash flows are less than the carrying value, an impairment loss is charged to operations based on the difference between the carrying value and the estimated discounted cash flows.

  The Company considers interest expense on funds borrowed for the development and construction of new hotels to be a cost of the property and capitalizes such costs until the construction is completed. The amount capitalized is amortized over the life of the property once it becomes operational. The Company did not capitalize any interest during the nine months ended September 30, 1996 and the year ended December 31, 1995.

  K. MANAGEMENT CONTRACTS--The management contracts are stated at cost and are being amortized over the 20-year term of the contracts. The Company periodically assesses the recoverability of the carrying value of its management contracts based on the estimated nondiscounted cash flows to be generated from the contracts. If the estimated nondiscounted cash flows are less than the carrying value, an impairment loss would be charged to operations based on the difference between the carrying value and the estimated discounted cash flows.

  L. IMPACT OF NEW ACCOUNTING PRONOUNCEMENT--In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation," which became effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock based compensation awards to employees and will disclose the required pro forma effect on net income and earnings per share.


3. ACQUISITIONS AND SALE OF STOCK

 Travelodge Acquisition

  On January 23, 1996, the Company acquired the outstanding common stock of Forte Hotels, Inc. ("FHI") for $98.4 million plus expenses, less certain working capital adjustments totaling approximately $3.1 million. In related transactions on January 23, 1996, prior to consummation of the FHI acquisition, HFS Incorporated ("HFS") and Motels of America, Inc. acquired from FHI the Travelodge franchise system and 19 motel properties, respectively, for an aggregate purchase price of $71.6 million. The principal assets of FHI acquired by the Company include 18 wholly-owned hotels (one of which was subsequently disposed of), and joint venture interests in 97 other lodging facilities. The Company financed $60 million of the purchase price with proceeds from a bank revolving credit facility and $38.4 million with existing cash. HFS provided advisory services in connection with the acquisition for which the Company paid a $2.0 million fee.

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

  The FHI acquisition described above was accounted for by the purchase method. The operating results of the acquired company are included in the consolidated statements of operations from its acquisition date, January 23, 1996.

 Canadian Acquisition

  On October 1, 1996, the Company acquired from Capital Properties Limited Partnership ("CPLP") 20 hotels and a one-half interest in an additional hotel, consisting of approximately 3500 guest rooms, which hotels are located throughout Canada and franchised under the "Travelodge" brand name (the "Canadian Acquisition"). The Company paid approximately $70 million to purchase substantially all of CPLP's existing bank debt and to pay certain specified closing costs (including real estate taxes and transfer taxes), as well as its assumption of liability for identified trade payables and property specific bank debt, aggregating approximately another $7 million. In addition, the Company will be obliged to make certain contingent payments to CPLP's constituent partners following a preferred return to the Company. In connection with the acquisition of CPLP on October 1, 1996, the Company borrowed $65.9 million under its credit facility.

 Sale of Stock

  On February 14, 1996, the Company entered into an agreement with Chartwell Leisure Associates L.P. II ("CL Associates") and FSNL LLC ("FSNL") to sell 4 million newly issued shares of the Company's unregistered common stock to Chartwell and FSNL for $57 million. This transaction was completed on August 8, 1996. Chartwell and FSNL own approximately 52% of the outstanding common stock of the Company. HFS provided advisory services in connection with the transaction for which the Company paid a fee of $1.14 million.

 Master Franchise Agreement

  On September 30, 1996, the Company entered into an exclusive thirty year master franchise agreement with HFS, pursuant to which the Company will be entitled to develop and operate, or to franchise others to develop and operate, lodging facilities in Canada under the "Travelodge" and "Thriftlodge" names. The Company will be required to pay to HFS or its affiliates certain fees, including development fees, franchise fees, royalty fees based on gross room revenues, and certain other customary fees, such as for travel agency, marketing and consulting services.

  The following presents the unaudited pro forma consolidated results of operations for the nine months ended September 30, 1996 and 1995 as if the transactions described above occurred on January 1, 1995, giving effect to the sale of stock and financing costs associated with the Travelodge Acquisition and Canadian Acquisition.

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                        ----------------------
                                                           1996        1995
                                                        ----------  ----------
                                                        (IN THOUSANDS EXCEPT
                                                         PER SHARE AMOUNTS)
                                                             (UNAUDITED)
     Revenue........................................... $   92,283  $   83,333
     Loss before extraordinary item.................... $  (10,917) $  (14,900)
     Loss per share before extraordinary item.......... $    (1.11) $    (1.64)

  The pro forma results are not necessarily indicative of the actual results of operations that would have occurred had the transactions been consummated as indicated nor are they intended to indicate results that may occur in the future.

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

4. LOANS RECEIVABLE

  Loans receivable consist of the following at September 30, 1996 and December 31, 1995 (in thousands of dollars):

                                          SEPTEMBER 30, 1996 DECEMBER 31, 1995
                                          ------------------ -----------------
   Short term:
   Rainbow Casino Loan (a)...............      $ 1,276            $   942
   Urban Redevelopment Authority of City
    of Pittsburgh (b)....................          --               9,539
   Other.................................           38                --
                                               -------            -------
                                               $ 1,314            $10,481
                                               =======            =======
   Long term:
   Rainbow Casino Loan(a)................      $ 5,602            $ 7,166
   Receivable from joint ventures(c).....        5,108                --
   Other.................................          600                --
                                               -------            -------
                                               $11,310            $ 7,166
                                               =======            =======

  a) Consists of a loan to Rainbow Casino Corporation ("Rainbow") to finance the licensing, construction and start-up costs for a dockside casino located in Vicksburg, Mississippi which commenced operations in July 1994. Under the terms of the promissory note, Rainbow pays $153,383 in monthly installments of principal and interest at 7 1/2% through maturity in August 2001, before the allocation of loan payments to Chartwell Leisure Associates L.P. ("Chartwell Leisure"), an affiliate of the Company, in connection with the Company's interest in a family entertainment center located on the Rainbow site. The loan is secured by a first mortgage on existing real and tangible personal property excluding certain equipment.

  At the inception of the loan, the Company recorded the loan receivable based upon an imputed interest rate of 10% which was determined to be a fair market rate based upon comparable loans with similar risk. Accordingly, a loan receivable discount approximating $0.8 million was recorded and a corresponding amount was assigned to HFS Incorporated's ("HFS") marketing agreements. The loan receivable discount is being amortized in accordance with the interest method over the life of the loan. Accumulated amortization of the loan receivable discount at December 31, 1995 was $222,652.

  During 1995, the Company agreed to loan up to an additional $2.0 million to the partnership that owns the Rainbow casino. The proceeds of such loan, together with additional capital to be contributed by the general partner of such partnership, will be used to finance certain improvements to the casino project, the completion of related facilities and provide additional working capital. The loan is unsecured and bears interest at 10% per annum and is to be repaid in equal monthly installments of principal and interest over a seven-year term. The Company paid approximately $1.2 million in 1995 in connection with the loan.

  b) Consists of a mortgage loan receivable from the Urban Redevelopment Authority of the City of Pittsburgh ("URA") in connection with the URA's purchase of a 100-acre tract on the Monogahela River in Pittsburgh, Pennsylvania. The loan bears interest at 4% which is not payable until maturity, and is secured by the entire tract of land. On September 30, 1995 the URA exercised its option to extend the maturity of its loan due the Company from September 30, 1995 to September 30, 1996. The option requires that interest payments be remitted during the extension period. Such land was expected to be utilized by the Company in connection with the development of a riverboat casino facility; however, as a result of the URA's decision not to permit

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES
gaming on the site, the Company has notified the URA that it will not exercise its option to purchase a portion of such site and expects to seek collection of the loan. In January 1996, the Company received $3.8 million of principal and accrued interest on the loan. The loan was paid on September 30, 1996.

  c) Notes receivable bear interest at rates ranging from 3% to 12% with various maturities to 2014. Certain of these notes aggregating $4.1 million were collateralized by real property at September 30, 1996.

  During 1995, Bryanston Group, Inc. ("Bryanston"), an affiliate of Alpha Hospitality, Inc. ("Alpha"), purchased various Company investment in Alpha. The Company received $6.5 million cash and 153,600 shares of the Company's common stock in payment of a $7.1 million loan (net of discount and deferred loan costs) and approximately $0.6 million of the Company's investment in Alpha common stock. The Company reduced stockholders' equity by $1.2 million as a result of the repurchase of its common stock which was subsequently retired.

5. INVESTMENTS

  Investments consists of the following (in thousands of dollars):

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1996          1995
                                                      ------------- ------------
   Investment in Boomtown(a).........................    $  --        $ 4,840
   Investment in Prescott(b).........................       --          4,767
   Investments in common stock(c)....................       150           425
   Investment in Odyssey(d)..........................       --          3,752
   Investment in Funtricity(e).......................     1,825         1,836
   Warrants(f).......................................       250         1,080
                                                         ------       -------
   Total.............................................    $2,225       $16,700
                                                         ======       =======

--------
(a) During 1994, the Company acquired for approximately $8.5 million, plus expenses, and leased back to Boomtown, Inc. ("Boomtown") a casino building and barge located in Biloxi, Mississippi for a term of 25 years. Lease payments are based upon a percentage of the casino's net income (as defined) net of marketing fees paid to HFS and are not required to the extent of cumulative net losses (as defined). Since the Company receives consideration which has characteristics of an equity investment, the Company has classified the purchase as an investment and records related income based on the equity method of accounting. As of December 31, 1995, the Company has a cumulative net loss; thus, the Company has not recognized income related to its investment.

        On November 6, 1995 the Company and HFS entered into agreements with Boomtown to reduce the Company's profit participation in Boomtown's Biloxi, Mississippi casino by 25% and to reduce the marketing fee payable to HFS for services provided to the casino by 25%. In return, the Company and HFS received $1.8 million and $0.6 million, respectively, reducing their corresponding investments. Furthermore, the Company recorded a $2.4 million charge in the third quarter of 1995 to reduce its investment in Boomtown's Biloxi casino to its estimated net realizable value, based on the present value of the anticipated fair market buyout at the end of the lease. Upon further analysis, the Company has fully reserved for this investment as of June 30, 1996 through the provision for losses on gaming assets.

(b) The Company acquired a 19.9% limited partnership interest in Prescott Convention Center Limited Partnership on November 30, 1994 for $4.5 million plus expenses. Prescott owns and operates a hotel and convention center in Prescott, Arizona which includes an operating casino facility. Historically, the Company has not received net distributions after marketing fees payable to HFS and based on discussions with the general partner does not anticipate receiving net distributions in the future. As a result, the Company has fully reserved approximately $4.8 million for this investment as of September 30, 1996 through the provision for losses on gaming assets.

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

(c) The Company acquired 200,000 shares of the common stock of Century Casinos, Inc. ("Century") in 1994 for $1.3 million. During 1995, the State of Indiana determined not to award a gaming license to Century for its proposed casino gaming operation in Switzerland County, Indiana. Based on this decision, the Company determined that its investment in Century common stock was permanently impaired and recorded a $1.0 million loss which is included in development expenses. The Company also holds options, and may be required by Century to purchase up to 230,000 shares of Century common stock at $3 per share if the closing price of Century's common stock exceeds certain specified levels ($10 to $13 per share) for 10 consecutive days prior to March 4, 1999. Based on the current trading price of Century common stock and Century's historical results of operations, the Company believes the options will not become exercisable and, therefore, have no value. At September 30, 1996, the market value of the stock was $150,000. A $75,000 writedown to market value was included in the provision for losses on gaming assets in the second quarter. During September 1996, 100,000 shares were sold for $130,000 resulting in a loss of $45,000.

         The Company received 96,429 shares of Alpha common stock in settlement of certain outstanding obligations amounting to $559,000 in November 1994. During 1995, the Company sold its investment in Alpha common stock to Bryanston (see Note 4(c)).

(d) Includes nonvoting preferred stock convertible into common stock representing a 20% interest in Odyssey Gaming Corporation ("Odyssey") acquired for approximately $3.8 million plus approximately $1.5 million contingent upon the occurrence of certain events which have not occurred and are, in the opinion of management, unlikely to occur. The Company has also committed, under certain circumstances which are, in the opinion of management, unlikely to occur (including the execution of agreements between Odyssey and certain Native American tribes for the development and management of Class II (bingo, pulltabs and nonbanking card games) or Class III (casino style) gaming facilities) to make secured project financing loans of up to an aggregate of $10 million to be used in connection with the development of Native American casino gaming facilities to be managed by Odyssey. As of June 30, 1996, Odyssey has no assets and was automatically dissolved by the Delaware Secretary of State for failure to pay its taxes and file annual reports. It is highly unlikely this casino will open due to the difficulties incurred to date in obtaining a gaming license. The Company has fully reserved against this asset through the provision for losses on gaming assets.

(e) Consists of the Company's allocation of Rainbow loan payments (see Note 4(c)) to Chartwell Leisure as an inducement to Chartwell Leisure to provide financing for a family entertainment center ("Funtricity") located on the Rainbow site. The Company agreed to pay a percentage of principal and interest payments on the $10 million loan with Rainbow to Chartwell Leisure ranging from 14% to 27% adjusted annually in accordance with a schedule to the agreement. Additionally, HFS agreed to share marketing fees from Rainbow with Chartwell Leisure based on the same scheduled percentages. Chartwell Leisure agreed to share with HFS 50% of the net cash flow payable to Chartwell Leisure in respect to the family entertainment center and HFS agreed to share such amounts pro rata with the Company based on relative amounts paid by HFS and the Company, respectively, to Chartwell Leisure each year. The entertainment center commenced operations on May 1, 1995. The Company paid approximately $215,000 and $290,000 in 1995 and in 1996, respectively, in connection with the agreement.

(f) The Company holds warrants to acquire 600,000 shares of Alpha common stock at $14 per share which expire in October 1998. The fair value of the underlying common stock approximated $4 per share at December 31, 1995. The warrants were recorded at cost on date of receipt of approximately $1.5 million. These options were written down by $830,000 to fair value utilizing the Black-Scholes option valuation model at December 31, 1995 and a comparison to the fair market value of similar marketable securities issued by Alpha Hospitality Corp. at September 30, 1996.

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

6. INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

  The Company is a partner in joint ventures that own and operate hotels. The Company has a fifty percent interest in many of its joint ventures. The Company consolidates the joint ventures in which it has a majority ownership interest. It records its interest under the equity method for those joint ventures in which the Company does not have a majority ownership interest.

  Assets, liabilities and the results of operations of joint ventures accounted for under the equity method are reflected in the following balance sheet data and statements of operation data (in thousands of dollars):

                                                                SEPTEMBER 30,
                                                                     1996
                                                              ------------------
JOINT VENTURE BALANCE SHEET DATA
Joint venture assets:
  Current assets.............................................      $  7,570
Long-term assets.............................................        39,028
Less joint venture liabilities
  Current liabilities........................................         5,802
  Long-term liabilities......................................         7,196
                                                                   --------
  Joint venture equity.......................................        33,600
Less equity of other investors...............................        16,666
                                                                   --------
Investment in joint ventures, end of period..................      $ 16,934
                                                                   ========
                                                                    PERIOD
                                                               JANUARY 1, 1996
                                                                      TO
                                                              SEPTEMBER 30, 1996
                                                              ------------------
JOINT VENTURE STATEMENTS OF OPERATION DATA
Hotel Revenue................................................      $ 36,444
Operating costs..............................................       (24,799)
Interest expense.............................................          (535)
                                                                   --------
                                                                   $ 11,110
                                                                   ========

7. PROPERTY AND EQUIPMENT

  Property and equipment is summarized as follows (in thousands of dollars):

                                                                SEPTEMBER 30,
                                                                     1996
                                                              ------------------
Land.........................................................      $  6,874
Buildings and improvements...................................        49,404
Furniture and equipment......................................        30,552
Capitalized Lease (see Note 10)..............................         2,309
Construction in progress.....................................           594
                                                                   --------
                                                                     89,733
Less accumulated depreciation................................         6,023
                                                                   --------
                                                                   $ 83,710
                                                                   ========

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

  Accrued expenses and other current liabilities are summarized as follows (in thousands of dollars):

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1996          1995
                                                      ------------- ------------
   Payroll and payroll benefits......................    $1,664         $486
   Taxes.............................................     1,130          --
   Accrued rent payable..............................     1,215          --
   Accrued interest payable..........................       207          --
   Other.............................................     3,264          --
                                                         ------         ----
                                                         $7,480         $486
                                                         ======         ====

9. LONG-TERM DEBT

 Credit Facility

  The Company is a party to a Credit Facility among the Company, Chartwell Canada Corp., which is a subsidiary of the Company ("Chartwell Canada"), The Chase Manhattan Bank as Administrative Agent, The Bank of Nova Scotia, as Syndication Agent, and the Banks from time to time parties thereto (the "Credit Facility"). The Credit Facility provides that the Company may borrow up to $150 million under a revolving credit commitment (the "Commitment"), which may be utilized for the incurrence of revolving credit loans or the issuance of letters of credit. An amount of up to C$95 million of the Commitment is available to be borrowed by Chartwell Canada and Bear Financial Corp. ("Bear"), which are subsidiaries of the Company, as a Subfacility under the Credit Facility (the "Canadian Subfacility"). The Company is jointly and severally liable for all borrowings by Chartwell Canada and Bear under the Canadian Subfacility. HFS has guaranteed $75 million of the Company's obligations under the Credit Facility. Total borrowings and letters of credit outstanding as of September 30, 1996, under the Credit Facility were $11.0 million and $15.0 million, respectively. On October 1, 1996, in connection with the CPLP acquisition the Company borrowed C$90 million ($65.9 million U.S.) under the Credit Facility. All outstanding obligations under the credit facility mature in August 2002. The Company used the Credit Facility to refinance its prior credit facility. An extraordinary charge of $1.5 million was incurred as a result of the early extinguishment of debt and the writeoff of the deferred financing costs associated with the prior credit facility.

  Borrowings under the Credit Facility are available to the Company to finance the acquisition of hotel properties and to finance the Company's working capital and general corporate requirements. Borrowings under the Canadian Subfacility were used to finance the acquisition of hotels from CPLP and to pay the fees and expenses related to the Canadian Acquisition.

  Revolving loans denominated in U.S. dollars under the Credit Facility are available as base rate loans or Eurodollar loans. Revolving loans denominated in Canadian dollars under the Credit Facility are available as Eurodollar loans. Interest on the outstanding principal amount of each base rate loan is payable at an annual rate equal to the highest of (A) .5% in excess of the Federal Reserve reported certificate of deposit rate, (B) .5% in excess of the federal funds rate or (C) the prime lending rate of The Chase Manhattan Bank. Interest on the outstanding principal amount of each Eurodollar loan is payable at an annual rate equal to the sum of the applicable margin (which is within a range of .40% to .875% based on the principal amount of revolving loans and letters of credit outstanding) plus the Eurodollar rate. The Company is obligated to pay a commitment fee on the unutilized portion of the facility at an annual rate of .2% to .375% depending on the principal amount of revolving loans and letters of credit outstanding. The Company is also obligated to pay a fee in respect of each outstanding letter of credit equal to the applicable margin of the stated amount of the letter of credit, plus an additional fee equal to the higher of (A) $500 and (B) a rate per annum agreed to in writing by the Company and the issuing bank of the letter of credit.

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

  The aggregate revolving credit commitment will reduce by $7.5 million in 1998 and 1999 and $10 million each year thereafter. To the extent outstanding borrowings exceed the resulting commitment amount, principal will be required to be repaid. The revolving credit commitment amount also will be reduced, and to the extent outstanding borrowings exceed the resulting commitment amount, principal will be repaid upon the occurrence of certain events specified in the Credit Facility. In addition, the Credit Facility is subject to termination upon a change of control as defined in the Credit Facility or if CL Associates or FSNL dispose any of their shares of Common Stock.

  The Credit Facility contains covenants restricting, with certain exceptions, the Company and its subsidiaries and joint ventures from: (i) creating, incurring or assuming any liens; (ii) merging or consolidating or disposing of its assets, or acquiring assets from any other person; (iii) changing the nature of their respective businesses; (iv) incurring indebtedness other than existing subordinated indebtedness not to exceed $50 million to finance permitted acquisitions and other permitted indebtedness specified in the Credit Facility; (v) paying dividends or making restricted payments; and (vi) modifying the agreements relating to the Credit Facility's indebtedness and preferred stock or its corporate charter documents.

  In addition, the Company's ability to borrow under the Credit Facility is subject to customary conditions and covenants, including that there not exist a material adverse change in the Company's operating performance. The Credit Facility also requires that the Company, in certain cases on a stand alone basis and in other cases on a consolidated basis with its subsidiaries and joint ventures, satisfy certain financial ratio coverage tests, including maintenance of net worth, minimum interest coverage, and maximum leverage coverages.

  Long-term debt is summarized as follows (in thousands of dollars):

                                                                  SEPTEMBER 30,
                                                                      1996
                                                                  -------------
   Notes and contracts payable to banks and others--interest
    rates ranging from 5.8% to 12.0% with maturities to 2002.....    $12,915
   Capitalized lease obligation..................................      5,344
                                                                     -------
                                                                      18,259
   Less current portion..........................................        880
                                                                     -------
   Long-term debt................................................    $17,379
                                                                     =======

  Future principal payments required on the Company's debt are as follows (in thousands of dollars):

     PERIOD ENDING
     SEPTEMBER 30,
     -------------
       1997.............................................................  $   679
       1998.............................................................      651
       1999.............................................................      385
       2000.............................................................      147
       2001.............................................................       42
       Thereafter.......................................................   11,011
                                                                          -------
                                                                          $12,915
                                                                          =======

  Interest expense paid approximated $4.4 million during the period January 1, 1996 to September 30, 1996 and $-0- during the period January 1, 1995 to September 30, 1995.

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

10. LEASES

  Capital Leases--The Company has a lease that qualifies as a capital lease. The present value of the future minimum lease payments under this capital lease is based upon the estimated incremental borrowing rate of the Company in effect at the time of entering into the lease, which ranges from 8.0% to 10.0%. The present value of the future minimum lease payments as of September 30, 1996 is as follows (in thousands of dollars):

                                                                          MINIMUM
     PERIOD ENDING                                                         LEASE
     SEPTEMBER 30,                                                        PAYMENTS
     -------------                                                        --------
       1997.............................................................   $  713
       1998.............................................................      713
       1999.............................................................      713
       2000.............................................................      713
       2001.............................................................      713
       Thereafter.......................................................    6,064
                                                                           ------
       Total minimum lease payments.....................................    9,629
       Less amounts representing interest...............................    4,285
                                                                           ------
       Present value of minimum lease payments..........................    5,344
       Less current portion.............................................      201
                                                                           ------
       Long-term capitalized lease obligations..........................   $5,143
                                                                           ======

  Operating Leases--The Company operates many of its hotels under long-term leases expiring at various dates through 2051. Some leases have renewal options exercisable after a specified number of years and all require the payment of real estate taxes and insurance. Contingent rentals, based on room sales volume, are also required by most leases. The Company is obligated to pay future minimum rentals under noncancellable operating leases as follows (in thousands of dollars):

     PERIOD ENDING
     SEPTEMBER 30,
     -------------
       1997.............................................................       $ 2,309
       1998.............................................................         2,219
       1999.............................................................         2,219
       2000.............................................................         2,219
       2001.............................................................         2,294
       Thereafter.......................................................        23,923
                                                                               -------
                                                                               $35,183
                                                                               =======

  Rental expense on operating leases is summarized as follows (in thousands of dollars):

                                                                                PERIOD
                                                                           JANUARY 1, 1996
                                                                                  TO
                                                                          SEPTEMBER 30, 1996
                                                                          ------------------
       Minimum rentals..................................................        $1,580
       Contingent rentals...............................................         1,981
                                                                               -------
                                                                                $3,561
                                                                               =======

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

11. INCOME TAXES

  Deferred tax assets of $7.6 million at December 31, 1995 increased by approximately $6.2 million during the nine months ended September 30, 1996. Such deferred tax assets are offset by a 100% valuation allowance. The Company has approximately $16.1 million of loss carryforwards for federal income tax purposes, expiring through 2010.

  The amount of $16.1 million includes net operating loss carryforwards of approximately $12.3 million and capital loss carryforwards of approximately $3.8 million. The loss carryforward available to offset future taxable income will be restricted over several years pursuant to Section 382 of the Internal Revenue Code of 1986.

  Income tax expense of $0.2 million for the nine months ended September 30, 1996 primarily consists of Delaware Franchise Tax and Mississippi Corporate Income Tax.

12. STOCKHOLDERS' EQUITY

  a) Shares Reserved for Issuance--The Company reserved for issuance up to 433,290 shares of common stock to certain persons including directors and officers of HFS and the Company, in accordance with a distribution agreement signed in connection with the Distribution ("Distribution Agreement"). The shares correspond with options to acquire HFS common stock granted pursuant to HFS' incentive stock option plan which were unexercised at the Distribution Date. The shares are stapled to the HFS options and have no exercise price. As such, the Company will not receive any proceeds from exercised options. As of September 30, 1996 and December 31, 1995, options to acquire 308,720 and 294,830 shares, respectively, were exercisable.

  The Company also reserved for issuance up to 153,600 shares of common stock to Bryanston in accordance with the Distribution Agreement. The shares correspond with Bryanston's rights to purchase HFS common stock at the distribution date. Following the Distribution, the Company issued 153,600 shares pursuant to such rights, which were subsequently reacquired.

                    CHARTWELL LEISURE INC. AND SUBSIDIARIES

  b) Stock Options--Pursuant to the Company's 1994 Stock Option Plan, options to purchase up to two million shares of common stock may be granted to employees of the Company and certain other persons over the 10-year term of the plan. Options granted became exercisable at the rate of 33 1/3% per year beginning one year after the date of grant and generally expire 10 years from the date of grant. Options for 675,000 shares of common stock were granted on November 22, 1994 at an exercise price of $16.75 representing fair market value on the date of grant. Additional options for 90,000 shares of common stock were granted during November and December 1995 at an exercise price of $9.88, representing fair market value on the dates of grant. As of December 31, 1995, there were 765,000 options outstanding of which 224,999 were exercisable. 615,000 of such options were canceled as of February 1, 1996.

  Options for 310,000 shares of common stock were granted under the Company's 1994 Stock Option Plan on January 23, 1996 at an exercise price of $10.625, representing fair market value on the date of grant. Additional options were granted under the Company's 1994 Stock Option Plan (i) for 900,000 shares of common stock on March 4, 1996 at an exercise price of $13.25, (ii) 75,000 shares of common stock on April 11, 1996 at an exercise price of $13.25, (iii) 30,000 shares of common stock on August 8, 1996 at an exercise price of $16.875 and (iv) 200,000 shares of common stock on August 15, 1996 at an exercise price of $16.00. Such exercise prices represent the fair market value on the dates of such grants. At September 30, 1996, 2,137,000 options were outstanding of which 20,000 were exercisable.

  c) Sale of Common Stock--The Company sold 904,930 shares of its unregistered common stock to CL Associates in December 1995, representing approximately 17% ownership interest in the Company, for approximately $8,484,000 ($8,311,000 net of expenses). CL Associates also designated two directors to the Board in December 1995. On August 8, 1996 the Company sold 4 million newly issued shares of unregistered common stock to CL Associates and FSNL for $57 million increasing ownership to approximately 52% of the outstanding common stock of the Company.

13. MEXICO JOINT VENTURE

  On July 12, 1996, the Company's subsidiary entered into a joint venture with a subsidiary of Grupo Piasa, a Mexican hotel company, for the purpose of developing and operating, or franchising others to operate, lodging facilities in Mexico under the "Travelodge" and "Thriftlodge" trade names. The joint venture is to be funded with up to $20 million in capital contributions, $10 million of which will be contributed by the Company and $10 million of which will be contributed by Grupo Piasa. The joint venture entered into an exclusive thirty year master franchise agreement with HFS, pursuant to which the joint venture will be entitled to develop and operate, or to franchise others to develop and operate, lodging facilities in Mexico under the "Travelodge" and "Thriftlodge" names. The Company will require the joint venture to pay to HFS or its affiliates certain fees, including development fees, franchise fees, royalty fees based on gross room revenues, and certain other customary fees, such as for travel agency, marketing and consulting services.

14. RELATED PARTY TRANSACTION

  During March 1996, the Company entered into a lease with an affiliate of Chartwell and an unaffiliated third party, as landlords, pursuant to which the Company has leased approximately 18,700 square feet of office space for a period of 10 years. Under this lease, the Company is obligated to pay approximately $542,000 per year for each of the first five years, and approximately $600,000 per year for each of the last five years of the term of the lease for the use of such office space. The terms of this lease are, in the opinion of the Company, substantially similar to the market terms that would be available from a third party for similar property.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL, OR + +THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                                     [ALTERNATE]
PROSPECTUS (Subject To Completion)
Issued November 22, 1996

                                4,500,000 Shares


                             Chartwell Leisure Inc.

                                  COMMON STOCK

                                  -----------

  OF THE  4,500,000 SHARES OF COMMON STOCK BEING OFFERED, 900,000  SHARES ARE
     BEING OFFERED INITIALLY  OUTSIDE THE UNITED STATES AND  CANADA BY THE
        INTERNATIONAL  UNDERWRITERS  AND  3,600,000  SHARES  ARE  BEING
           OFFERED INITIALLY IN THE UNITED  STATES AND CANADA BY  THE
             U.S.  UNDERWRITERS. SEE  "UNDERWRITERS."  ALL OF  THE
                4,500,000  SHARES   OF  COMMON   STOCK  OFFERED
                HEREBY ARE BEING OFFERED BY THE COMPANY.

                                  -----------

  THE COMPANY'S COMMON STOCK IS QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "CHRT." ON NOVEMBER 20, 1996, THE REPORTED LAST SALE PRICE OF THE COMMON
           STOCK ON THE NASDAQ NATIONAL MARKET WAS $13 1/2 PER SHARE.

                                  -----------

SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROSPECTUS FOR INFORMATION THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY  REPRESENTATION  TO  THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                                     UNDERWRITING
                                           PRICE TO DISCOUNTS AND   PROCEEDS TO
                                            PUBLIC  COMMISSIONS(1) COMPANY(2)(3)
                                           -------- -------------- -------------
Per Share.................................    $           $              $
Total(3)..................................   $           $              $

-----
 (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
 (2) Before deducting expenses of the Offering payable by the Company, estimated at $1,200,000.
 (3) The Company has granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 675,000 additional Shares of Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions
      and the proceeds to the Company will be $   , $    and $   ,
      respectively. See "Underwriters."

                                  -----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about      , 1997, at the office of
Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.

                                  -----------

MORGAN STANLEY & CO.
        International

      BEAR, STEARNS INTERNATIONAL LIMITED

             MONTGOMERY SECURITIES

                                                   CHASE INVESTMENT BANK LIMITED

   , 1997

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table shows all expenses of the issuance and distribution of the securities offered hereby, other than underwriting discounts and commissions:

     Securities and Exchange Commission ("SEC") filing fee.........  $   20,583
     National Association of Securities Dealers, Inc. ("NASD") fil-
      ing fee......................................................       7,293
     Nasdaq National Market ("Nasdaq") listing fee.................      17,500
     Transfer agent's and registrar's fee..........................       2,000
     Printing and engraving expenses...............................          *
     Legal fees and expenses.......................................          *
     Accounting fees and expenses..................................          *
     Blue Sky filing fees and expenses (including counsel fees)....       5,000
     Miscellaneous expenses........................................          *
                                                                     ----------
       Total.......................................................  $1,200,000
                                                                     ==========

--------
* To be completed by amendment.

  All expenses other than the SEC filing fee, NASD filing fee and Nasdaq listing fee have been estimated for purposes of this filing. All expenses will be paid by the Company.

15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law ("DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such an action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which a director or officer may be entitled under any corporation's by-law, agreement, vote or otherwise.

  In accordance with Section 145 of the DGCL, Article 10 of the Company's Restated Certificate of Incorporation (the "Restated Certificate") and Article VIII of the Company's Amended and Restated Bylaws (the "Bylaws") provide that the Company shall indemnify to the fullest extent permitted under the DGCL any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provided by the Restated Certificate and the Bylaws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any other agreement, vote or otherwise. Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director or officer of the Company) or may (in the case of any action, suit or proceeding against an employee or agent) be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors of the Company upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. Article 10 of the Restated Certificate provides that neither the amendment or repeal of the above-referenced provisions of the Restated Certificate shall eliminate or reduce the effect of such provisions in respect of any matter occurring before such amendment or repeal.

  The Underwriting Agreement, included in Exhibit 1.1 hereto, provides that each of the Underwriters will indemnify the directors and officers of the Company against certain liabilities, including liabilities under the Securities Act of 1993, as amended (the "Securities Act").

16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS:

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
  1.1    Form of Underwriting Agreement.**
  2.1    Transfer and Distribution Agreement, dated as of November 22, 1994, between the Company and HFS. (Incorporated by reference to the
         Company's Current Report on Form 8-K, dated December 2, 1994, Exhibit
         2.1).
  2.2    Agreement and Plan of Merger and Reorganization, dated as of January
         17, 1995, by and among Boomtown, Tweety Sub, Inc. and the Company.
         (Incorporated by reference to the Company's Current Report on Form 8-
         K, dated February 1, 1995, Exhibit 2.1).
  2.3    Agreement and Plan of Merger by and among National Gaming Corp., NGC
         Acquisition Corp. and Par-A-Dice Gaming Corporation, dated December
         28, 1994. (Incorporated by reference to the Company's Annual Report on
         Form 10-K, dated December 31, 1994, Exhibit 2.3).
  2.4    Stock Purchase Agreement, dated as of December 19, 1995, between Forte
         USA and the Company. (Incorporated by reference to the Company's
         Current Report on Form 8-K, dated January 23, 1996, Exhibit 2.1).
  2.5    Amendment No. 1 to Stock Purchase Agreement, dated as of January 1996, between Forte USA, Inc. and the Company. (Incorporated by reference to the Company's Current Report on Form 8-K, dated January 23, 1996,
         Exhibit 2.2).
  2.6    Stock Purchase Agreement, dated as of December 20, 1995, by and between Chartwell Leisure Associates L.P. II and the Company.
         (Incorporated by reference to the Company's Annual Report on Form 10-
         K, dated December 31, 1995, Exhibit 2.6).
  2.7    Stock Purchase Agreement, dated as of February 14, 1996, by and between Chartwell Leisure Associates L.P. II, FSNL LLC and the
         Company. (Incorporated by reference to the Company's Annual Report on
         Form 10-K, dated December 31, 1995, Exhibit 2.7).
  2.8    Form of Amended and Restated Stock Purchase Agreement, dated as of
         March 14, 1996, by and among Chartwell Leisure Associates L.P. II,
         FSNL LLC and the Company. (Incorporated by reference to the Company's
         Annual Report on Form 10-K, dated December 31, 1995, Exhibit 2.8).

 4.1     Form of Common Stock Certificate. (Incorporated by reference to Amendment
         No. 2 to the Company's Registration Statement on Form 10/A (File No. 0-
         024794), dated November 2, 1994, Exhibit 4.1).
 5.1     Opinion of Battle Fowler LLP regarding the legality of the securities being registered.**
23.1(a)  Consent of Deloitte & Touche LLP.*
23.1(b)  Consent of Deloitte & Touche LLP.*
23.1(c)  Consent of Deloitte & Touche.*
23.2     Consent of Battle Fowler LLP (included in its opinion filed as Exhibit 5.1 hereto).**
23.3     Consent of Price Waterhouse LLP.*
24.1     Powers of Attorney (included on the signature pages hereto).*

--------
 * Filed herewith.
** To be filed by amendment.

  (B) FINANCIAL STATEMENT SCHEDULES:

  All other schedules have been omitted because they are not applicable, or are not required, or the information is shown in the Financial Statements or the Notes thereto.

17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON NOVEMBER 22, 1996.

                                          Chartwell Leisure Inc.
                                          (Registrant)

                                                   /s/ Richard L. Fisher
                                          By: _________________________________
                                                     RICHARD L. FISHER
                                           CHAIRMAN OF THE BOARD OF DIRECTORS
                                                           AND
                                                 CHIEF EXECUTIVE OFFICER

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard L. Fisher and Martin L. Edelman, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-3 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities as the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----
        /s/ Richard L. Fisher          Chairman of the           November 22,
-------------------------------------   Board of Directors           1996
          RICHARD L. FISHER             and Chief Executive
                                        Officer (principal
                                        executive officer)

        /s/ Martin L. Edelman          Director and              November 22,
-------------------------------------   President                    1996
          MARTIN L. EDELMAN

        /s/ Kenneth J. Weber           Chief Financial           November 22,
-------------------------------------   Officer (principal           1996
          KENNETH J. WEBER              financial and
                                        accounting officer)

              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----
       /s/ Henry R. Silverman                 Director           November 22,
-------------------------------------                                1996
         HENRY R. SILVERMAN

        /s/ Stephen P. Holmes                 Director           November 22,
-------------------------------------                                1996
          STEPHEN P. HOLMES

         /s/ Marc E. Leland                   Director           November 22,
-------------------------------------                                1996
           MARC E. LELAND

       /s/ Michael J. Kennedy                 Director           November 22,
-------------------------------------                                1996
         MICHAEL J. KENNEDY

        /s/ Dr. Guido Goldman                 Director           November 22,
-------------------------------------                                1996
          DR. GUIDO GOLDMAN

         /s/ Rachel Robinson                  Director           November 22,
-------------------------------------                                1996
           RACHEL ROBINSON